UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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FLEX LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLEX LTD.
(Incorporated in the Republic of Singapore)
(Company Registration Number 199002645H)

To Our Shareholders:

On August 16, 2018, we will hold our 2018 annual general meeting of our shareholders at our offices located at 6201 America Center Drive, San Jose, CA 95002, U.S.A. Our 2018 annual general meeting of shareholders will begin at 9:00 a.m., Pacific time.

The matters to be voted upon at the meeting are listed in the notice that follows this letter and are described in more detail in the accompanying proxy statement. We urge you to read the entire proxy statement carefully before voting. Part I of the accompanying proxy statement provides general information about the meeting, Part II describes the proposals to be voted upon at the 2018 annual general meeting of shareholders and related information, and Part III provides additional information, including information about our named executive officers and their compensation.

IMPORTANT NOTICE REGARDING ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT:

We have elected to provide access to our proxy materials to our shareholders by notifying them of the availability of our proxy materials on the Internet. On or about July 5, 2018, we will mail to most of our shareholders (including all of our registered shareholders) a Notice of Availability of Proxy Materials on the Internet (referred to as the Notice) containing instructions on how to access this proxy statement and our annual report and to submit their proxies via the Internet. Instructions on how to request a printed copy of our proxy materials may be found in the Notice.

You may revoke your proxy at any time prior to the time it is voted. Shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Sincerely,

Tay Hong Chin Regina
Company Secretary
Singapore
July 5, 2018

FLEX LTD.

(Incorporated in the Republic of Singapore)
(Company Registration Number 199002645H)

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on August 16, 2018

To Our Shareholders:

You are cordially invited to attend, and NOTICE IS HEREBY GIVEN of, the annual general meeting of shareholders of FLEX LTD. (“Flex” or the “Company”), which will be held at our offices located at 6201 America Center Drive, San Jose, CA 95002, U.S.A., at 9:00 a.m., Pacific time, on August 16, 2018, for the following purposes:

•     To re-elect the following directors: Lay Koon Tan and Jennifer Li (Proposal Nos. 1 and 2);

•     To approve the re-appointment of Deloitte & Touche LLP as our independent auditors for the 2019 fiscal year and to authorize the Board of Directors, upon the recommendation of the Audit Committee, to fix their remuneration (Proposal No. 3);

•     To approve a general authorization for the Directors of Flex to allot and issue ordinary shares (Proposal No. 4);

•     To hold a non-binding, advisory vote on executive compensation (Proposal No. 5); and

•     To approve a renewal of the Share Purchase Mandate permitting Flex to purchase or otherwise acquire its own issued ordinary shares (Proposal No. 6).

The full text of the resolutions proposed for approval by our shareholders is as follows:

As Ordinary Business

1.    To re-elect Mr. Lay Koon Tan, who will retire by rotation pursuant to Article 94 of our Constitution, to the Board of Directors.

2.    To re-elect to the Board of Directors Ms. Jennifer Li, who was appointed as a director by the Board of Directors effective as of January 8, 2018, and who will cease to hold office pursuant to Article 100 of our Constitution.

3.    To consider and vote upon a proposal to re-appoint Deloitte & Touche LLP as our independent auditors for the fiscal year ending March 31, 2019, and to authorize our Board of Directors, upon the recommendation of the Audit Committee of the Board of Directors, to fix their remuneration.

As Special Business

The full text of the resolutions proposed for approval by our shareholders is as follows:

4.    To pass the following resolution as an Ordinary Resolution:

i

“RESOLVED THAT, pursuant to the provisions of Section 161 of the Singapore Companies Act, Cap. 50, but subject otherwise to the provisions of the Singapore Companies Act, Cap. 50 and our Constitution, authority be and is hereby given to our Directors to:

(a)        (i)           allot and issue ordinary shares in our capital; and/or

(ii)        make or grant offers, agreements or options that might or would require ordinary shares in our capital to be allotted and issued, whether after the expiration of this authority or otherwise (including but not limited to the creation and issuance of warrants, debentures or other instruments convertible into ordinary shares in our capital), at any time to and/or with such persons and upon such terms and conditions and for such purposes as our Directors may in their absolute discretion deem fit, and with such rights or restrictions as our Directors may think fit to impose and as are set forth in our Constitution; and

(b)      (notwithstanding that the authority conferred by this resolution may have ceased to be in force) allot and issue ordinary shares in our capital in pursuance of any offer, agreement or option made or granted by our Directors while this resolution was in force, and that such authority shall continue in force until the conclusion of our next annual general meeting or the expiration of the period within which our next annual general meeting is required by law to be held, whichever is the earlier.”

5.             To consider and put to a non-binding, advisory vote the following non-binding, advisory resolution:

“RESOLVED THAT, the shareholders of Flex approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis and the compensation tables and related disclosures contained in the section of the accompanying proxy statement captioned ‘Executive Compensation’.”

This resolution is being proposed to shareholders as required pursuant to Section 14A of the U.S. Securities Exchange Act of 1934, as amended. The shareholders’ vote on this resolution is advisory and non-binding in nature, will have no legal effect and will not be enforceable against Flex or its Board of Directors.

6.             To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT:

(a)        for the purposes of Sections 76C and 76E of the Singapore Companies Act, Cap. 50, the exercise by our Directors of all of our powers to:

(i)            purchase or otherwise acquire issued ordinary shares in the capital of the Company not exceeding in aggregate the number of issued ordinary shares representing 20% of the total number of issued ordinary shares outstanding as of the date of the passing of this Resolution (excluding any ordinary shares which are held as treasury shares as at that date) at such price or prices as may be determined by our Directors from time to time up to the maximum purchase price described in paragraph (c) below, whether by way of:

(A)                market purchases on the Nasdaq Global Select Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted; and/or

(B)                off-market purchases (if effected other than on the Nasdaq Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted) in accordance with any equal access scheme(s) as may be determined or formulated by our Directors as they consider fit, which scheme(s) shall satisfy all the conditions prescribed by the Singapore Companies Act, Cap. 50, and otherwise in accordance with all other laws and regulations and rules of the Nasdaq Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted as may be applicable, be and is hereby authorized and approved generally and unconditionally;

(b)        unless varied or revoked by our shareholders in a general meeting, the authority conferred on our Directors pursuant to the mandate contained in paragraph (a) above may be exercised by our Directors at any time and from time to time during the period commencing from the date of the passing of this resolution and expiring on the earlier of:

(i)             the date on which our next annual general meeting is held; or

(ii)          the date by which our next annual general meeting is required by law to be held;

(c)         the maximum purchase price (excluding brokerage commission, applicable goods and services tax and other related expenses) which may be paid for an ordinary share purchased or acquired by us pursuant to the mandate contained in paragraph (a) above, shall not exceed:

(i)             in the case of a market purchase of an ordinary share, the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on the Nasdaq Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, or shall not exceed any volume weighted average price, or other price determined under any pricing mechanism, permitted under SEC Rule 10b-18, at the time the purchase is effected; and

(ii)          in the case of an off-market purchase pursuant to an equal access scheme, 150% of the Prior Day Close Price, which means the closing price of our ordinary shares as quoted on the Nasdaq Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, on the day immediately preceding the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase; and

(d)        our Directors and/or any of them be and are hereby authorized to complete and do all such acts and things (including executing such documents as may be required) as they and/or he or she may consider expedient or necessary to give effect to the transactions contemplated and/or authorized by this resolution.”

Notes

Singapore Financial Statements. At the 2018 annual general meeting, our shareholders will have the opportunity to discuss and ask any questions that they may have regarding our Singapore audited financial statements for the fiscal year ended March 31, 2018, together with the directors’ statement and auditors’ report thereon, in compliance with Singapore law. Shareholder approval of our audited financial statements is not being sought by this proxy statement and will not be sought at the 2018 annual general meeting.

Eligibility to Vote at Annual General Meeting; Receipt of Notice. The Board of Directors has fixed the close of business on June 15, 2018 as the record date for determining those shareholders of the Company who will be entitled to receive copies of this notice and accompanying proxy statement. However, all shareholders of record on August 16, 2018, the date of the 2018 annual general meeting, will be entitled to vote at the 2018 annual general meeting.

Quorum. Representation of at least 33-1/3% of all outstanding ordinary shares of the Company is required to constitute a quorum to transact business at a general meeting of our shareholders.

Proxies. A shareholder entitled to attend and vote at the 2018 annual general meeting is entitled to appoint a proxy to attend and vote on his or her behalf. A proxy need not also be a shareholder. Whether or not you plan to attend the meeting, we encourage you to vote promptly. You may vote your shares through one of the methods described in the enclosed proxy statement. A proxy card submitted by mail must be received by Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 not less than 48 hours before the time appointed for holding the 2018 annual general meeting. Please review the instructions on the proxy card and Notice of Availability of Proxy Materials regarding the submission of proxies via the Internet. You may revoke your proxy at any time prior to the time it is voted. Shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Availability of Proxy Materials on the Internet. We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to some or all of their shareholders on the Internet. The Constitution of the Company (the Constitution) was amended in 2016 to align with the provisions under the Singapore Companies Act, Cap. 50, which allow and facilitate the posting of proxy materials on the Internet at our designated website. We believe these rules will allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual general meeting of shareholders. On or about July 5, 2018, we will mail to most of our shareholders (including all of our registered shareholders) a Notice of Availability of Proxy Materials on the Internet containing instructions on how to access this proxy statement and our annual report and to submit their proxies via the Internet.

Disclosure Regarding Share Purchase Mandate Funds. Only funds legally available for purchasing or acquiring our issued ordinary shares in accordance with our Constitution and the applicable laws of Singapore will be used for the purchase or acquisition by us of our own issued ordinary shares pursuant to the proposed renewal of the Share Purchase Mandate referred to in this notice. We intend to use our internal sources of funds and/or borrowed funds to finance the purchase or acquisition of our issued ordinary shares. The amount of financing required for us to purchase or acquire our issued ordinary shares, and the impact on our financial position, cannot be ascertained as of the date of this notice, as these will depend on, among other things, the number of ordinary shares purchased or acquired and the price at which such ordinary shares are purchased or acquired and whether the ordinary shares purchased or acquired are held in treasury or cancelled. Our net tangible assets and the consolidated net tangible assets of the Company and its subsidiaries will be reduced by the purchase price (including any expenses) of any ordinary shares purchased or acquired and cancelled or held as treasury shares. We do not anticipate that the purchase or acquisition of our ordinary shares in accordance with the Share Purchase Mandate would have a material impact on our financial condition and cash flows.

Personal Data Privacy. By submitting an instrument appointing a proxy(ies) and/or representative(s) to attend, speak and vote at the 2018 annual general meeting and/or any adjournment thereof, a shareholder of the Company (i) consents to the collection, use and disclosure of the shareholder’s personal data by us (or our agents or service providers) for the purpose of the processing, administration and analysis by us (or our agents or service providers) of proxies and representatives appointed for the 2018 annual general meeting (including any adjournment thereof) and the preparation and compilation of the attendance lists, minutes and other documents relating to the 2018 annual general meeting (including any adjournment thereof), and in order for us (or our agents or service providers) to comply with any applicable laws, listing rules, take-over rules, regulations and/or guidelines (collectively, the “Purposes”), (ii) warrants that where the shareholder discloses the personal data of the shareholder’s proxy(ies) and/or representative(s) to us (or our agents or service providers), the shareholder has obtained the prior consent of such proxy(ies) and/or representative(s) for the collection, use and disclosure by us (or our agents or service providers) of the personal data of such proxy(ies) and/or representative(s) for the Purposes, and (iii) agrees that the shareholder will indemnify us in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the shareholder’s breach of warranty.

By order of the Board of Directors,

Tay Hong Chin Regina

Company Secretary
Singapore
July 5, 2018

You should read the entire proxy statement
carefully prior to returning your proxy card or otherwise submitting your proxy appointment through electronic communications in the manner set out in this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual General Meeting of Shareholders to Be Held on August 16, 2018. This notice of annual general meeting and the accompanying proxy statement and our annual report to shareholders are available on our website at https://investors.flex.com/financials.

v

ELECTRONIC DELIVERY OF OUR SHAREHOLDER COMMUNICATIONS

We have elected to provide access to our proxy materials to our shareholders by notifying them of the availability of our proxy materials on the Internet. On or about July 5, 2018, we will mail to most of our shareholders (including all of our registered shareholders) a Notice of Availability of Proxy Materials on the Internet (referred to as the Notice) containing instructions on how to access this proxy statement and our annual report and to submit their proxies via the Internet. If you hold your shares through a broker, bank or other nominee, rather than directly in your own name, your intermediary will either forward to you printed copies of the proxy materials or will provide you with instructions on how you can access the proxy materials electronically. For beneficial holders and registered shareholders who receive a Notice, instructions on how to request a printed copy of our proxy materials may be found in the Notice.

Proxy Statement Summary

FLEX LTD.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding the Company’s 2018 fiscal year performance, please review the Company’s 2018 Annual Report.

2018 Annual General Meeting of Shareholders

Time and Date: 9:00 a.m. Pacific time, August 16, 2018

Place: 6201 America Center Drive, San Jose, CA 95002, U.S.A.

Record Date: June 15, 2018

Voting: All shareholders as of the meeting date are entitled to vote. Each ordinary share is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Voting Matters at the Annual General Meeting

Proposal Number	Matter	Board Vote Recommendation	Page Reference
Proposal Nos. 1 and 2	Re-election of the following directors: Lay Koon Tan Jennifer Li	FOR each Director Nominee	9
Proposal No. 3	Re-appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending March 31, 2019	FOR	25
Proposal No. 4	General authorization to allot and issue ordinary shares	FOR	28
Proposal No. 5	Advisory vote on executive compensation	FOR	30
Proposal No. 6	Authorization to repurchase ordinary shares	FOR	33

How to Cast Your Vote

Your vote is important. You may vote in person at the meeting or by appointing a proxy in accordance with your instructions and we encourage you to vote using any of the below methods:

Vote In Person:

You may choose to vote in person at the meeting. If you are a beneficial holder who holds your shares through a bank, broker or other nominee and you choose to vote in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions from your bank, broker or other nominee at www.proxyvote.com. You may also request a paper copy of the materials, which will contain the appropriate instructions.

Vote by Proxy:

Submit Your Proxy via the Internet	Submit Proxy by Mail
at www.proxyvote.com	by returning the signed

Have the information that is printed in the box marked by the arrow (located on the Notice) available and follow the instructions. If you are a beneficial holder who owns your shares through a bank, broker or other nominee, the availability of Internet submission of proxies may depend on the voting process of the organization that holds your shares.

Proxy card (or, if you do not have a proxy card, by requesting a paper copy of the materials).

Board Nominees (page 10)

The following table provides summary information about each Director nominee standing for re-election to the Board.

Name	Director Since	Independent (Yes/No)	Committee Memberships	Other Public Company Boards
Jennifer Li	2018	Yes	—	Philip Morris International Inc. ABB Ltd.
Lay Koon Tan	2012	Yes	Compensation Committee	—

Fiscal Year 2018 Highlights (page 40)

Business Overview

We are a globally-recognized provider of Sketch-to-Scale® services — innovative design, engineering, manufacturing and supply chain services and solutions — from conceptual sketch to full-scale production. We design, build, ship and service complete packaged consumer and enterprise products, from athletic shoes to electronics, for companies of all sizes in various industries and end-markets, through our activities in the following segments:

Segment	Product Categories
Communications & Enterprise Compute (CEC)	•	Telecom business of radio access base stations, remote radio heads, and small cells for wireless infrastructure;

	•	Networking business, which includes optical, routing, broadcasting, and switching products for the data and video networks;

	•	Server and storage platforms for both enterprise and cloud-based deployments;

Segment	Product Categories
	•	Next generation storage and security appliance products; and

	•	Rack level solutions, converged infrastructure and software-defined product solutions.

Consumer Technologies Group (CTG)	•	Consumer-related businesses in connected living, wearables, gaming, augmented and virtual reality, fashion and apparel, and mobile devices; and

	•	Various supply chain solutions for notebook personal computers, tablets, and printers.

Industrial and Emerging Industries (IEI)	•

Energy including advanced metering infrastructure, energy storage, smart lighting, electric vehicle infrastructure, smart solar energy, semiconductor and capital equipment, office solutions, industrial, home and lifestyle, industrial automation, and kiosks.

High Reliability Solutions (HRS)	•	Health solutions business, including consumer health, digital health, disposables, precision plastics, drug delivery, diagnostics, life sciences and imaging equipment; and

	•	Automotive business, including vehicle electrification, connectivity, autonomous vehicles, and clean technologies.

Over the past several years, Flex has embarked on a long-term strategy focused on portfolio evolution and driving higher value-added services that align with our customers’ needs and requirements in order to improve operating and financial results, including improving profit margins, generating sustainable cash flow, and producing solid returns on invested capital. As we have continued to evolve our portfolio and Sketch-to-Scale® strategy, we also remain thoughtful around how we are allocating capital in order to capture future profitable growth as we expand into new businesses and markets. Our revenue growth momentum is being fueled by continued receptivity from customers that recognize and take advantage of our unique scale and cross-industry integrated solutions, providing us with consistent operating cash flow that enables us to operate, invest, and grow our business.  We continue to improve and expand our design capabilities and reference platforms for new products and markets, which are leading to many new customer and business opportunities. These strategic efforts have provided us with strong year-over-year revenue growth and record high adjusted operating profits for our IEI and HRS businesses. Our strategic partnership with Nike, which provides us with access to a significant market expansion outside of our core electronics focus, has not yet generated our targeted operating margin and hence has had the effect of depressing overall margins. Fiscal year 2018 was an important investment year for Flex on multiple fronts in addition to Nike, as we positioned the Company to be faster, more responsive, and adaptive.  Our investments in the future positioned us well to capture enhanced top-line growth in fiscal year 2018 and we anticipate the investments will lead to continued improvements in revenue, adjusted operating profit, and adjusted EPS in the year to come.

Performance Highlights For Fiscal Year 2018

We achieved overall top-line growth from expanding our Sketch-to-Scale® strategy while also pursuing an aggressive period of strategic capital expenditures and business realignment.  This fiscal year 2018 growth was strongest in our higher margin and higher complexity IEI and HRS segments, where year-over-year revenue growth was 20% and 15%, respectively. This growth is critical to our financial optimization as these segments drive better visibility and longer product life cycles. As expected, revenue declined in our CEC segment as legacy businesses continued to shrink while being partially offset by growth from new areas such as cloud data center and converged products. CTG segment revenues were up nearly 10%, while fiscal year 2018 adjusted operating margins declined due to investments and losses from our Nike strategic partnership.  Our increased level of capital expenditures and net working capital have pressured our cash flow. Fiscal year 2018 highlights(1) include:

•     We achieved net sales of $25.4 billion, an increase of 7% compared to the prior year. In addition, through the end of fiscal year 2018, we have delivered five straight quarters of year-over-year revenue growth.

•     Adjusted operating profit was $786.5 million, a 3.5% decrease as compared with fiscal year 2017.

(1)  Adjusted operating profit, adjusted earnings per share, adjusted gross profit, adjusted gross margin and free cash flow are non-GAAP financial measures, and we are including our 2018 results for these measures to show an aspect of our performance. Annex A to this proxy statement contains reconciliations of these measures to the most directly comparable GAAP financial measures.

•     We delivered adjusted earnings per share (EPS) of $1.09 per share, a 6.8% decrease as compared with the prior year.

•     Adjusted gross profit totaled $1.7 billion, an increase of 1.9% compared to the prior year.

•     Adjusted gross margin was 6.7% of net sales in fiscal year 2018, compared with 7.0% of net sales in fiscal year 2017.

•     We generated operating cash flows of $753.6 million during the year. The cash flow generated from our operations enabled us to return value to shareholders with the repurchase of $180.0 million of our shares in fiscal year 2018.

•     We realized free cash flow of $236.4 million which was down from the prior year primarily due to higher capital expenditures of $517.2 million, higher working capital usage, and lower overall profitability.

With the above results, we had a fiscal year 2018 total shareholder return (TSR) that was well below our expectations, though we have delivered TSR of nearly 29% over the past three fiscal years, which approximates the median of the firms that were in the S&P 500 over the same time period. Over the last five years, we have generated TSR of over 140%, which is in the top quartile of the S&P 500.

Executive Compensation Highlights (page 41)

Pay and Performance Alignment For Fiscal Year 2018

Our compensation philosophy is to reward above-target performance when achieved, and pay zero or below target when targeted results are not delivered.

Highlights include:

•     We maintained all NEOs’ base salaries with no increase, positioned in the aggregate at approximately the peer group median.

•     In light of overall Company performance and in accordance with the Company’s governance principles, the Board exercised its discretion to reduce to zero the fourth quarter fiscal 2018 incentive bonus payouts for our NEOs, with the exception of Mr. Humphries, resulting in annual incentive bonus payouts at 89.3% of target for the NEOs (except for Mr. Humphries, who earned 159.2% of target driven by exceptional results in the HRS business).  Additionally, performance share unit (PSU) and service-based restricted share unit (RSU) awards granted to the NEOs on June 19, 2018 were reduced by 15%.

•     We paid out the long-term PSU cycle during fiscal year 2018 at 200% of target in June 2017 based upon TSR results that were at the 81st percentile over the three-year performance cycle that began in June 2014, which exceeded the maximum level of the performance goal range.  The Flex three-year free cash flow (FCF) PSU and long-term cash incentive cycle paid out at 73.9% of target, reflecting Flex’s more aggressive operating targets and the shift towards an investment strategy in fiscal year 2018.

•     We funded the NEOs’ deferred compensation plans with a value that averaged 26.3% of our NEOs’ respective base salaries based on fiscal year 2018 results.

•     We continued to use fiscal year 2018 long-term incentive grants that balance relative TSR PSUs with a long-term incentive plan (LTIP) that measures cumulative FCF over a multi-year period (from fiscal year 2018 through fiscal year 2020).

Corporate Governance Highlights

The Company is committed to maintaining sound corporate governance practices.  Below are some of the highlights of the Company’s corporate governance practices:

Director Independence	• 8 out of 9 of our directors, and all of the Board nominees for re-election, are independent. • Our independent directors regularly meet in private executive sessions without management present.

• The Chairman of the Board is independent, and the Board has separated the roles of Chairman and CEO since 2003. • All committees of the Board are comprised exclusively of independent directors.

Director Retirement by Rotation

•     Article 94 of our Constitution requires that at each annual general meeting one-third of the Company’s directors (or, if their number is not a multiple of three, then the number nearest to but not more than one-third of the directors) are required to retire from office and are then eligible for re-election at such annual general meeting.

•     On July 2, 2018, the Company announced that, following a review of corporate governance practices and trends, the Board of Directors has determined to “de-classify” its Board in accordance with Singapore law to enable all directors to stand for election at each subsequent annual general meeting of the Company, with such annual elections of the full Board commencing at the Company’s annual general meeting to be held in 2019. The Company will call an extraordinary general meeting of the shareholders of the Company prior to the 2019 annual general meeting to obtain the approval of the Company’s shareholders to amend the Company’s Constitution accordingly and elect all directors annually, rather than through “staggered” retirement by rotation.

Majority Voting Standard	• The Company has a majority voting standard for the election of directors.

Board and Committee Practices and Accountability

•     The Board of Directors and its committees conduct annual self-evaluations and the Board and its committees routinely evaluate the experiences, qualifications, skills, and attributes of the Board/committee members.

Changes to the Board of Directors & Board Committees

•     In January 2018, the Board elected a new independent director, Ms. Jennifer Li, who brings to the Board financial, operational, and technology industry experience both internationally and, particularly, in China and adds further diversity to the Board.

•     Mr. Daniel Schulman, who is retiring by rotation pursuant to Article 94 of our Constitution, has decided not to stand for re-election due to other time commitments and will be retiring from the Board effective as of the conclusion of the 2018 annual general meeting.

•     Effective as of the date of the 2018 annual general meeting, Mr. Watkins has been appointed the Chairman of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee. In addition, effective as of the date of the 2018 annual general meeting, Mr. Watkins will rotate off the Audit Committee and Ms. Li has been appointed as a member of the Audit Committee.

•     We believe that the rotation of membership on our Board committees further enhances the functioning of our Board committees.

Sustainability Practices

•     Sustainability is important to the Company and our governance principles, and forms a core part of our business operations. Through innovation and smart technologies, the Company seeks to positively impact people and the environment with our sustainable solutions.

•     Since 2015, the Company’s sustainability program has encompassed global corporate citizenship and is focused on five cornerstones: people, community, environment, innovation, and integrity.

•     The Company’s sustainability strategy and global efforts are aligned with the United Nations Global Compact (UNGC) Principles (as participant of the UNGC since 2018) and the 2030 Sustainable Development Goals (SDGs).

•     Further information can be found in our annual sustainability reports, as well as our “Flex 20 by 2020” bi-annual report published on flex.com/sustainability.

Shareholder Engagement	• The Company is committed to ongoing shareholder engagement. During fiscal year 2018, management interacted with holders of approximately 93% of our share voting power.

Director Share Ownership Requirements

•     In 2009, the Board of Directors adopted share ownership guidelines for our non-employee directors. The share ownership guidelines encourage our non-employee directors to hold a minimum number of our ordinary shares equivalent to four (4) times the annual cash retainer provided to non-employee directors. All of our non-employee directors have already met the minimum requirements of the share ownership guidelines or are on target to be in compliance with the requirements of the guidelines.

Board Oversight of Risk Management

•     The Board is responsible for overseeing the Company’s risk management. As part of this oversight, the Board reviews the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major risk exposures and the steps that have been taken to monitor and mitigate such exposures. Each Board committee is responsible for oversight of risk management practices for categories of risks relevant to its functions.

Hedging/Pledging Prohibitions	• We do not allow hedging or short sales of Company equity, nor do we permit pledging of Company equity as collateral for loans.

Audit Committee Investigation Completed

The Audit Committee of the Company’s Board of Directors, with the assistance of independent outside counsel, undertook an independent investigation relating to the accounting treatment of customer obligations and certain related reserves. The Audit Committee has completed its investigation. The Company, working with its independent registered public accounting firm, identified and the Audit Committee concurred with such identification, material weaknesses in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements. The Company has undertaken, and will continue to undertake, steps to improve our internal control over financial reporting to address and remediate the material weaknesses.

Part I — Information About the Meeting

FLEX LTD.

PROXY STATEMENT

FOR THE 2018 ANNUAL GENERAL MEETING OF
SHAREHOLDERS

To Be Held on August 16, 2018
9:00 a.m. (Pacific time)

Annual general meeting to be held at our offices
6201 America Center Drive

San Jose, CA 95002, U.S.A.

PART I — INFORMATION ABOUT THE MEETING

We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at the 2018 annual general meeting of our shareholders, or at any adjournments thereof, for the purposes set forth in the notice of annual general meeting that accompanies this proxy statement. Unless the context requires otherwise, references in this proxy statement to “Flex,” “the Company,” “we,” “us,” “our” and similar terms mean Flex Ltd. and its subsidiaries.

Proxy Mailing. The Notice of Internet Availability of Proxy Materials (which we refer to as the Notice) or the proxy materials and the enclosed proxy card were first mailed on or about July 5, 2018 to shareholders of record as of June 15, 2018.

Costs of Solicitation. The entire cost of soliciting proxies will be borne by us. Following the original mailing of the proxies and other soliciting materials, our directors, officers and employees may also solicit proxies by mail, telephone, e-mail, fax or in person. These directors, officers and employees will not receive additional compensation for those activities, but they may be reimbursed for any reasonable out-of-pocket expenses. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our ordinary shares forward copies of the proxy and other soliciting materials to persons for whom they hold ordinary shares and request authority for the exercise of proxies. In these cases, we will reimburse such holders for their reasonable expenses if they ask that we do so. We have retained D.F. King & Co., an independent proxy solicitation firm, to assist in soliciting proxies at an estimated fee of $10,000, plus reimbursement of reasonable expenses.

Registered Office. The mailing address of our registered office is No. 2 Changi South Lane, Singapore 486123.

VOTING RIGHTS AND SOLICITATION OF PROXIES

The close of business on June 15, 2018 is the record date for shareholders entitled to notice of our 2018 annual general meeting. All of the ordinary shares issued and outstanding on August 16, 2018, the date of the annual general meeting, are entitled to be voted at the annual general meeting, and shareholders of record on August 16, 2018 and entitled to vote at such meeting will, on a poll, have one vote for each ordinary share so held on the matters to be voted upon. As of June 15, 2018, we had 530,336,306 ordinary shares issued and outstanding.

Proxies. Ordinary shares represented by proxies in the form made available in connection with this proxy statement that are properly executed and returned to us will be voted at the 2018 annual general meeting in accordance with our shareholders’ instructions.

If your ordinary shares are held through a broker, a bank, or other nominee, which is sometimes referred to as holding shares in “street name,” you have the right to instruct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or other nominee will send you a voting instruction form for you to use to direct how your shares should be voted.

Quorum and Required Vote. Representation at the 2018 annual general meeting of at least 33-1/3% of all of our issued and outstanding ordinary shares is required to constitute a quorum to transact business at the annual general meeting.

•                Consistent with the Company’s historical practice, the chair of the 2018 annual general meeting will demand a poll in order to enable the ordinary shares represented in person or by proxy to be counted for voting purposes.

•                The affirmative vote by a simple majority of the votes cast is required at the 2018 annual general meeting, to re-elect the directors nominated pursuant to Proposal Nos. 1 and 2, to re-appoint Deloitte & Touche LLP as our independent auditors pursuant to Proposal No. 3, to approve the ordinary resolution to allot and issue ordinary shares contained in Proposal No. 4, to approve the non-binding, advisory resolution regarding executive compensation contained in Proposal No. 5, and to approve the ordinary resolution to renew the Share Purchase Mandate contained in Proposal No. 6.

Under the Companies Act (Chapter 50) of Singapore, which we refer to as the “Singapore Companies Act” or the “Companies Act,” and our Constitution, the shareholders may, by passing an ordinary resolution requiring the simple majority of affirmative votes of shareholders present and voting at an annual general meeting, remove an incumbent director and appoint another person as director to replace the removed director provided that such shareholders have satisfied the procedural requirements and deadlines set forth in the Companies Act and our Constitution.

Abstentions and Broker Non-Votes. Abstentions and “broker non-votes” are considered present and entitled to vote at the 2018 annual general meeting for purposes of determining a quorum. A “broker non-vote” occurs when a broker, a bank or other nominee who holds shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee has not received directions from the beneficial owner and does not have discretionary power to vote on that particular proposal. If a broker, bank or other nominee indicates on the proxy card that it does not have discretionary authority to vote as to a particular matter, those shares, along with any abstentions, will not be counted in the tabulation of the votes cast on the proposal being presented to shareholders.

If you are a beneficial owner, your broker, bank or other nominee has authority to vote your shares for or against the re-appointment of our independent auditors, even if the broker does not receive voting instructions from you. Your broker, bank or other nominee, however, does not have the discretion to vote your shares on any other proposals included in this proxy statement without receiving voting instructions from you. It is very important that you instruct your broker, bank or other nominee how to vote on these proposals. If you do not complete the voting instructions, your shares will not be considered in the election of directors or any other proposal included in this proxy statement other than the re-appointment of our independent auditors.

If you are a registered shareholder, in the absence of contrary instructions, shares represented by proxies submitted by you will be voted at the 2018 annual general meeting: “FOR” each of the Board nominees in Proposal Nos. 1 and 2; and “FOR” Proposal Nos. 3 through 6. Our management does not know of any matters to be presented at the 2018 annual general meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly be put before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

Any shareholder of record has the right to revoke his or her proxy at any time prior to voting at the 2018 annual general meeting by:

•                  submitting a subsequently dated proxy; or

•                  by attending the meeting and voting in person.

If you are a beneficial holder who holds your ordinary shares through a broker, a bank or other nominee and you wish to change or revoke your voting instructions, you will need to contact the broker, the bank or other nominee who holds your shares and follow their instructions. If you are a beneficial holder and not the shareholder of record, you may not vote your shares in person at the 2018 annual general meeting unless you obtain a legal proxy from the record holder giving you the right to vote the shares.

Singapore Financial Statements; Monetary Amounts. We have prepared, in accordance with Singapore law, Singapore statutory financial statements, which are posted to our website at https://investors.flex.com/financials. Except as otherwise stated herein, all monetary amounts in this proxy statement have been presented in U.S. dollars.

Part II — Proposals to be Considered at the 2018 Annual General Meeting of Shareholders

Proposal Nos. 1 and 2: Re-Election of Directors

PART II — PROPOSALS TO BE CONSIDERED AT THE 2018 ANNUAL GENERAL MEETING OF SHAREHOLDERS

PROPOSAL NOS. 1 AND 2: RE-ELECTION OF DIRECTORS

Article 94 of our Constitution requires that at each annual general meeting one-third of the directors (or, if their number is not a multiple of three, then the number nearest to but not more than one-third of the directors) are required to retire from office. The directors required to retire in each year are those who have been in office the longest since their last re-election or appointment. As between persons who became or were last re-elected directors on the same day, those required to retire are (unless they otherwise agree among themselves) determined by lot. Under Article 90 of our Constitution, any director holding office as a Chief Executive Officer shall not be subject to retirement by rotation, unless the Board of Directors determines otherwise, or be taken into account in determining the number of directors required to retire by rotation. As a result, Mr. McNamara, as our Chief Executive Officer and also being one of our directors, is not subject to retirement by rotation or taken into account in determining the number of directors required to retire by rotation.

Furthermore, under Article 100 of our Constitution, any director appointed by the Board to fill a vacancy or as an additional director shall not be taken into account in determining the number of directors required to retire by rotation. Accordingly, Ms. Jennifer Li is not taken into account in determining the number of directors required to retire by rotation.

Retiring directors are eligible for re-election. Mr. Schulman and Mr. Tan are the members of our Board of Directors who will retire by rotation at our 2018 annual general meeting. Mr. Tan is eligible for re-election and has been nominated to stand for re-election at the 2018 annual general meeting. Mr. Schulman, who is retiring by rotation pursuant to Article 94 of our Constitution, has decided not to stand for re-election due to other time commitments and will be retiring from the Board effective as of the conclusion of the 2018 annual general meeting.

The Singapore Companies Act requires that we must have at all times at least one director ordinarily resident in Singapore. As Mr. Tan is the only member of our Board of Directors who is ordinarily resident in Singapore, any purported vacation of Mr. Tan’s office at the 2018 annual general meeting shall be deemed to be invalid absent a prior appointment of another director to the Board who is ordinarily resident in Singapore.

Additionally, Article 100 of our Constitution provides that any person appointed as a director by the Board shall hold office only until the next annual general meeting and then shall be eligible for re-election. As a result, Ms. Li, who was appointed as an additional director by our Board on January 8, 2018, in accordance with Article 100 of our Constitution, is eligible for re-election and has been nominated for re-election at the 2018 annual general meeting.

If any nominee fails to receive the affirmative vote of a majority of the shares present and voting on the resolution to approve his or her re-election (that is, if the number of shares voted “FOR” the director nominee does not exceed the number of votes cast “AGAINST” that nominee), he or she will not be re-elected to the Board and the number of incumbent Directors comprising the Board of Directors will be reduced accordingly. Abstentions, if any, will have no effect.

The proxy holders intend to vote all proxies received by them in the accompanying form of proxy card for the nominees for directors listed below under “Nominees to our Board of Directors.” In the event that any nominee is unable or declines to serve as a director at the time of the 2018 annual general meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors of the Company, in accordance with Article 99 of our Constitution, to fill the vacancy.

As of the date of this proxy statement, our Board of Directors is not aware of any nominee who is unable or will decline to serve as a director (other than Mr. Schulman, who has notified the Company that he is not seeking re-election and will be retiring from the Board effective as of the conclusion of the 2018 annual general meeting).

On July 2, 2018, the Company announced that, following a review of corporate governance practices and trends, the Board of Directors has determined to “de-classify” its Board in accordance with Singapore law to enable all directors to stand for election at each subsequent annual general meeting of the Company, with such annual elections of the full Board commencing at the Company’s annual general meeting to be held in 2019. The Company will call an extraordinary general meeting of the shareholders of the Company prior to the 2019 annual general meeting to obtain the approval of the Company’s shareholders to amend the Company’s Constitution accordingly and elect all directors annually, rather than through “staggered” retirement by rotation.

Qualifications of Directors and Nominees

Our Nominating and Corporate Governance Committee is responsible for assessing the composition and performance of the Board of Directors and Committees of the Board of Directors and for recruiting, evaluating and recommending candidates to be presented for appointment or election to serve as members of the Board of Directors. In evaluating our Board of Directors, our Nominating and Corporate Governance Committee has considered that our directors, including our nominees for election as directors, have experience as officers, directors and private equity investors of large, complex technology companies. In these positions, they have also gained experience in core management skills that are important to their service on our Board of Directors, such as international business, supply chain management, strategic and financial planning, compliance, risk management, intellectual property matters and leadership development. Our directors also have experience serving on the boards of directors and board committees of other public companies, which provides them with an understanding of current corporate governance practices and trends and executive compensation matters. Our Nominating and Corporate Governance Committee also believes that our directors have other key attributes that are important to an effective board, including the highest professional and personal ethics and values, an understanding of the Company’s business and industry, a high level of education, broad-based business acumen, the ability to think strategically, and diversity. The Company and the Nominating and Corporate Governance Committee are committed to actively seek highly-qualified diverse candidates (including diversity of experience, expertise, gender, race, and ethnicity) for consideration when the Board undertakes director searches.

In addition to the qualifications described above, the Nominating and Corporate Governance Committee also considered the specific experience described in the biographical details that follow in determining whether each individual nominee or director should serve on our Board of Directors.

The following are biographical details for the nominees to our Board of Directors:

Nominees to our Board of Directors

Jennifer Li

Chief Executive Officer and General Managing Director, Changcheng Investment Partners

Director Since: 2018

Age: 50

Board Committees:

None

(appointed to the Audit Committee effective as of the date of the 2018 annual general meeting)

Summary: Ms. Li has served as a member of our Board of Directors since January 2018. Ms. Li currently serves as Chief Executive Officer and General Managing Director of Changcheng Investment Partners, Baidu’s newly initiated growth fund. From April 2017 to April 2018, she served as Chief Executive Officer and General Managing Director of Baidu Capital, the investment arm of Baidu, Inc. She was previously Chief Financial Officer of Baidu Inc., the leading Chinese language search engine and one of the largest search engines in the world. Ms. Li led Baidu over the past ten years of growth. In this capacity, she gained diverse functional experience, leading human resources, public relations, marketing, international operations, mergers and acquisitions, and finance. From 1994 to 2008, she held a number of senior finance positions at various General Motors companies in China, Singapore, the United States, and Canada, rising to Chief Financial Officer of GM’s business in China and Financial Controller of the North American Operations for GMAC. Ms. Li currently serves on the boards of directors of ABB Ltd., The Hongkong and Shanghai Banking Corporation Limited and Philip Morris International Inc. where she also serves as the Chair of its Audit Committee and a member of both its Nominating and Corporation Governance and Finance Committees.

Qualifications: Ms. Li is a seasoned, global international executive with extensive experience in China, automotive, and multiple technology sectors. Ms. Li’s world-class financial, operational, and technology industry experience both internationally and, particularly in China, enables her to provide with Board with valuable perspective and insight.

Lay Koon Tan	Summary: Mr. Tan has served as a member of our Board of Directors since March 2012. He previously served as the President and Chief Executive Officer

Former President and Chief Executive Officer and a member of the Board of Directors of STATS ChipPAC Ltd. Director Since: 2012 Age: 59 Board Committees: Compensation Committee

and a member of the Board of Directors of STATS ChipPAC Ltd. from August 2004 to November 2015 and of its predecessor, ST Assembly Test Services Ltd., since June 2002. Mr. Tan joined ST Assembly Test Services Ltd. in May 2000 as its Chief Financial Officer, and in August 2004, he led the formation of STATS ChipPAC Ltd. with the acquisition of ChipPAC, Inc., becoming the combined company’s founding President and Chief Executive Officer. Prior to joining ST Assembly Test Services Ltd., Mr. Tan was an investment banker with Salomon Smith Barney, the global investment banking unit of Citigroup Inc. Before that, he held various senior positions in government and financial institutions in Singapore. Mr. Tan graduated with a Bachelor of Engineering (First Class Honors) from the University of Adelaide, Australia as a Colombo Plan Scholar. He also has a Master of Business Administration (Distinction) from the Wharton School, University of Pennsylvania where he was elected a Palmer scholar.

Qualifications: Mr. Tan’s extensive background in financial and investment matters provides a critical perspective to the Board in these areas, and his executive leadership experience, serving as a chief executive officer and chief financial officer of large international technology-related corporations, enables him to provide the Board with invaluable operational insight.

Directors Not Standing for Re-election

The following are the biographical details for our directors not standing for re-election.  Mr. Schulman, who is retiring by rotation pursuant to Article 94 of our Constitution, has decided not to stand for re-election due to other time commitments and will be retiring from the Board effective as of the conclusion of the 2018 annual general meeting.

Michael D. Capellas, Chairman of the Board Principal, Capellas Strategic Partners Director Since: 2014 Age: 63 Board Committees: Nominating & Corporate Governance Committee (Chair)

Summary: Mr. Capellas has served as our non-executive Chairman of the Board since June 2017 and as a member of our Board of Directors since March 2014. He has served as Principal at Capellas Strategic Partners since June 2013. He served as the Chairman of the Board of VCE Company, LLC (VCE) from January 2011 until November 2012 and as VCE’s Chief Executive Officer from May 2010 to September 2011. VCE is a joint venture between EMC Corporation and Cisco with investments from VMware, Inc. and Intel Corporation. Mr. Capellas was the Chairman and Chief Executive Officer of First Data Corporation from September 2007 to March 2010. From October 2006 to July 2007, Mr. Capellas served as a Senior Advisor at Silver Lake Partners. From November 2002 to January 2006, he served as Chief Executive Officer of MCI, Inc. (MCI), previously WorldCom, Inc. From March 2004 to January 2006, he also served as that company’s President. From November 2002 to March 2004, he was also Chairman of the Board of WorldCom, and he continued to serve as a member of the board of directors of MCI until January 2006. Mr. Capellas left MCI as planned in early January 2006 upon its acquisition by Verizon Communications Inc. Previously, Mr. Capellas was President of Hewlett-Packard Company from May 2002 to November 2002. Before the merger of Hewlett-Packard and Compaq Computer Corporation in May 2002, Mr. Capellas held various positions including President and Chief Executive Officer of Compaq, a position he had held since July 1999, and Chairman of the Board of Compaq, a position he had held since September 2000. Mr. Capellas held earlier positions as Chief Information Officer and Chief Operating Officer of Compaq. Mr. Capellas currently serves on the board of directors of Cisco Systems, Inc. and previously served as lead independent director of MuleSoft, Inc.

Qualifications: Mr. Capellas brings experience in executive roles and a background of leading global organizations in the technology industry. Through this experience, he has developed expertise in several valued areas including strategic product development, business development, and finance.

Michael M. McNamara CEO, Flex Ltd. Director Since: 2005 Age: 61 Board Committees: None

Summary: Mr. McNamara has served as a member of our Board of Directors since October 2005, and as our Chief Executive Officer since January 1, 2006. Prior to his appointment as Chief Executive Officer, Mr. McNamara served as our Chief Operating Officer from January 2002 until January 2006, as President, Americas Operations from April 1997 through December 2001, and as Vice President, North American Operations from April 1994 to April 1997. Mr. McNamara currently serves on the board of directors of Workday, Inc. and is on the Advisory Board of Tsinghua University School of Economics and Management and on the Presidential CEO Advisory Board of Massachusetts Institute of Technology (MIT). Mr. McNamara previously served on the board of Delphi Automotive LLP.

Qualifications: Mr. McNamara’s long service with the Company, extensive leadership and management experience in international operations and his service on other public company boards provide invaluable perspective to the Board. In addition, as the only management representative on our Board, Mr. McNamara provides management perspective in Board discussions about the business and strategic direction of the Company.

Marc A. Onetto Principal, Leadership from the Mind and the Heart LLC Director Since: 2014 Age: 67 Board Committees: Audit Committee

Summary: Mr. Onetto has served as a member of our Board of Directors since January 2014. Since 2013, Mr. Onetto has provided executive leadership consulting through his company “Leadership from the Mind and the Heart LLC.” Mr. Onetto was the Senior Vice President of Worldwide Operations and Customer Service for Amazon.com from 2006 to 2013. Previously, Mr. Onetto was Executive Vice President of Worldwide Operations for Solectron Corporation, which was acquired by Flex in 2007, from June 2003 to June 2006. He joined Solectron after a 15-year career with General Electric where his last position was Vice President of GE Corporate’s European operations. From 1992 to 2002, Mr. Onetto held several senior leadership positions at GE Medical Systems as head of its global supply chain and operations, global quality, and global Component Division. Prior to GE, Mr. Onetto served 12 years with Exxon Corporation in supply operations, information systems and finance. Mr. Onetto currently serves on the board of directors of Essilor International and on the Business Board of Advisors of the Tepper School of Business at Carnegie-Mellon University.

Qualifications: Mr. Onetto is a seasoned supply chain expert and pioneer and has extensive experience as an officer of large, complex technology companies. This experience and his significant understanding of the Company’s business and industry enable him to bring valuable insight to the Board in these areas.

Daniel H. Schulman

(retiring effective as of the conclusion of the 2018 annual general meeting)

President and CEO, PayPal Holdings, Inc.

Director Since: 2009

Age: 60

Board Committees:

Compensation Committee (Chair)

Nominating & Corporate Governance Committee

Summary: Mr. Schulman has served as a member of our Board of Directors since June 2009. Since September 2014, Mr. Schulman has served as the President and then also CEO of PayPal Holdings, Inc. Previously, Mr. Schulman served as group president of the Enterprise Growth Group at American Express. Prior to that, Mr. Schulman served as the President of Sprint’s Prepaid Group from November 2009 and, from 2001, was Chief Executive Officer and Director for Virgin Mobile USA, a wireless service provider. Mr. Schulman also served as the President, and then Chief Executive Officer, of Priceline.com from June 1999 to May 2001. Prior to joining Priceline, Mr. Schulman served more than 18 years at AT&T. Mr. Schulman currently serves as a director of PayPal Holdings, Inc. and as Chairman of the board of directors of Symantec Corporation and a member of its compensation and nominating and governance committees. Mr. Schulman currently is a board member of Autism Speaks.

Qualifications: Mr. Schulman has extensive senior management experience as a chief executive officer and governance expertise as a director, and he possesses the knowledge and expertise necessary to contribute an important viewpoint on a wide variety of governance and operational issues. Mr. Schulman’s experience in the wireless and telecommunications sectors is particularly valuable to us as we continually enhance the competitive positioning of our segment offerings, such as those in infrastructure and mobile.

Willy C. Shih, Ph.D. Professor of Management Practice, Harvard Business School Director Since: 2008 Age: 67 Board Committees: Compensation Committee

Summary: Dr. Shih has served as a member of our Board of Directors since January 2008. Dr. Shih is currently a Professor of Management Practice at the Harvard Business School, a position he has held since January 2007. Dr. Shih’s broad industry career experience includes significant accomplishments for globally recognized organizations such as Kodak, IBM, Silicon Graphics and Thomson. From August 2005 to September 2006, Dr. Shih served as Executive Vice President of Thomson, a provider of digital video technologies. He was an intellectual property consultant from February to August 2005, and from 1997 to 2005 served as Senior Vice President of Eastman Kodak Company. Dr. Shih holds a Ph.D. in Chemistry from the University of California, Berkeley and S.B. degrees in Chemistry and Life Sciences from the Massachusetts Institute of Technology. Dr. Shih previously served on the board of directors of Atheros Communications, Inc.

Qualifications: Dr. Shih’s broad experience in the technology industry and with international corporations, as well as his current role at a premier educational institution, provide the Board with key perspectives relating to the Company’s operations and ongoing initiatives. In addition, Dr. Shih’s experience in teaching and consulting provide him with significant insight into strategic alternatives that are available to technology companies.

William D. Watkins

Former Chief Executive Officer of Imergy Power Systems, Inc.

Director Since: 2009

Age: 65

Board Committees:

Audit Committee

(rotating off the Audit Committee and

appointed as Chairman of the

Compensation Committee and as a member of the

Nominating and Corporate

Governance Committee effective as of

the date of the 2018 annual general meeting)

Summary: Mr. Watkins has served as a member of our Board of Directors since April 2009. Mr. Watkins was Chief Executive Officer of Imergy Power Systems, Inc., a leading innovator in cost-effective energy storage products from September 2013, and appointed Chairman of the Board in January 2015, until August 2016. He previously served as Chairman of the Board of Bridgelux, Inc. from February 2013 to December 2013 and as its Chief Executive Officer from January 2010 to February 2013. He previously served as Seagate Technology’s Chief Executive Officer from 2004 through January 2009, and as Seagate’s President and Chief Operating Officer from 2000 until 2004. During that time, he was responsible for Seagate’s hard disc drive operations, including recording heads, media and other components, and related R&D and product development organizations. Mr. Watkins joined Seagate in 1996 with the company’s merger with Conner Peripherals. Mr. Watkins currently serves on the board of directors of Maxim Integrated Products, Inc. and Avaya, Inc.

Qualifications: Mr. Watkins’s operational expertise and broad experience in the technology industry and with international corporations, particularly with product development companies, provides critical insight and perspective relating to the Company’s customer base.

Lawrence A. Zimmerman Former Vice Chairman and CFO, Xerox Corporation Director Since: 2012 Age: 75 Board Committees: Audit Committee (Chair) Nominating & Corporate Governance Committee

Summary: Mr. Zimmerman has served as a member of our Board of Directors since October 2012. Mr. Zimmerman has extensive experience in corporate finance and accounting, having previously served at Xerox Corporation as Vice Chairman and Chief Financial Officer from 2009 to 2011 and as Executive Vice President and Chief Financial Officer from 2002 to 2009. Prior to that, he spent 32 years with IBM, holding various senior finance positions, including Corporate Controller. Mr. Zimmerman currently serves on the board of directors of Aptiv PLC, and previously served on the boards of Brunswick Corporation from 2006 to 2015 and Computer Sciences Corporation from 2012 to 2014.

Qualifications: Mr. Zimmerman’s distinguished career and his extensive experience in corporate finance and accounting, serving as a chief financial officer and corporate controller of large international corporations, provides the Board with the critical perspective of someone familiar with all facets of corporate finance and accounting.

The Board recommends a vote “FOR” the re-election of each of Ms. Li and Mr. Tan to our Board of Directors.

Part II — Proposals to be Considered at the 2018 Annual General Meeting of Shareholders

Corporate Governance

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees (including our principal executive officer, our principal financial officer and our principal accounting officer). The Code of Business Conduct and Ethics is available on the Corporate Governance page of the Investor Relations section of our website at www.flex.com. In accordance with the rules of the Securities and Exchange Commission (or SEC), we intend to disclose on the Corporate Governance page of our website any amendment (other than technical, administrative or other non-substantive amendments) to, or any material waiver from, a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions.

Shareholder Communications with our Board of Directors

Our shareholders may communicate with our Board of Directors by sending an e-mail to Board@flex.com. Communications submitted to this e-mail address are regularly reviewed by the Company’s CEO, CFO and/or General Counsel and submitted to the Chairman of the Board, the Board of Directors or the requisite individual members of the Board of Directors, as appropriate, depending on the facts and circumstances outlined in the communication.  Certain items that are unrelated to the duties and responsibilities of the Board of Directors are generally not furnished to the Board of Directors and are instead redirected or excluded, as appropriate.

Board of Directors

Our Constitution gives our Board of Directors general powers to manage our business. The Board oversees and provides policy guidance on our strategic and business planning processes, oversees the conduct of our business by senior management and is principally responsible for the succession planning for our key executives, including our Chief Executive Officer.

Our Board of Directors held a total of five meetings during fiscal year 2018. During the period for which each current director was a director or a committee member, each director attended at least 75% of the aggregate of the total number of meetings of our Board in fiscal year 2018 together with the total number of meetings held by all committees of our Board on which he or she served. During fiscal year 2018, our non-employee directors met at regularly scheduled executive sessions without management participation.

Our Board has adopted a policy that encourages each director to attend the annual general meeting, but attendance is not required. All of our directors at the time of the 2017 annual general meeting attended the Company’s 2017 annual general meeting.

Director Independence

To assist our Board of Directors in determining the independence of our directors, the Board has adopted Director Independence Guidelines that incorporate the definition of “independence” adopted by The Nasdaq Stock Market LLC, which we refer to as Nasdaq in this proxy statement. Our Board has determined that each of the Company’s directors (including Mr. Raymond Bingham, who served as a director in fiscal year 2018 until his resignation in June 2017), other than Mr. McNamara, is an independent director as defined by the applicable rules of Nasdaq and our Director Independence Guidelines. Under the Nasdaq definition and our Director Independence Guidelines, a director is independent only if the Board determines that the director does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, under the Nasdaq definition and our Director Independence Guidelines, a director will not be independent if the director has certain disqualifying relationships. In evaluating independence, the Board broadly considers all relevant facts and circumstances. Our Director Independence Guidelines are included in our Guidelines with Regard to Certain Governance Matters, a copy of which is available on the Corporate Governance page of the Investor Relations section of our website at www.flex.com.

Director Retirement by Rotation

Article 94 of our Constitution requires that at each annual general meeting one-third of the directors (or, if their number is not a multiple of three, then the number nearest to but not more than one-third of the directors) are required to retire from office and are then eligible for re-election at such annual general meeting. On July 2, 2018, the Company announced that, following a review of corporate governance practices and trends, the Board of Directors has determined to “de-classify” its Board in accordance with Singapore law to enable all directors to stand for election at each subsequent annual general meeting of the Company, with such annual elections of the full Board commencing at the Company’s annual general meeting to be held in 2019. The Company will call an extraordinary general meeting of the shareholders of the Company prior to the 2019 annual general meeting to obtain the approval of the Company’s shareholders to amend the Company’s Constitution accordingly and elect all directors annually, rather than through “staggered” retirement by rotation.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors currently consists of nine directors, each of whom, other than Mr. McNamara, is independent under the Company’s Director Independence Guidelines and the applicable rules of Nasdaq. Mr. McNamara has served as our Chief Executive Officer, or CEO, since January 1, 2006, and as a member of our Board of Directors since October 2005.  The Board has separated the roles of Chairman and CEO since 2003. The Board appointed Mr. Capellas, an independent director, as Chairman of the Board, in 2017.

Our Board of Directors believes that the most effective Board leadership structure for the Company at the present time is for the roles of CEO and Chairman of the Board to be separated, and for the Chairman of the Board to be an independent director. Under this structure, our CEO is generally responsible for setting the strategic direction for the Company and for providing the day-to-day leadership over the Company’s operations, while the Chairman of the Board provides guidance to the CEO, sets the agenda for meetings of the Board and presides over Board meetings. Our Board of Directors believes that having an independent Chairman set the agenda and establish the priorities and procedures for the work of the Board provides a greater role for the independent directors in the oversight of the Company, and also provides the continuity of leadership necessary for the Board to fulfill its responsibilities. This leadership structure is supplemented by the fact that all of our directors, other than Mr. McNamara, are independent and all of the committees of the Board are composed solely of, and chaired by, independent directors. In addition, our non-employee directors meet at regularly scheduled executive sessions without management participation. The Board retains the authority to modify this leadership structure as and when appropriate to best address the Company’s unique circumstances at any given time and to serve the best interests of our shareholders.

Our Board of Directors’ role in risk oversight involves both the full Board of Directors and its committees. The Audit Committee is charged with the primary role in carrying out risk oversight responsibilities on behalf of the Board. Pursuant to its charter, the Audit Committee reviews the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major risk exposures and the steps that have been taken to monitor and mitigate such exposures. The Company’s enterprise risk management process is designed to identify risks that could affect the Company’s achievement of business goals and strategies, to assess the likelihood and potential impact of significant risks to the Company’s business, and to prioritize risk control and mitigation. Our Chief Financial Officer, our General Counsel and our Chief Ethics and Compliance Officer periodically report on the Company’s risk management policies and practices to relevant Board committees and to the full Board. The Audit Committee reviews the Company’s major financial risk exposures as well as major operational, compliance, reputational, cybersecurity and strategic risks, including steps to monitor, manage and mitigate those risks. In addition, each of the other Board committees is responsible for oversight of risk management practices for categories of risks relevant to their functions. For example, the Compensation Committee has oversight responsibility for the Company’s overall compensation structure, including review of its compensation practices, with a view to assessing associated risk. See “Compensation Risk Assessment.” The Board as a group is regularly updated on specific risks in the course of its review of corporate strategy, business plans and reports to the Board by its respective committees. The Board believes that its leadership structure supports its risk oversight function by providing a greater role for the independent directors in the oversight of the Company.

Succession Planning

On at least an annual basis, the Board reviews and assesses succession plans for the Chief Executive Officer position as well as other executive officers in order to ensure that the Company has the talent needed to successfully pursue the Company’s strategy and execution of that strategy.  This review includes a broader discussion on developing and retaining executive talent.  Directors become familiar with potential successors for key executive positions through various means, including regular organization and talent reviews, presentations to the board, and informal meetings.

Board Committees

The standing committees of our Board of Directors are the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The table below provides current membership for each of these committees.

Name	Independent	Financial Expert	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Michael D. Capellas
Jennifer Li
Marc A. Onetto
Daniel H. Schulman*
Willy C. Shih, Ph.D.
Lay Koon Tan
William D. Watkins
Lawrence A. Zimmerman

* Mr. Schulman is not standing for re-election and is retiring from the Board effective as of the conclusion of the 2018 annual general meeting.

 = Committee Member

 = Committee Chair

Audit Committee

The Audit Committee of the Board of Directors is currently composed of Messrs. Onetto, Watkins and Zimmerman, each of whom the Board has determined to be independent and to meet the financial experience requirements under both the rules of the SEC and the listing standards of Nasdaq.  Effective as of the date of the 2018 annual general meeting, Mr. Watkins will rotate off the Audit Committee (in connection with his appointment as Chairman of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee) and Ms. Li has been appointed to the Audit Committee. Additionally, while not currently on the Audit Committee, Mr. Tan served on the Audit Committee for a portion of fiscal year 2018.  The Board has also determined that each of Messrs. Watkins and Zimmerman is an “audit committee financial expert” within the meaning of the rules of the SEC and is “financially sophisticated” within the meaning of the rules of Nasdaq. The Audit Committee held eleven meetings during fiscal year 2018 and regularly meets in executive sessions without management present.

The Audit Committee’s principal functions are to:

•      monitor and evaluate periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our financial and senior management, and our independent auditors;

•      be directly responsible for the appointment, compensation and oversight of the work of our independent auditors (including resolution of any disagreements between our management and the auditors regarding financial reporting); and

•     facilitate communication among our independent auditors, our financial and senior management and our Board.

Our Board has adopted an Audit Committee Charter that is available on the Corporate Governance page of the Investor Relations section of our website at www.flex.com.

Compensation Committee

Responsibilities and Meetings

The Compensation Committee of our Board of Directors is responsible for reviewing and approving the goals and objectives relating to, and recommending to our Board the compensation of, our Chief Executive Officer and all other executive officers. The Compensation Committee also oversees management’s decisions concerning the performance and compensation of other officers, administers the Company’s equity compensation plans and regularly evaluates the effectiveness of our overall executive compensation program. The Compensation Committee is currently composed of Messrs. Schulman and Tan and Dr. Shih, each of whom our Board has determined to be an independent director under the applicable listing standards of Nasdaq. Mr. Schulman is currently Chairman of the Compensation Committee and effective as of the date of the 2018 annual general meeting, Mr. Watkins has been appointed Chairman of the Compensation Committee.  Additionally, while not currently a member of the Compensation Committee, Mr. Capellas served on the Compensation Committee for a portion of fiscal year 2018 and continues to attend Compensation Committee meetings.  The Compensation Committee held five meetings during fiscal year 2018 and regularly meets in executive sessions without management present. The specific powers and responsibilities of the Compensation Committee are set forth in more detail in the Compensation Committee Charter, which is available on the Corporate Governance page of the Investor Relations section of our website at www.flex.com.

Delegation of Authority

When appropriate, our Compensation Committee may form, and delegate authority to, subcommittees. In addition, in accordance with the Company’s equity compensation plans, the Compensation Committee’s charter allows the Compensation Committee to delegate to our Chief Executive Officer its authority to grant equity awards to employees of the Company who are not directors, executive officers or other senior level employees who report directly to the Chief Executive Officer.

Compensation Processes and Procedures

The Compensation Committee evaluates our compensation programs and makes recommendations to our Board regarding compensation to be paid or awarded to our executive officers. As part of its process, the Compensation Committee meets with our Chief Executive Officer, Chief Financial Officer, and members of our human resources department to obtain recommendations with respect to the structure of our compensation programs, as well as an assessment of the performance of individual executives and recommendations on compensation for individual executives. In addition, the Compensation Committee has the authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors. In connection with our 2018 fiscal year compensation review, the Compensation Committee engaged Mercer Human Resources Consulting (referred to in this proxy statement as Mercer), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. as its independent adviser for certain executive compensation matters. Mercer was retained by the Compensation Committee to provide an independent review of the Company’s executive compensation programs, including an analysis of both the competitive market and the design of the programs. More specifically, Mercer furnished the Compensation Committee with reports on peer company practices relating to the following matters: short and long-term compensation program design; annual share utilization and shareowner dilution levels resulting from equity plans; and executive share ownership and retention values. As part of its reports to the Compensation Committee, Mercer evaluated our peer companies, and provided competitive compensation data and analysis relating to the compensation of our Chief Executive Officer and our other executives and senior officers. Mercer also assisted the Compensation Committee with its risk assessment of our compensation programs, and advising on the methodology used for our 2018 CEO pay ratio disclosure.

The Compensation Committee relied on input from Mercer in evaluating management’s recommendations and arriving at the Compensation Committee’s recommendations to the Board with respect to the elements of compensation discussed below under “Compensation Discussion and Analysis” for fiscal year 2018 compensation. The Compensation Committee expects that it will continue to retain a compensation consultant on future executive compensation matters.

Relationship with Compensation Consultant

Mercer’s fees in connection with providing consulting services with respect to the compensation of our executive officers and non-employee directors in fiscal year 2018 were approximately $265,000.  Additionally, during our 2018 fiscal year,

Marsh & McLennan Companies, Inc. (the parent company of Mercer) and its affiliates, which we refer to collectively as MMC, were retained by the Company to provide other services unrelated to executive and director compensation matters. These services included various consulting and business services, and our Compensation Committee did not review or approve such other services provided by MMC, as those services were approved by management in the ordinary course of business. The aggregate fees paid for those other services in fiscal year 2018 were approximately $799,000.

Our Compensation Committee has determined that the provision by MMC of services unrelated to executive and director compensation matters in fiscal year 2018 was compatible with maintaining the objectivity of Mercer in its role as compensation consultant to the Compensation Committee and that the consulting advice it received from Mercer was not influenced by MMC’s other relationships with the Company. The Compensation Committee is sensitive to the concern that the services provided by MMC, and the related fees, could impair the objectivity and independence of Mercer, and the Compensation Committee believes that it is important that objectivity be maintained. However, the Compensation Committee also recognizes that the services provided by MMC are valuable to the Company and that it could be inefficient and not in the Company’s interest to use a separate firm to provide those services at this time. In addition, the Compensation Committee has confirmed that Mercer and MMC maintain appropriate safeguards to assure that the consulting services provided by Mercer are not influenced by the Company’s business relationship with MMC. Specifically, Mercer provided to the Compensation Committee an annual update on Mercer’s and MMC’s financial relationship with the Company and assurances that members of Mercer who perform consulting services for the Compensation Committee have a reporting relationship and compensation determined separately from MMC’s other lines of business and from its other work for the Company.

Mercer also represented to the Compensation Committee that there are no personal or business relationships between the Mercer account manager and any member of the Compensation Committee or a named executive officer beyond the Flex relationship. Further, the Mercer account manager does not directly own any Flex shares (although some of his investments controlled solely by independent, third-party managers may own Flex shares by way of indexed funds). Based on the above and other factors, including the factors set forth under Rule 10C-1 under the Securities Exchange Act of 1934, as amended (referred to in this proxy statement as the Exchange Act), the Compensation Committee assessed the independence of Mercer and concluded that no conflict of interest exists that would prevent Mercer from independently representing the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

During our 2018 fiscal year, Messrs. Schulman, Capellas, and Tan and Dr. Shih served as members of the Compensation Committee. None of our executive officers served on the Compensation Committee during our 2018 fiscal year. None of our directors has interlocking or other relationships with other boards, compensation committees or our executive officers that require disclosure under Item 407(e)(4) of SEC Regulation S-K.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is currently composed of Messrs. Capellas, Schulman and Zimmerman, each of whom our Board has determined to be an independent director under the applicable listing standards of Nasdaq.  Effective as of the date of the 2018 annual general meeting, Mr. Watkins has been appointed to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held five meetings during fiscal year 2018 and regularly meets in executive sessions without management present. The Nominating and Corporate Governance Committee recruits, evaluates and recommends candidates for appointment or election as members of our Board. The Nominating and Corporate Governance Committee is also responsible for shaping and overseeing the application of the Company’s corporate governance policies and procedures, including recommending corporate governance guidelines to the Board. In addition, the Nominating and Corporate Governance Committee oversees the Board’s annual self-evaluation process and any Board communications with shareholders. In addition, the Nominating and Corporate Governance Committee reviews and makes recommendations to our Board for the compensation of our non-employee directors. Our Board has adopted a Nominating and Corporate Governance Committee Charter that is available on the Corporate Governance page of the Investor Relations section of our website at www.flex.com.

The goal of the Nominating and Corporate Governance Committee is to ensure that our Board possesses a variety of perspectives and skills derived from high-quality business and professional experience. In connection with this goal, the Nominating and Corporate Governance Committee engages in Board succession planning by assessing the need to expand the size or expertise of the Board and the likelihood that a prospective nominee would possess the relevant skills and experience.  Although the Board does not have a formal policy on diversity, the Nominating and Corporate Governance Committee seeks to achieve a balance and diversity of knowledge, experience and capability on our Board, while maintaining a sense of collegiality and cooperation that is conducive to a productive working relationship within the Board and between the Board and management. Further, the Company and the Nominating and Corporate Governance Committee are committed to actively seek highly-qualified diverse candidates (including diversity of experience, expertise, gender, race, and ethnicity) for consideration when the Board undertakes director searches. In addition, the Nominating and Corporate Governance Committee seeks nominees with the highest professional and personal ethics and values, an understanding of our business and industry, a high level of education, broad-based business acumen, and the ability to think strategically. Although the Nominating and Corporate Governance Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees.

The Nominating and Corporate Governance Committee generally recruits, evaluates and recommends nominees for our Board based upon recommendations by our directors and management or third-party search firms (which the Company retains from time to time to help identify potential candidates). During fiscal year 2018, the Nominating and Corporate Governance Committee received recommendations from the Board and engaged a third-party search firm to assist it in identifying and assessing potential director candidates.  Ms. Li was identified as a potential director by such third-party search firm. The Nominating and Corporate Governance Committee will also consider recommendations submitted by our shareholders. The Nominating and Corporate Governance Committee does not have different standards for evaluating nominees depending on whether they are proposed by our directors and management or by our shareholders. Shareholders can recommend qualified candidates for our Board to the Nominating and Corporate Governance Committee by submitting recommendations to our corporate secretary at Flex Ltd., 2 Changi South Lane, Singapore 486123. Submissions that are received and meet the criteria outlined above will be forwarded to the Nominating and Corporate Governance Committee for review and consideration. Shareholder recommendations for our 2019 annual general meeting should be made not later than March 7, 2019 to ensure adequate time for meaningful consideration by the Nominating and Corporate Governance Committee. To date, we have not received any such recommendations from our shareholders.

The Nominating and Corporate Governance Committee also reviews and makes recommendations to our Board for the compensation of our non-employee directors. To assist the Nominating and Corporate Governance Committee in its periodic review of director compensation, our management provides director compensation data compiled from the annual reports and proxy statements of companies in our peer comparison group. In addition, the Nominating and Corporate Governance Committee retained Mercer to assist the Nominating and Corporate Governance Committee in its review of our non-employee director compensation program. This review was conducted to establish whether the compensation paid to our non-employee directors was competitive when compared to the practices of our peer group of companies. The Nominating and Corporate Governance Committee reviewed, among other things, the existing cash compensation of our non-employee directors, and the grant date fair value of restricted share unit awards. The Nominating and Corporate Governance Committee, with the assistance of Mercer, has also taken into consideration compensation trends for outside directors and the implementation of our share ownership guidelines for non-employee directors. The current compensation payable to our non-employee directors and our Chairman of the Board is discussed in the section below captioned “Non-Management Directors’ Compensation for Fiscal Year 2018.”

Director Share Ownership Guidelines

At the recommendation of the Compensation Committee, our Board of Directors adopted share ownership guidelines for our non-employee directors in July 2009, which our Board amended in 2017. The share ownership guidelines encourage our non-employee directors to hold a minimum number of our ordinary shares equivalent to four (4) times the annual cash retainer provided to non-employee directors. The guidelines encourage our non-employee directors to reach this goal within five years from the date of their election to our Board of Directors and to hold at least such minimum value in shares for as long as he or she serves on our Board.  All of our non-employee directors have already met the minimum requirements of the share ownership guidelines or are on target to be in compliance with the requirements of the guidelines.

Part II — Proposals to be Considered at the 2018 Annual General Meeting of Shareholders

Non-Management Directors’ Compensation for Fiscal Year 2018

NON-MANAGEMENT DIRECTORS’ COMPENSATION FOR FISCAL YEAR 2018

The key objective of our non-employee directors’ compensation program is to attract and retain highly qualified directors with the necessary skills, experience and character to oversee our management. By using a combination of cash and equity-based compensation, the compensation program is designed to recognize the time commitment, expertise and potential liability relating to active Board service, while aligning the interests of our Board of Directors with the long-term interests of our shareholders. In accordance with the policy of our Board of Directors, we do not pay management directors for Board service in addition to their regular employee compensation. For a discussion of the compensation paid to our only management director, Mr. McNamara, for services provided as our CEO, see the sections of this proxy statement entitled “Compensation Discussion and Analysis” and “Executive Compensation.”

In addition to the compensation provided to our non-employee directors, which is detailed below, each non-employee director is reimbursed for any reasonable out-of-pocket expenses incurred in connection with attending in-person meetings of the Board of Directors and Board committees, as well as for any fees incurred in attending continuing education courses for directors.

Fiscal Year 2018 Annual Cash Compensation

Under the Singapore Companies Act, we may only provide cash compensation to our non-employee directors for services rendered in their capacity as directors with the prior approval of our shareholders at a general meeting. Our shareholders approved the current cash compensation arrangements for our non-employee directors at our 2009, 2011, 2014, and 2017 annual general meetings. The current arrangements include the following compensation:

•                annual cash compensation of $90,000, payable quarterly in arrears to each non-employee director for services rendered as a director;

•                additional annual cash compensation of $50,000, payable quarterly in arrears to the Chairman of the Board of Directors for services rendered as Chairman of the Board (in addition to the regular cash compensation payable to a member of the Board for services rendered as a director and for service on any Board committee, including service as Chairman of any Board committee);

•                additional annual cash compensation of $40,000, payable quarterly in arrears to the Chairman of the Audit Committee for services rendered as Chairman of the Audit Committee;

•                additional annual cash compensation of $15,000, payable quarterly in arrears to each member who serves on the Audit Committee (including the Chairman of the Audit Committee) for participation on the Audit Committee;

•                additional annual cash compensation of $40,000, payable quarterly in arrears to the Chairman of the Compensation Committee for services rendered as Chairman of the Compensation Committee;

•                additional annual cash compensation of $15,000, payable quarterly in arrears to each member who serves on the Compensation Committee (including the Chairman of the Compensation Committee) for participation on the Compensation Committee;

•                additional annual cash compensation of $15,000, payable quarterly in arrears to the Chairman of the Nominating and Corporate Governance Committee for services rendered as Chairman of the Nominating and Corporate Governance Committee;

•                additional annual cash compensation of $8,000, payable quarterly in arrears to each member who serves on the Nominating and Corporate Governance Committee (including the Chairman of the Nominating and Corporate Governance Committee) for participation on the Nominating and Corporate Governance Committee; and

•                additional annual cash compensation of $5,000 payable quarterly in arrears to each of our non-employee directors for participation on each standing committee other than the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (of which there are currently none).

The cash compensation of non-employee directors who serve less than a full quarter is pro-rated for the number of days actually served.  Non-employee directors do not receive any non-equity incentive compensation, or participate in any pension plan or deferred compensation plan.

At our 2013 annual general meeting of shareholders, our shareholders approved a change in the structure of our non-employee director compensation program that allows our non-employee directors to receive their compensation in the form of Company shares, cash, or a combination thereof at the election of each director. Each non-employee director can elect to receive his or her annual retainer and committee compensation, or any portion thereof, in the form of fully-vested, unrestricted shares of the Company. A director making such election will receive shares having an aggregate value equal to the portion of compensation elected to be received in shares, valued at the closing price of our shares on the date the compensation would otherwise be paid in cash.

Fiscal Year 2018 Equity Compensation

Yearly Restricted Share Unit Awards

Under the terms of the discretionary restricted share unit grant provisions of our 2017 Equity Incentive Plan, which we refer to as the 2017 Plan, each non-employee director is eligible to receive grants of restricted share unit awards at the discretion of our Board of Directors. In accordance with the compensation program recommended by the Nominating and Corporate Governance Committee and approved by the Board, each non-employee director receives, following each annual general meeting of the Company, a yearly restricted share unit award consisting of such number of shares having an aggregate fair market value of $185,000 on the date of grant. These yearly restricted share unit awards vest in full on the date immediately prior to the date of the next year’s annual general meeting. During fiscal year 2018, each non-employee director received a restricted share unit award covering 11,504 ordinary shares under this program.

Initial Awards

Upon initially becoming a director of the company, each non-employee director receives a pro-rated share of the yearly restricted share unit award granted to our directors, which is discussed above. The pro-rated award vests on the date immediately prior to the date of our next annual general meeting and is based on the amount of time that the director serves on the Board until such date. During fiscal year 2018, Ms. Li received a restricted share unit award covering 6,921 ordinary shares under this program.

Discretionary Grants

Under the terms of the discretionary option grant provisions of the 2017 Plan, non-employee directors are eligible to receive share options granted at the discretion of the Compensation Committee. No director received share options pursuant to the discretionary grant program during fiscal year 2018.

Compensation for the Non-Employee Chairman of the Board

Our non-executive Chairman is entitled to receive, following each annual general meeting of the Company, (i) the $50,000 in additional annual cash compensation described above, payable quarterly in arrears, and (ii) an additional yearly restricted share unit award that consists of such number of shares having an aggregate fair market value of $50,000 on the date of grant, which vests on the date immediately prior to the date of the next year’s annual general meeting. Following the 2017 annual general meeting, our non-executive Chairman of the Board received a restricted share unit award covering 3,109 ordinary shares under the equity portion of this program. Our Chairman of the Board is also eligible to receive all other compensation payable to our non-employee directors for his service as a member of the Board.

In addition, our Chairman of the Board is entitled to receive the regular cash compensation payable to a member of the Board for service on any Board committees, including service as chairman of any Board committees. Our non-executive Chairman of the Board currently serves as the Chairman of the Nominating and Corporate Governance Committee.

In connection with his appointment as Chairman of the Board and as Chairman and member of the Nominating and Corporate Governance Committee in June 2017, Mr. Capellas elected, in lieu of cash compensation, to receive fully vested ordinary shares of the Company under the director share election program for those positions. Mr. Capellas previously elected to receive fully vested ordinary shares of the Company in lieu of his cash compensation for serving as a director and a member of the Compensation Committee.

While Company aircraft are generally used for Company business only, our Chairman of the Board may be permitted to use Company aircraft for personal travel, provided that Company aircraft are not needed for business purposes at such time. In such cases, the Chairman is required to reimburse the Company for the incremental costs related to his use of the aircraft. We calculate the incremental cost to the Company for use of the Company aircraft by using an hourly rate for each flight hour, which rate is based on the variable operational costs of each flight.

Director Summary Compensation in Fiscal Year 2018

The following table sets forth the fiscal year 2018 compensation for our non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Share Awards ($)(2)	Total ($)
H. Raymond Bingham (3)	$50,000	$—	$50,000
Michael D. Capellas (4)	$—	$371,068	$371,068
Jennifer Li	$21,349	$128,731	$150,080
Marc A. Onetto	$102,514	$184,984	$287,498
Daniel H. Schulman (5)	$148,028	$184,984	$333,012
Willy C. Shih, Ph.D.	$101,882	$184,984	$286,866
Lay Koon Tan (6)	$171,949	$184,984	$356,933
William D. Watkins	$102,514	$184,984	$287,498
Lawrence A. Zimmerman	$148,028	$184,984	$333,012

(1)  This column represents the amount of cash compensation earned in fiscal year 2018 for Board and committee service.

(2)  This column represents the grant date fair value of restricted share unit awards granted in fiscal year 2018 in accordance with FASB ASC Topic 718. The grant date fair value of restricted share unit awards is the closing price of our ordinary shares on the date of grant. For additional information regarding the assumptions made in calculating the amounts reflected in this column, see Note 4 to our audited consolidated financial statements for the fiscal year ended March 31, 2018, “Share-Based Compensation,” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018. No option awards were granted in fiscal year 2018.

(3)  Mr. Bingham resigned from the Board of Directors on June 29, 2017.

(4)  In lieu of his cash compensation, Mr. Capellas elected to receive fully vested ordinary shares of the Company under the director share election program for his Board and Committee service, earned beginning with the date following the 2017 annual general meeting. During fiscal year 2018, Mr. Capellas received 7,766 ordinary shares under the share election program, the value of which is reflected in the table above under “Share Awards.”

(5)  Mr. Schulman is retiring from the Board of Directors effective as of the conclusion of the annual general meeting.

(6)  Mr. Tan incurred U.S. Federal and California state taxes as a result of serving on our Board of Directors. The Company agreed to compensate Mr. Tan in cash in connection with his double taxation. Mr. Tan received $24,644 on April 15, 2017 and $62,901 on October 15, 2017 for his tax equalization in 2015 and 2016, respectively. These amounts are included in the table above under “Fees Earned or Paid in Cash.”

The table below shows the aggregate number of ordinary shares underlying unvested restricted share units held by our non-employee directors as of the 2018 fiscal year-end:

Name	Number of Ordinary Shares Underlying Outstanding Restricted Share Units (#)
Michael D. Capellas	14,613
Jennifer Li	6,921
Marc A. Onetto	11,504
Daniel H. Schulman(1)	11,504
Willy C. Shih, Ph.D.	11,504
Lay Koon Tan	11,504
William D. Watkins	11,504
Lawrence A. Zimmerman	11,504

(1)         Mr. Schulman is retiring from the Board of Directors effective as of the conclusion of the annual general meeting.

The directors do not hold any share options.  Mr. Bingham did not receive any restricted share units in fiscal year 2018.

Change of Control and Termination Provisions

All of our non-employee directors have outstanding restricted share unit awards granted under the terms of the 2017 Plan. Equity awards to our directors are currently granted under the 2017 Plan, the adoption of which was approved by our shareholders at our 2017 annual general meeting. In the event of a dissolution or liquidation of the Company or if we are acquired by merger or asset sale or in the event of other change of control events, the treatment of outstanding restricted share units granted under the 2017 Plan is as described in the section entitled “Potential Payments upon Termination or Change in Control.”

Part II — Proposals to be Considered at the 2018 Annual General Meeting of Shareholders

Proposal No. 3: Re-Appointment of Independent Auditors for Fiscal Year 2019

PROPOSAL NO. 3: RE-APPOINTMENT OF INDEPENDENT AUDITORS FOR FISCAL YEAR 2019 AND AUTHORIZATION OF OUR BOARD TO FIX THEIR REMUNERATION

Our Audit Committee has approved, subject to shareholder approval, the re-appointment of Deloitte & Touche LLP, which has been the Company’s independent registered public accounting firm since 2002, as the Company’s independent registered public accounting firm to audit our financial statements and records for the fiscal year ending March 31, 2019, and to perform other appropriate services. In addition, pursuant to Section 205(16) of the Companies Act, our Board of Directors is requesting that the shareholders authorize the directors, upon the recommendation of the Audit Committee, to fix the auditors’ remuneration for services rendered through the 2019 annual general meeting. We expect that a representative from Deloitte & Touche LLP will be present at the 2018 annual general meeting. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

The Company has been advised by Deloitte & Touche LLP that neither it nor any of its associates has any direct or material indirect financial interest in the Company.

Principal Accountant Fees and Services

Set forth below are the aggregate fees billed by our principal accounting firm, Deloitte & Touche LLP, a member firm of Deloitte Touche Tohmatsu, and its respective affiliates for services performed during fiscal years 2018 and 2017. All audit and permissible non-audit services reflected in the fees below were pre-approved by the Audit Committee in accordance with established procedures.

	Fiscal Year
	2018	2017
	(in millions)
Audit Fees	$10.6	$9.3
Audit-Related Fees	0.7	0.2
Tax Fees	0.9	1.3
All Other Fees	0.1	0.1
Total	$12.3	$10.9

Audit Fees consist of fees for professional services rendered by our independent registered public accounting firm for the audit of our annual consolidated financial statements included in our Annual Report on Form 10-K (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q. These fees include fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, consents and the review of documents filed with the SEC and, for fiscal year 2018, also include fees incurred in connection with the independent investigation conducted by the Audit Committee.

Audit-Related Fees consist of fees for assurance and related services by our independent registered public accounting firm that are reasonably related to the performance of the audit and not included in Audit Fees.  For fiscal year 2018, these fees include, among other items, fees associated with the implementation of Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers.

Tax Fees consist of fees for professional services rendered by our independent registered public accounting firm for tax compliance, tax advice, and tax planning services, including assistance regarding federal, state and international tax compliance, return preparation, tax audits and customs and duties.

All Other Fees consist of fees for professional services rendered by our independent registered public accounting firm for permissible non-audit services.

Audit Committee Pre-Approval Policy

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Our Audit Committee has determined that the provision of non-audit services under appropriate circumstances may be compatible with maintaining the independence of Deloitte & Touche LLP, and that all such services provided by Deloitte & Touche LLP to us in the past were compatible with maintaining such independence. The Audit Committee is sensitive to the concern that some non-audit services, and related fees, could impair independence and the Audit Committee believes it important that independence be maintained. However, the Audit Committee also recognizes that in some areas, services that are identified by the relevant regulations as “tax fees” or “other fees” are sufficiently related to the audit work performed by Deloitte & Touche LLP that it would be highly inefficient and unnecessarily expensive to use a separate firm to perform those non-audit services. The Audit Committee intends to evaluate each such circumstance on its own merits, and to approve the performance of non-audit services where it believes efficiency can be obtained without meaningfully compromising independence.

The Board recommends a vote “FOR” the re-appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2019 and authorization of the Board, upon the recommendation of the Audit Committee, to fix their remuneration.

Part II — Proposals to be Considered at the 2018 Annual General Meeting of Shareholders

Audit Committee Report

AUDIT COMMITTEE REPORT

The information contained under this “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Audit Committee assists our Board of Directors in overseeing financial accounting and reporting processes and systems of internal controls. The Audit Committee also evaluates the performance and independence of our independent registered public accounting firm. The Audit Committee operates under a written charter, a copy of which is available on the Corporate Governance page of the Investor Relations section of our website at www.flex.com. Under the written charter, the Audit Committee must consist of at least three directors, all of whom must be “independent” as defined by the Exchange Act and the rules of the SEC and Nasdaq. The members of the Audit Committee during fiscal year 2018 were Messrs. Onetto, Tan, Watkins and Zimmerman, each of whom is an independent director.

Our financial and senior management supervise our systems of internal controls and the financial reporting process. Our independent auditors perform an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and express an opinion on these consolidated financial statements. In addition, our independent auditors express their own opinion on the effectiveness of our internal control over financial reporting. The Audit Committee monitors these processes.

The Audit Committee has reviewed and discussed with both the management of the Company and our independent auditors our audited consolidated financial statements for the fiscal year ended March 31, 2018, as well as management’s assessment and our independent auditors’ evaluation of the effectiveness of our internal control over financial reporting as of March 31, 2018. Our management represented to the Audit Committee that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee also discussed with our independent auditors the matters required to be discussed by our independent registered public accounting firm with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board. The Audit Committee also has discussed with our independent auditors the firm’s independence from Company management and the Company, and reviewed the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by our independent auditors is compatible with maintaining the independence of the auditors. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. All audit and permissible non-audit services performed by our independent auditors during fiscal years 2018 and 2017 were pre-approved by the Audit Committee in accordance with established procedures.

Based on the Audit Committee’s discussions with the management of the Company and our independent auditors and based on the Audit Committee’s review of our audited consolidated financial statements together with the reports of our independent auditors on the consolidated financial statements and the representations of our management with regard to these consolidated financial statements, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018, which was filed with the SEC on June 14, 2018.

Submitted by the Audit Committee of the Board of Directors:

Lawrence A. Zimmerman
Marc A. Onetto

William D. Watkins

Part II — Proposals to be Considered at the 2018 Annual General Meeting of Shareholders

Proposal No. 4: Ordinary Resolution to Authorize Ordinary Share Issuances

PROPOSAL NO. 4: ORDINARY RESOLUTION TO AUTHORIZE ORDINARY SHARE ISSUANCES

We are incorporated in the Republic of Singapore. Under Singapore law, our directors may only issue ordinary shares and make or grant offers, agreements or options that might or would require the issuance of ordinary shares, with the prior approval from our shareholders. We are submitting this proposal because we are required to do so under the laws of Singapore before we can issue any ordinary shares in connection with our equity compensation plans, possible future strategic transactions, or public and private offerings.

If this proposal is approved, the authorization would be effective from the date of the 2018 annual general meeting until the earlier of (i) the conclusion of the 2019 annual general meeting or (ii) the expiration of the period within which the 2019 annual general meeting is required by law to be held. The 2019 annual general meeting is required to be held within 15 months after the date of the 2018 annual general meeting or six months after the date of our 2019 fiscal year end, whichever is earlier (except that Singapore law allows for a one-time application for an extension of up to a maximum of two months to be made with the Singapore Accounting and Corporate Regulatory Authority).

Our Board believes that it is advisable and in the best interests of our shareholders for our shareholders to authorize our directors to issue ordinary shares and to make or grant offers, agreements or options that might or would require the issuance of ordinary shares. In the past, the Board has issued shares or made agreements that would require the issuance of new ordinary shares in the following situations:

•                in connection with strategic transactions and acquisitions;

•                pursuant to public and private offerings of our ordinary shares as well as instruments convertible into our ordinary shares; and

•                in connection with our equity compensation plans and arrangements.

If this proposal is not approved, we would not be permitted to issue any new ordinary shares, including shares issuable pursuant to compensatory equity awards (other than shares issuable on exercise or settlement of outstanding options, restricted share units and other instruments convertible into or exercisable for ordinary shares, which were previously granted when the previous shareholder approved share issue mandates were in force). If we are unable to rely upon equity as a component of compensation, we would have to review our compensation practices, and would likely have to substantially increase cash compensation to retain key personnel.

Notwithstanding this general authorization to issue our ordinary shares, we will be required to seek shareholder approval with respect to future issuances of ordinary shares where required under the rules of Nasdaq, such as where the Company proposes to issue ordinary shares that will result in a change in control of the Company or in connection with a private offering involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares at a price less than the greater of book or market value.

Our Board expects that we will continue to issue ordinary shares and grant options and restricted share unit awards in the future under circumstances similar to those in the past. As of the date of this proxy statement, other than issuances of ordinary shares or agreements that would require the issuance of new ordinary shares in connection with our equity compensation plans and arrangements, we have no specific plans, agreements or commitments to issue any ordinary shares for which approval of this proposal is required. Nevertheless, our Board believes that it is advisable and in the best interests of our shareholders for our shareholders to provide this general authorization in order to avoid the delay and expense of obtaining shareholder approval at a later date and to provide us with greater flexibility to pursue strategic transactions and acquisitions and raise additional capital through public and private offerings of our ordinary shares as well as instruments convertible into our ordinary shares.

If this proposal is approved, our directors would be authorized to issue, during the period described above, ordinary shares subject only to applicable Singapore laws and the rules of Nasdaq. The issuance of a large number of ordinary shares could be dilutive to existing shareholders or reduce the trading price of our ordinary shares on Nasdaq.

We are not submitting this proposal in response to a threatened takeover. In the event of a hostile attempt to acquire control of the Company, we could seek to impede the attempt by issuing ordinary shares, which may dilute the voting power of our existing shareholders. This could also have the effect of impeding the efforts of our shareholders to remove an incumbent director and replace him with a new director of their choice. These potential effects could limit the opportunity for our shareholders to dispose of their ordinary shares at the premium that may be available in takeover attempts.

The Board recommends a vote “FOR” the resolution to authorize ordinary share issuances.

Part II — Proposals to be Considered at the 2018 Annual General Meeting of Shareholders

Proposal No. 5: Non-Binding, Advisory Resolution on Executive Compensation

PROPOSAL NO. 5: NON-BINDING, ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking our shareholders to approve, in a non-binding, advisory vote, the compensation of our named executive officers (NEOs) as reported in this proxy statement in the Compensation Discussion and Analysis and in the compensation tables and accompanying narrative disclosure under “Executive Compensation.” Our named executive officers are identified in the Compensation Discussion and Analysis.

As a general matter, our Compensation Committee continually seeks to have a compensation philosophy that emphasizes paying for performance. Key aspects of the philosophy are to:

•                  Emphasize at-risk compensation;

•                  Establish market-based, responsible target pay;

•                  Balance performance-based metrics and measurement time frames; and

•                  Place emphasis on long-term performance.

The Compensation Committee periodically assesses our compensation programs to ensure that they are appropriately aligned with our business strategy and are achieving their objectives. The Compensation Committee regularly reviews our compensation programs and peer company data and best practices in the executive compensation area. In past years, the Compensation Committee has recommended and our Board has approved changes in our compensation policies and practices in order to align with best practices. Overall, the Compensation Committee has sought to weight a higher percentage of our executives’ total direct compensation to performance-based and long-term components.

Performance Highlights For Fiscal Year 2018

We achieved overall top-line growth from expanding our Sketch-to-Scale® strategy while also pursuing an aggressive period of strategic capital expenditures and business realignment.  This fiscal year 2018 growth was strongest in our higher margin and higher complexity IEI and HRS segments, where year-over-year revenue growth was 20% and 15%, respectively. This growth is critical to our financial optimization as these segments drive better visibility and longer product life cycles. As expected, revenue declined in our CEC segment as legacy businesses continued to shrink while being partially offset by growth from new areas such as cloud data center and converged products. CTG segment revenues were up nearly 10% during fiscal year 2018, while its adjusted operating margins declined during the same period due to investments and losses from our Nike strategic partnership. Our increased level of capital expenditures and net working capital have pressured our cash flow. Fiscal year 2018 highlights(2) include:

•                We achieved net sales of $25.4 billion, an increase of 7% compared to the prior year. In addition, through the end of fiscal year 2018, we have delivered five straight quarters of year-over-year revenue growth.

•                Adjusted operating profit was $786.5 million, a 3.5% decrease as compared with fiscal year 2017.

•                We delivered adjusted EPS of $1.09 per share, a 6.8% decrease as compared with the prior year.

•                Adjusted gross profit totaled $1.7 billion, an increase of 1.9% compared to the prior year.

•                Adjusted gross margin was 6.7% of net sales in fiscal year 2018, compared with 7.0% of net sales in fiscal year 2017.

•                We generated operating cash flows of $753.6 million during the year. The cash flow generated from our operations enabled us to return value to shareholders with the repurchase of $180.0 million of our shares in fiscal year 2018.

•                We realized free cash flow of $236.4 million which was down from the prior year primarily due to higher capital expenditures of $517.2 million, higher working capital usage, and lower overall profitability.

(2)  See Annex A to the proxy statement for a reconciliation of non-GAAP and GAAP financial measures.

With the above results, we had a fiscal year 2018 TSR that was well below our expectations, though we have delivered TSR of nearly 29% over the past three fiscal years, which approximates the median of the firms that were in the S&P 500 over the same time period. Over the last five years, we have generated TSR of over 140%, which is in the top quartile of the S&P 500.

Pay and Performance Alignment For Fiscal Year 2018

Our compensation philosophy is to reward above-target performance when achieved, and pay zero or below target when targeted results are not delivered.

Highlights include:

•                We maintained all NEOs’ base salaries with no increase, positioned in the aggregate at approximately the peer group median.

•                In light of overall Company performance and in accordance with the Company’s governance principles, the Board exercised its discretion to reduce to zero the fourth quarter fiscal 2018 incentive bonus payouts for our NEOs, with the exception of Mr. Humphries, resulting in annual incentive bonus payouts at 89.3% of target for the NEOs (except for Mr. Humphries, who earned 159.2% of target driven by exceptional results in the HRS business).  Additionally, PSU and service-based RSU awards granted to the NEOs on June 19, 2018 were reduced by 15%.

•                We paid out the long-term PSU cycle during fiscal year 2018 at 200% of target in June 2017 based upon TSR results that were at the 81st percentile over the three-year performance cycle that began in June 2014, which exceeded the maximum level of the performance goal range.  The Flex three-year FCF PSU and long-term cash incentive cycle paid out at 73.9% of target, reflecting Flex’s more aggressive operating targets and the shift towards an investment strategy in fiscal year 2018.

•                We funded the NEOs’ deferred compensation plans with a value that averaged 26.3% of our NEOs’ respective base salaries based on fiscal year 2018 results.

•                We continued to use fiscal year 2018 long-term incentive grants that balance relative TSR PSUs with an LTIP that measures cumulative FCF over a multi-year period (from fiscal year 2018 through fiscal year 2020).

Prior Say-on-Pay Advisory Vote Results and Shareholder Engagement

In the normal course of Flex’s business, we have communications with shareholders about both our business and our executive compensation programs. During fiscal year 2018, we interacted with holders of approximately 93% of our share voting power. We also provided shareholders with a “say-on-pay” advisory vote on executive compensation at our 2017 annual general meeting held on August 15, 2017. The advisory vote received the support of approximately 94% of the votes cast at the General Meeting. Based on both the outcome of the “say-on-pay advisory vote” and our direct discussions with shareholders, we continue to believe that the underlying structure and implementation of our executive compensation program is sound and provides proper pay-for-performance alignment. We have been asked to more tightly manage our overall share grant levels relative to performance delivered, which we have done and will continue to do (see Responsible Share Granting Approach section in our Compensation Discussion and Analysis disclosure). Based on the favorable prior “say-on-pay” results, shareholder feedback on existing programs, and our review of the alignment of our pay program design with business results, we continued the structure of our fiscal year 2017 compensation programs in fiscal year 2018. Going forward, we will continue to evaluate our alignment between our compensation strategy and our business objectives, with a strong focus on ensuring that the pay programs reinforce the need to achieve strong performance levels and shareholder value growth.

In addition to providing shareholders with a “say-on-pay” advisory vote, in 2017, we provided shareholders with an advisory vote regarding the frequency of “say-on-pay” advisory votes.  Approximately 99% of the votes cast at the 2017 annual general meeting were in favor of continuing to hold “say-on-pay” advisory votes every year.

We urge shareholders to carefully read the Compensation Discussion and Analysis section of this proxy statement to review the correlation between the compensation of our named executive officers and our performance. The Compensation Discussion and Analysis also describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We also encourage you to read the

Summary Compensation Table and the other related compensation tables and narrative that follow the Compensation Discussion and Analysis, which provide detailed information on the compensation of our named executive officers.

While the vote on this resolution is advisory and not binding on the Company, each of the Compensation Committee and the Board values the opinions of our shareholders and will consider the outcome of the vote on this resolution when making decisions regarding future executive compensation arrangements. We have held a say-on-pay advisory vote on an annual basis since 2011.

The Board recommends a vote “FOR” the approval of the non-binding, advisory resolution on executive compensation.

Part II — Proposals to be Considered at the 2018 Annual General Meeting of Shareholders
Proposal No. 6: Ordinary Resolution to Renew the Share Purchase Mandate

PROPOSAL NO. 6: ORDINARY RESOLUTION TO RENEW THE SHARE PURCHASE MANDATE

Our purchases or acquisitions of our ordinary shares must be made in accordance with, and in the manner prescribed by, the Singapore Companies Act, the applicable listing rules of Nasdaq and such other laws and regulations as may apply from time to time.

Singapore law requires that we obtain shareholder approval of a “general and unconditional share purchase mandate” given to our directors if we wish to purchase or otherwise acquire our ordinary shares. This general and unconditional mandate is referred to in this proxy statement as the Share Purchase Mandate, and it allows our directors to exercise all of the Company’s powers to purchase or otherwise acquire our issued ordinary shares on the terms of the Share Purchase Mandate.

Although our shareholders approved a renewal of the Share Purchase Mandate at the annual general meeting of shareholders held in 2017, the Share Purchase Mandate renewed at the annual general meeting will expire on the date of the 2018 annual general meeting. Accordingly, we are submitting this proposal to seek approval from our shareholders at the annual general meeting for another renewal of the Share Purchase Mandate. Pursuant to the Singapore Companies Act, share repurchases under our share repurchase plans were subject to an aggregate limit of 20% of our issued ordinary shares outstanding as of the date of the annual general meeting held on August 15, 2017. On August 15, 2017, the Board authorized the repurchase of up to an aggregate of $500 million of ordinary shares of the Company.  Until the 2018 annual general meeting, any repurchases would be made under the Share Purchase Mandate renewed at the annual general meeting held in 2017. Commencing on the date of the 2018 annual general meeting, any repurchases may only be made if the shareholders approve the renewal of the Share Purchase Mandate at the annual general meeting.  On June 14, 2018, subject to the approval of this Share Repurchase Mandate by the shareholders at the 2018 annual general meeting, the Board authorized a repurchase of up to $500 million of ordinary shares of the Company.  The share purchase program does not obligate the Company to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice.

If renewed by shareholders at the annual general meeting, the authority conferred by the Share Purchase Mandate will, unless varied or revoked by our shareholders at a general meeting, continue in force until the earlier of the date of the 2019 annual general meeting or the date by which the 2019 annual general meeting is required by law to be held. The 2019 annual general meeting is required to be held within 15 months after the date of the 2018 annual general meeting or six months after the date of our 2019 fiscal year end, whichever is earlier (except that Singapore law allows for a one-time application for an extension of up to a maximum of two months to be made with the Singapore Accounting and Corporate Regulatory Authority).

The authority and limitations placed on our share purchases or acquisitions under the proposed Share Purchase Mandate, if renewed at the annual general meeting, are summarized below.

Limit on Allowed Purchases

We may only purchase or acquire ordinary shares that are issued and fully paid up. The prevailing limitation under the Singapore Companies Act that is currently in force does not permit us to purchase or acquire more than 20% of the total number of our issued ordinary shares outstanding at the date of the annual general meeting. Any of our ordinary shares which are held as treasury shares will be disregarded for purposes of computing this 20% limitation.

We are seeking approval for our Board of Directors to authorize the purchase or acquisition of our issued ordinary shares not exceeding 20% of our total number of issued ordinary shares outstanding as of the date of the passing of this proposal (excluding any ordinary shares which are held as treasury shares as at that date).

Purely for illustrative purposes, on the basis of 530,336,306 issued ordinary shares outstanding as of June 15, 2018, and assuming no additional ordinary shares are issued or repurchased on or prior to the date of the annual general meeting, based on the prevailing 20% limit, we would be able to purchase not more than 106,067,261 issued ordinary shares pursuant to the proposed renewal of the Share Purchase Mandate.

During fiscal year 2018, we repurchased approximately 10.8 million shares for an approximate aggregate purchase value of $180 million under the Share Purchase Mandate and retired all of these shares. As of June 15, 2018, we had 530,336,306 shares outstanding.

Duration of Share Purchase Mandate

Purchases or acquisitions of ordinary shares may be made, at any time and from time to time, on and from the date of approval of the Share Purchase Mandate up to the earlier of:

•                the date on which our next annual general meeting is held or required by law to be held; or

•                the date on which the authority conferred by the Share Purchase Mandate is revoked or varied by our shareholders at a general meeting.

Manner of Purchases or Acquisitions of Ordinary Shares

Purchases or acquisitions of ordinary shares may be made by way of:

•                market purchases on Nasdaq or any other stock exchange on which our ordinary shares may for the time being be listed and quoted, through one or more duly licensed dealers appointed by us for that purpose; and/or

•                off-market purchases (if effected other than on Nasdaq or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted), in accordance with an equal access scheme as prescribed by the Singapore Companies Act.

If we decide to purchase or acquire our ordinary shares in accordance with an equal access scheme, our directors may impose any terms and conditions as they see fit and as are in our interests, so long as the terms are consistent with the Share Purchase Mandate, the applicable rules of Nasdaq, the provisions of the Singapore Companies Act and other applicable laws. In addition, an equal access scheme must satisfy all of the following conditions:

•                offers for the purchase or acquisition of ordinary shares must be made to every person who holds ordinary shares to purchase or acquire the same percentage of their ordinary shares;

•                all of those persons must be given a reasonable opportunity to accept the offers made; and

•                the terms of all of the offers must be the same (except differences in consideration that result from offers relating to ordinary shares with different accrued dividend entitlements and differences in the offers solely to ensure that each person is left with a whole number of ordinary shares).

Purchase Price

The maximum purchase price (excluding brokerage commission, applicable goods and services tax and other related expenses of the purchase or acquisition) to be paid for each ordinary share will be determined by our directors. The maximum purchase price to be paid for the ordinary shares as determined by our directors must not exceed:

•                in the case of a market purchase, the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on Nasdaq or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, or shall not exceed any volume weighted average price, or other price determined under any pricing mechanism, permitted under SEC Rule 10b-18, at the time the purchase is effected; and

•                in the case of an off-market purchase pursuant to an equal access scheme, 150% of the “Prior Day Close Price” of our ordinary shares, which means the closing price of an ordinary share as quoted on Nasdaq or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, on the day immediately preceding the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase.

Treasury Shares

Under the Singapore Companies Act, ordinary shares purchased or acquired by us may be held as treasury shares. Some of the provisions on treasury shares under the Singapore Companies Act are summarized below.

Maximum Holdings. The number of ordinary shares held as treasury shares may not at any time exceed 10% of the total number of issued ordinary shares.

Voting and Other Rights. We may not exercise any right in respect of treasury shares, including any right to attend or vote at meetings and, for the purposes of the Singapore Companies Act, we shall be treated as having no right to vote and the treasury shares shall be treated as having no voting rights. In addition, no dividend may be paid, and no other distribution of our assets may be made, to the Company in respect of treasury shares, other than the allotment of ordinary shares as fully paid bonus shares. A subdivision or consolidation of any treasury share into treasury shares of a greater or smaller amount is also allowed so long as the total value of the treasury shares after the subdivision or consolidation is the same as before the subdivision or consolidation, respectively.

Disposal and Cancellation. Where ordinary shares are held as treasury shares, we may at any time:

•                sell the treasury shares for cash;

•                transfer the treasury shares for the purposes of or pursuant to any share scheme, whether for employees, directors or other persons;

•                transfer the treasury shares as consideration for the acquisition of shares in or assets of another company or assets of a person;

•                cancel the treasury shares; or

•                sell, transfer or otherwise use the treasury shares for such other purposes as may be prescribed by the Minister for Finance of Singapore.

Sources of Funds

Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Constitution and the applicable laws of Singapore shall be used. We intend to use our internal sources of funds and/or borrowed funds to finance any purchase or acquisition of our ordinary shares. Our directors do not propose to exercise the Share Purchase Mandate in a manner and to such an extent that would materially affect our working capital requirements.

The Singapore Companies Act permits us to purchase or acquire our ordinary shares out of our capital and/or profits. Acquisitions or purchases made out of capital are permissible only so long as we are solvent for the purposes of Section 76F(4) of the Singapore Companies Act. A company is solvent if, at the date of the payment made in consideration of the purchase or acquisition (which shall include any expenses — including brokerage or commission) the following conditions are satisfied: (a) there is no ground on which the company could be found unable to pay its debts; (b) if it is not intended to commence winding up of the company, the company will be able to pay its debts as they fall due during the period of 12 months immediately after the date of the payment; and (c) the value of the company’s assets is not less than the value of its liabilities (including contingent liabilities) and will not, after the proposed purchase or acquisition, become less than the value of its liabilities (including contingent liabilities).

Status of Purchased or Acquired Ordinary Shares

Any ordinary share that we purchase or acquire will be deemed cancelled immediately on purchase or acquisition, and all rights and privileges attached to such ordinary share will expire on cancellation (unless such ordinary share is held by us as a treasury share). The total number of issued shares will be diminished by the number of ordinary shares purchased or acquired by us and which are not held by us as treasury shares.

We will cancel and destroy certificates in respect of purchased or acquired ordinary shares as soon as reasonably practicable following settlement of any purchase or acquisition of such ordinary shares.  Where such ordinary shares are purchased or acquired and held by us as treasury shares, we will cancel and issue new certificates in respect thereof.

Financial Effects

Our net tangible assets and the consolidated net tangible assets of our subsidiaries will be reduced by the purchase price (including any expenses) of any ordinary shares purchased or acquired and cancelled or held as treasury shares. We do not anticipate that the purchase or acquisition of our ordinary shares in accordance with the Share Purchase Mandate would have a material impact on our consolidated financial condition and cash flows.

The financial effects on us and our group (including our subsidiaries) arising from purchases or acquisitions of ordinary shares which may be made pursuant to the Share Purchase Mandate will depend on, among other things, whether the ordinary shares are purchased or acquired out of our profits and/or capital, the number of ordinary shares purchased or acquired, the price paid for the ordinary shares and whether the ordinary shares purchased or acquired are held in treasury or cancelled.

Under the Singapore Companies Act, purchases or acquisitions of ordinary shares by us may be made out of profits and/or our capital so long as the Company is solvent.

Our purchases or acquisitions of our ordinary shares may be made out of our profits and/or our capital. Where the consideration (including any expenses) paid by us for the purchase or acquisition of ordinary shares is made out of our profits, such consideration (including any expenses such as brokerage or commission) will correspondingly reduce the amount available for the distribution of cash dividends by us. Where the consideration that we pay for the purchase or acquisition of ordinary shares is made out of our capital, the amount available for the distribution of cash dividends by us will not be reduced. To date, we have not declared any cash dividends on our ordinary shares.

Rationale for the Share Purchase Mandate

We believe that a renewal of the Share Purchase Mandate at the annual general meeting will benefit our shareholders by providing our directors with appropriate flexibility to repurchase ordinary shares if the directors believe that such repurchases would be in the best interests of our shareholders. Our decision to repurchase our ordinary shares from time to time will depend on our continuing assessment of then-current market conditions, our need to use available cash to finance acquisitions and other strategic transactions, the level of our debt and the terms and availability of financing.

Take-Over Implications

If, as a result of our purchase or acquisition of our issued ordinary shares, a shareholder’s proportionate interest in the Company’s voting capital increases, such increase will be treated as an acquisition for the purposes of The Singapore Code on Take-overs and Mergers. If such increase results in a change of effective control, or, as a result of such increase, a shareholder or a group of shareholders acting in concert obtains or consolidates effective control of the Company, such shareholder or group of shareholders acting in concert with a director could become obliged to make a take-over offer for the Company under Rule 14 of The Singapore Code on Take-overs and Mergers.

The circumstances under which shareholders (including directors and persons acting in concert with them respectively) will incur an obligation to make a take-over offer are set forth in Rule 14 of The Singapore Code on Take-overs and Mergers, Appendix 2. The effect of Appendix 2 is that, unless exempted, shareholders will incur an obligation to make a take-over offer under Rule 14 if, as a result of the Company purchasing or acquiring our issued ordinary shares, the voting rights of such shareholders would increase to 30% or more, or if such shareholders hold between 30% and 50% of our voting rights, the voting rights of such shareholders would increase by more than 1% in any period of six months. Shareholders who are in doubt as to their obligations, if any, to make a mandatory take-over offer under The Singapore Code on Take-overs and Mergers as a result of any share purchase by us should consult the Securities Industry Council of Singapore and/or their professional advisers at the earliest opportunity.

The Board recommends a vote “FOR” the resolution
to approve the proposed renewal of the Share Purchase Mandate.

Part III — Additional Information

Executive Officers

PART III — ADDITIONAL INFORMATION

EXECUTIVE OFFICERS

The names, ages and positions of our executive officers as of June 15, 2018 are as follows:

Name	Age	Position
Michael M. McNamara	61	Chief Executive Officer
Christopher E. Collier	49	Chief Financial Officer
Francois P. Barbier	59	President, Global Operations and Components
Scott Offer	53	Executive Vice President and General Counsel
Paul J. Humphries	63	President, High Reliability Solutions
Douglas M. Britt	53	President, Flex Integrated Solutions
David P. Bennett	48	Chief Accounting Officer

Michael M. McNamara. Mr. McNamara has served as a member of our Board of Directors since October 2005, and as our Chief Executive Officer since January 1, 2006. Prior to his appointment as Chief Executive Officer, Mr. McNamara served as our Chief Operating Officer from January 2002 until January 2006, as President, Americas Operations from April 1997 through December 2001, and as Vice President, North American Operations from April 1994 to April 1997. Mr. McNamara currently serves on the board of directors of Workday, Inc. and is on the Advisory Board of Tsinghua University School of Economics and Management and on the Presidential CEO Advisory Board of Massachusetts Institute of Technology (MIT). Mr. McNamara previously served on the board of Delphi Automotive LLP.

Christopher E. Collier. Mr. Collier has served as our Chief Financial Officer since May 2013. He served as our Senior Vice President, Finance from December 2004 to May 2013 and our Principal Accounting Officer from May 2007 to July 2013. Prior to his appointment as Senior Vice President, Finance in 2004, Mr. Collier served as Vice President, Finance and Corporate Controller since he joined us in April 2000 in connection with the acquisition of The Dii Group. Mr. Collier is a certified public accountant and he received a B.S. in Accounting from State University of New York at Buffalo.

Francois P. Barbier. Mr. Barbier has served as our President, Global Operations and Components since February 2012. Prior to holding this position, Mr. Barbier served as our President, Global Operations since June 2008. Prior to his appointment as President, Global Operations, Mr. Barbier was President of Special Business Solutions and has held a number of executive management roles in Flex Europe. Prior to joining Flex in 2001, Mr. Barbier was Vice President of Alcatel Mobile Phone Division. Mr. Barbier holds an Engineering degree in Production from Couffignal School in Strasbourg.

Scott Offer. Mr. Offer has served as our Executive Vice President and General Counsel since September 2016. Previously, he served as Senior Vice President and General Counsel at Lenovo from January 2016 until August 2016 and had served as Chief Counsel for the Lenovo Mobile Business Group since October 2014. Prior to that, he served as Senior Vice President and General Counsel, Motorola Mobility, a Google company, from August 2010 and Senior Vice President and General Counsel, Motorola Mobility, Inc. from July 2010. Prior to that, he held several senior positions at Motorola. Prior to joining Motorola, he worked for the law firm of Boodle Hatfield. He received his law degree from the London School of Economics and Political Science and is qualified as a lawyer in the United Kingdom and United States.

Paul J. Humphries. Mr. Humphries has served as our President, High Reliability Solutions since April 2011. From April 2006 to April 2011, Mr. Humphries served as our Executive Vice President of Human Resources. Prior to that Mr. Humphries served as SVP Global Operations for our mechanicals business unit from April 2000 to April 2006. He holds a BA (Hons) in Applied Social Studies from Lanchester Polytechnic (now Coventry University) and post-graduate certification in human resource management from West Glamorgan Institute of Higher Education. Mr. Humphries also serves as a director of Superior Industries International, Inc. and Chairman of the board of directors of the Silicon Valley Education Foundation.

Douglas M. Britt.  Mr. Britt has served as President, Flex Integrated Solutions (FIS) since April 2018. FIS is a combination of three business groups including: Industrial and Emerging Industries (IEI), Communications & Enterprise Compute

(CEC), and Consumer Technologies Group (CTG). Prior to that, from February 2012, he served as our President of IEI. From May 2009 to November 2012, Mr. Britt served as Corporate Vice President and Managing Director of Americas for Future Electronics, and from November 2007 to May 2009, he was Senior Vice President of Worldwide Sales, Marketing, and Operations for Silicon Graphics. From January 2000 to October 2007, Mr. Britt held positions of increasing responsibility at Solectron Corporation, culminating his career there as Executive Vice President, and was responsible for Solectron’s customer business segments including sales, marketing and account and program management functions. Mr. Britt earned a bachelor’s degree in business administration from California State University, Chico, and attended executive education programs throughout Europe, including at the University of London.

David P. Bennett. Mr. Bennett has served as our Principal Accounting Officer since July 2013. Mr. Bennett served as Vice President, Finance from 2009 to 2014, Corporate Controller from 2011 to 2013 and Senior Vice President, Finance from 2014. Prior to joining us in 2005, he was a Senior Manager at Deloitte and Touche LLP. Mr. Bennett is a certified public accountant and earned a B.S. in Business and Administration with an emphasis in Accounting and Finance from the University of Colorado Boulder.

Part III — Additional Information

Compensation Committee Report

COMPENSATION COMMITTEE REPORT

The information contained under this “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2018 annual general meeting of shareholders.

Submitted by the Compensation Committee of the Board of Directors:

Daniel H. Schulman

Lay Koon Tan
Willy C. Shih, Ph.D.

Part III — Additional Information

Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis (CD&A) section, we discuss the material elements of our compensation programs and policies, including our overall compensation philosophy, program objectives and how and why the Compensation Committee of our Board arrived at specific compensation policies and decisions involving our Named Executive Officers (NEOs). The fiscal year 2018 compensation of our NEOs is provided in the Summary Compensation Table and other compensation tables in this Proxy Statement. These officers and their titles as of the end of fiscal year 2018 are:

Name	Position
Michael M. McNamara	Chief Executive Officer
Christopher Collier	Chief Financial Officer
Francois P. Barbier	President, Global Operations and Components
Paul Humphries	President, High Reliability Solutions
Scott Offer	Executive Vice President and General Counsel

This CD&A is organized into the following key sections:

•                  Executive Summary;

•                  Compensation Philosophy;

•                  Compensation Setting Process and Decisions for Fiscal Year 2018; and

•                  Fiscal Year 2018 Executive Compensation

Executive Summary

Business Overview

We are a globally-recognized provider of Sketch-to-Scale® services — innovative design, engineering, manufacturing and supply chain services and solutions — from conceptual sketch to full-scale production. We design, build, ship and service complete packaged consumer and enterprise products, from athletic shoes to electronics, for companies of all sizes in various industries and end-markets, through our activities in the following segments:

Segment	Product Categories
Communications & Enterprise Compute (CEC)	• Telecom business of radio access base stations, remote radio heads, and small cells for wireless infrastructure;

• Networking business, which includes optical, routing, broadcasting, and switching products for the data and video networks;

• Server and storage platforms for both enterprise and cloud-based deployments;

• Next generation storage and security appliance products; and

• Rack level solutions, converged infrastructure and software-defined product solutions.

Consumer Technologies Group (CTG)	• Consumer-related businesses in connected living, wearables, gaming, augmented and virtual reality, fashion and apparel, and mobile devices; and

• Various supply chain solutions for notebook personal computers, tablets, and printers.

Industrial and Emerging Industries (IEI)	• Energy including advanced metering infrastructure, energy storage, smart lighting, electric vehicle infrastructure, smart solar energy, semiconductor and capital

Segment	Product Categories
equipment, office solutions, industrial, home and lifestyle, industrial automation, and kiosks.

High Reliability Solutions (HRS)	• Health solutions business, including consumer health, digital health, disposables, precision plastics, drug delivery, diagnostics, life sciences and imaging equipment; and

• Automotive business, including vehicle electrification, connectivity, autonomous vehicles, and clean technologies.

Over the past several years, Flex has embarked on a long-term strategy focused on portfolio evolution and driving higher value-added services that align with our customers’ needs and requirements in order to improve operating and financial results, including improving profit margins, generating sustainable cash flow, and producing solid returns on invested capital. As we have continued to evolve our portfolio and Sketch-to-Scale® strategy, we also remain thoughtful around how we are allocating capital in order to capture future profitable growth as we expand into new businesses and markets. Our revenue growth momentum is being fueled by continued receptivity from customers that recognize and take advantage of our unique scale and cross-industry integrated solutions, providing us with consistent operating cash flow that enables us to operate, invest, and grow our business.  We continue to improve and expand our design capabilities and reference platforms for new products and markets, which are leading to many new customer and business opportunities. These strategic efforts have provided us with strong year-over-year revenue growth and record high adjusted operating profits for our IEI and HRS businesses. Our strategic partnership with Nike, which provides us with access to a significant market expansion outside of our core electronics focus, has not yet generated our targeted operating margin and hence has had the effect of depressing overall margins. Fiscal year 2018 was an important investment year for Flex on multiple fronts in addition to Nike, as we positioned the Company to be faster, more responsive, and adaptive.  Our investments in the future positioned us well to capture enhanced top-line growth in fiscal year 2018 and we anticipate the investments will lead to continued improvements in revenue, adjusted operating profit, and adjusted EPS in the year to come.

Performance Highlights For Fiscal Year 2018

We achieved overall top-line growth from expanding our Sketch-to-Scale® strategy while also pursuing an aggressive period of strategic capital expenditures and business realignment.  This fiscal year 2018 growth was strongest in our higher margin and higher complexity IEI and HRS segments, where year-over-year revenue growth was 20% and 15%, respectively. This growth is critical to our financial optimization as these segments drive better visibility and longer product life cycles. As expected, revenue declined in our CEC segment as legacy businesses continued to shrink while being partially offset by growth from new areas such as cloud data center and converged products. CTG segment revenues were up nearly 10% during fiscal year 2018, while its adjusted operating margins declined during the same period due to investments and losses from our Nike strategic partnership. Our increased level of capital expenditures and net working capital have pressured our cash flow.  Fiscal year 2018 highlights(3) include:

•                We achieved net sales of $25.4 billion, an increase of 7% compared to the prior year. In addition, through the end of fiscal year 2018, we have delivered five straight quarters of year-over-year revenue growth.

•                Adjusted operating profit was $786.5 million, a 3.5% decrease as compared with fiscal year 2017.

•                We delivered adjusted EPS of $1.09 per share, a 6.8% decrease as compared with the prior year.

•                Adjusted gross profit totaled $1.7 billion, an increase of 1.9% compared to the prior year.

•                Adjusted gross margin was 6.7% of net sales in fiscal year 2018, compared with 7.0% of net sales in fiscal year 2017.

•                We generated operating cash flows of $753.6 million during the year. The cash flow generated from our operations enabled us to return value to shareholders with the repurchase of $180.0 million of our shares in fiscal year 2018.

•                We realized free cash flow of $236.4 million which was down from the prior year primarily due to higher capital expenditures of $517.2 million, higher working capital usage, and lower overall profitability.

(3)  See Annex A to this proxy statement for a reconciliation of non-GAAP and GAAP financial measures.

With the above results, we had a fiscal year 2018 TSR that was well below expectations, though we have delivered TSR of nearly 29% over the past three fiscal years, which approximates the median of the firms that were in the S&P 500 over the same time period. Over the last five years, we have generated TSR of over 140%, which is in the top quartile of the S&P 500.

Pay and Performance Alignment For Fiscal Year 2018

Our compensation philosophy is to reward above-target performance when achieved, and pay zero or below target when targeted results are not delivered.

Highlights include:

•                We maintained all NEOs’ base salaries with no increase, positioned in the aggregate at approximately the peer group median.

•                In light of overall Company performance and in accordance with the Company’s governance principles, the Board exercised its discretion to reduce to zero the fourth quarter fiscal 2018 incentive bonus payouts for our NEOs, with the exception of Mr. Humphries, resulting in annual incentive bonus payouts at 89.3% of target for the NEOs (except for Mr. Humphries, who earned 159.2% of target driven by exceptional results in the HRS business).  Additionally, PSU and service-based RSU awards granted to the NEOs on June 19, 2018 were reduced by 15%.

•                We paid out the long-term PSU cycle during fiscal year 2018 at 200% of target in June 2017 based upon TSR results that were at the 81st percentile over the three-year performance cycle that began in June 2014, which exceeded the maximum level of the performance goal range.  The Flex three-year FCF PSU and long-term cash incentive cycle paid out at 73.9% of target, reflecting Flex’s more aggressive operating targets and the shift towards an investment strategy in fiscal year 2018.

•                We funded the NEOs’ deferred compensation plans with a value that averaged 26.3% of our NEOs’ respective base salaries based on fiscal year 2018 results.

•                We continued to use fiscal year 2018 long-term incentive grants that balance relative TSR PSUs with an LTIP that measures cumulative FCF over a multi-year period (from fiscal year 2018 through fiscal year 2020).

Prior Say-on-Pay Advisory Vote Results and Shareholder Engagement

In the normal course of Flex’s business, we have communications with shareholders about both our business and our executive compensation programs. During fiscal year 2018, we interacted with holders of approximately 93% of our share voting power. We also provided shareholders with a “say-on-pay” advisory vote on executive compensation at our 2017 annual general meeting held on August 15, 2017. The advisory vote received the support of approximately 94% of the votes cast at the General Meeting. Based on both the outcome of the “say-on-pay advisory vote” and our direct discussions with shareholders, we continue to believe that the underlying structure and implementation of our executive compensation program is sound and provides proper pay-for-performance alignment. We have been asked to more tightly manage our overall share grant levels relative to performance delivered, which we have done and will continue to do (see Responsible Share Granting Approach section below). Based on the favorable prior “say-on-pay” results, shareholder feedback on existing programs, and our review of the alignment of our pay program design with business results, we continued the structure of our fiscal year 2017 compensation programs in fiscal year 2018. Going forward, we will continue to evaluate our alignment between our compensation strategy and our business objectives, with a strong focus on ensuring that the pay programs reinforce the need to achieve strong performance levels and shareholder value growth.

In addition to providing shareholders with a “say-on-pay” advisory vote, in 2017, we provided shareholders with an advisory vote regarding the frequency of “say-on-pay” advisory votes.  Approximately 99% of the votes cast at the 2017 annual general meeting were in favor of continuing to hold “say-on-pay” advisory votes every year.

Impact of Business Performance on Fiscal Year 2018 Executive Compensation

Our performance resulted in the payment of approximately 89.3% of target our NEOs’ at-risk short-term incentive compensation (other than for Mr. Humphries who earned 159.2% of target driven by exceptions results in the HRS business). With our very strong multi-year shareholder returns as of June 2017, our three-year relative TSR PSUs paid out at maximum, or 200% of target, while our FCF PSU and long-term cash incentive cycle paid out at 73.9%, reflecting

Flex’s shift towards a strategic investment strategy during fiscal year 2018 which reduced the payouts that would have been achieved without this shift. The Compensation Committee believes that the actual compensation earned by our NEOs is appropriate and consistent with our pay-for-performance philosophy. The table below describes the key elements of our executive compensation program and the key actions taken by the Compensation Committee with respect to the compensation of the NEOs for fiscal year 2018:

Pay Component	Description	Fiscal Year 2018 Considerations
Base Salary	• Annual fixed cash component based on individual performance, level of experience and expected future performance and contributions to the Company.	• Maintained the NEOs’ base salaries with no increase, which approximates peer median.

Short-Term Cash Incentives

•                Variable cash awards based on achievement of annual objectives based on pre-established financial performance goals related to the Company and business unit with 50% of the payouts based on achievement of quarterly targets and 50% based on achievement of annual targets. The Board or the Compensation Committee retains discretion to reduce bonus payouts.

•                CEO payout earned, and that of most other NEOs, was 89.3% of target, reflecting operating performance that mostly met objectives. Mr. Humphries earned 159.2% of target driven by exceptional results in the HRS business.

Long-Term Incentive Programs

•                Long-term incentives represent approximately 76% of our CEO’s target total compensation and averages 66% of target pay for our other NEOs.

•                PSUs which represent 25% (at target) of the total long-term incentive award are measured based upon the Company’s total shareholder return versus that of the S&P 500.

•                Performance-based cash incentives (and, in the case of the CEO only, PSUs) which represent another 25% (at target) of the total long-term incentive award are measured based upon the Company’s performance against a pre-established three-year FCF target.

•                Service-based restricted share units (RSUs) represent 50% of the total long-term incentive award and provide for vesting over a four-year period with 25% vesting each year.

•                Long-term cash incentives under our Deferred Compensation Plan.

•                The fiscal year 2018 long-term incentive grants provide a balance of performance-based awards and long-term shareholder alignment.

•                The relative TSR PSUs create strong pay-for-performance alignment by measuring direct shareholder outcomes, while the FCF LTIP encourages management to deliver stable free cash flow in order to enhance shareholder value.

•                Achieved 3-year relative TSR versus the S&P 500 of over the 81st percentile as of June 2017 and paid out the three-year relative TSR PSUs that vested in June 2017 at 200% of target.

•                Paid out the FY16-FY18 FCF PSU and long-term cash incentives at 73.9% of target, reflecting Flex’s strategic investment strategy during FY2018, which reduced the payouts.

•                Funded our Deferred Compensation Plan with a value that averaged about 26.3% of our

Pay Component	Description	Fiscal Year 2018 Considerations
NEOs’ respective base salaries based on fiscal year 2018 results. • No Elementum profits interests were granted to NEOs in FY2018.

Fiscal Year 2019 Executive Compensation Plan Changes

Going forward, for fiscal year 2019, we elected to remove the FCF measure from our performance-based long-term incentive plan, which had previously represented 25% of the total long-term incentive opportunity and 50% of the performance-based target awards. For fiscal year 2019 grants, our performance-based target awards will instead focus exclusively on our 3-year relative TSR results versus the S&P 500.  This change was made based on an ongoing effort to provide enhanced alignment with shareholder outcomes and enable greater flexibility in adapting to rapidly evolving customer needs and market dynamics.

Compensation Philosophy

Flex’s compensation philosophy is to pay for performance. Our pay programs are designed to align executives’ compensation with performance against the Company’s short-term and long-term performance objectives and the creation of shareholder value. A key objective of our compensation programs is to attract, retain and motivate superior executive talent who are key to the Company’s long-term success by paying for the achievement of meaningful Company objectives, balancing the achievement of incentives with the need to avoid excessive or inappropriate risk-taking, and maintaining an appropriate cost structure. We actively manage our pay-for-performance philosophy through the following elements:

Element	Overview
Substantial Emphasis on At-Risk Compensation

•                Programs are designed to link a substantial component of our executives’ compensation to the achievement of pre-determined performance goals that directly correlate to the enhancement of shareholder value.

•                92% of our CEO’s target total direct compensation is either at-risk or long-term, and an average of 84% of our other NEOs’ target total direct compensation is either at-risk or long-term.

•                100% of at-risk or performance-based compensation is based on achievement of core financial metrics or is subject to market risk based on stock price performance, and is not based on individual performance.

•                The Board, or the Compensation Committee if so delegated by the Board, maintains the authority to reduce annual incentive bonus payouts upon evaluation in the context of the Company’s overall performance.

Market-Based, Responsible Target Pay

•                We regularly benchmark pay against a set of industry peers.

•                Base salaries are generally positioned at approximately the market median for our NEOs to manage fixed costs and emphasize paying for performance.

•                Overall target total direct compensation was positioned at approximately the 60th percentile for our NEOs in fiscal year 2018.

Element	Overview
Balanced Performance Metrics and Measurement Time Frames

•                With the rapid pace and dynamic nature of our business, it is necessary to actively measure short-term results across a range of metrics, though with progressively greater emphasis on long-term performance for senior leaders.

•                We measure both quarterly and annual results for revenue, adjusted operating profit (OP), return on invested capital (ROIC), and adjusted EPS because we believe these reinforce the need to achieve strong top line results, deliver profitability, and manage capital efficiently.

•                For our long-term incentive plans, we also measured multi-year free cash flow and TSR relative to the S&P 500. Beginning with fiscal year 2019, the performance-based portion of our long-term plans will be based 100% on TSR relative to the S&P 500.

Majority Focus on Long-Term Performance

•                While measurement of short-term results maintains day-to-day focus, we believe that shareholder value is built over the long-term.

•                As such, senior leaders are compensated through progressively greater emphasis on performance-based long-term incentives.

•                76% of our CEO’s fiscal year 2018 target total direct compensation was through long-term incentives, of which 53% was linked to achievement of long-term operating and TSR performance goals.

•                66% of our other NEOs’ target total pay was through long-term incentives, of which 53% was linked to achievement of long-term operating and TSR performance goals.

•                We maintain share ownership guidelines to enforce alignment with shareholder results, and have recoupment policies in place.

Compensation Setting Process and Decisions for Fiscal Year 2018

Alignment with Compensation and Corporate Governance Best Practices

The Compensation Committee regularly reviews our compensation programs, peer company data and best practices in the executive compensation area. We have adopted corporate governance and compensation practices and policies that our Board believes help to advance our compensation goals and philosophy, including the following:

HIGHLIGHTS OF EXECUTIVE COMPENSATION PRACTICES

What We Do	What We Don’t Do

Maintain a Compensation Committee comprised of completely independent members with a robust and independent review process.	We do not provide employment agreements. None of our NEOs has an employment agreement.

Use a pay-for-performance executive compensation model that focuses primarily on corporate performance with a significant portion of executive compensation at-risk and/or long-term.	We do not allow hedging or short sales of Company equity, nor do we permit pledging of Company equity as collateral for loans.

HIGHLIGHTS OF EXECUTIVE COMPENSATION PRACTICES

What We Do	What We Don’t Do

Target fixed compensation at our peer median and allow for greater levels of actual total direct compensation based on performance.	We do not provide excessive or non-customary executive perquisites.

Maintain a reasonable share burn rate. During fiscal year 2018, we granted share-based awards representing approximately 1.0% of shares outstanding.	We do not maintain a severance plan for our NEOs, whether or not in connection with a change in control.

Maintain a clawback policy to recoup compensation paid to an executive officer in the event of a material restatement of financial results where a covered officer engaged in fraud or misconduct that caused the need for the restatement.

We do not have single trigger accelerated vesting of equity awards upon a change in control.

Retain an independent compensation advisor.	We do not maintain a supplemental executive retirement plan (SERP).

Consider shareholder advisory votes and views in determining executive compensation strategies.	Our 2017 Plan prohibits “share recycling” and options/SAR repricing (including cash buyouts).

Maintain share ownership guidelines for NEOs and Board Directors.	We do not pay dividends or dividend equivalents on our unvested restricted share units.

Compensation Committee

The Compensation Committee periodically assesses our compensation programs to ensure that they are appropriately aligned with our business strategy and are achieving their objectives. The Compensation Committee also reviews market trends and changes in competitive pay practices. Based on its review and assessment, the Compensation Committee from time to time recommends changes in our compensation programs to our Board. The Compensation Committee is responsible for recommending to our Board the compensation of our Chief Executive Officer and all other executive officers. The Compensation Committee also oversees management’s decisions concerning the compensation of other Company officers, administers our equity compensation plans, and evaluates the effectiveness of our overall executive compensation programs. Our committee also reviews the Company’s talent assessment and succession planning.

Independent Consultants and Advisors

The Compensation Committee has the authority to retain and terminate any independent, third-party compensation consultants and to obtain advice and assistance from internal and external legal, accounting and other advisors. For fiscal year 2018, the Compensation Committee engaged Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. in connection with its fiscal year 2018 compensation review, as its independent advisers for certain executive compensation matters. Mercer was retained by the Compensation Committee to provide an independent review of the Company’s executive compensation programs, including an analysis of both the competitive market and the design of the programs. More specifically, Mercer furnished the Compensation Committee with reports on peer company practices relating to the following matters: short and long-term compensation program design; annual share utilization and shareowner dilution levels resulting from equity plans; and executive share ownership and retention values. As part of its reports to the Compensation Committee, Mercer recommends our selected peer companies, and provides competitive compensation data and analysis relating to the compensation of our Chief Executive Officer and our other executives and senior officers. Mercer also assisted the Compensation Committee with its risk assessment of our compensation programs during fiscal year 2018, and advising on the methodology used for our 2018 CEO pay ratio disclosure.

Mercer is owned by Marsh & McLennan Companies, Inc., a multi-services global professional services firm providing advice and solutions in risk, strategy and human capital. For a discussion of amounts paid to Mercer for executive and director compensation consulting services and amounts paid to MMC (which includes Marsh & McLennan Companies, Inc. and its affiliates) for non-executive and non-director compensation consulting services, please see, “Board Committees —Compensation Committee—Relationship with Compensation Consultants.” The Compensation Committee has determined that the provision by MMC of services unrelated to executive and director compensation matters in fiscal year 2018 was compatible with maintaining the objectivity of Mercer in its role as compensation consultant to the Compensation Committee and that the consulting advice it received from Mercer was not influenced by MMC’s other relationships with the Company. The Compensation Committee has retained Mercer as its independent compensation consultant for fiscal year 2019 and expects that it will continue to retain an independent compensation consultant on future executive compensation matters.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes recommendations to our Board on all compensation actions relating to our executive officers. As part of its process, the Compensation Committee meets with our Chief Executive Officer and other executives to obtain recommendations with respect to the structure of our compensation programs, as well as an assessment of the performance of individual executives and recommendations on compensation for individual executives. As discussed in greater detail below under “Fiscal Year 2018 Executive Compensation—Incentive Bonus Plan,” our Chief Executive Officer and other executives develop recommendations for performance measures and target payout opportunities under our incentive bonus plan based on management’s business forecast both at the Company and business unit levels, which are reviewed and approved by our Board.

Competitive Positioning

In arriving at its recommendations to our Board on the amounts and components of compensation for our Chief Executive Officer and other executive officers, the Compensation Committee considers competitive compensation data prepared by Mercer. The Compensation Committee reviews this data in the context of historical performance and our overall compensation programs and objectives. The Compensation Committee considered the following competitive compensation data for our NEOs:

•                Mercer constructed a peer group consisting of 17 companies based on targeting firms with a high degree of complexity in business scale and scope, as well as similar revenues, numbers of employees, and returns on invested capital.

•                The Compensation Committee also takes into account Mercer’s review of standardized surveys to check the Company’s compensation programs against other large high technology and durable goods manufacturing firms to gain an understanding of general compensation practices.

Each year, the peer companies are recommended by the Compensation Committee’s independent consultant and approved by the Compensation Committee. For the fiscal year 2018 peer group, Tyco International Ltd was removed as it and another of Flex’s peer’s, Johnson Controls International plc, merged. The peer group for fiscal year 2018 compensation decisions consisted of the following companies:

Arrow Electronics, Inc.	Applied Materials, Inc.
Avnet, Inc.	Danaher Corporation
Eaton Corporation plc	Emerson Electric Co.
General Dynamics Corporation	Honeywell International Inc.
Illinois Tool Works Inc.	Jabil, Inc.
Johnson Controls International plc	Northrop Grumman Corporation
Raytheon Company	Seagate Technology Public Limited Company
TE Connectivity Ltd.	Western Digital Corporation
Xerox Corporation

Fiscal Year 2018 Executive Compensation

Total Direct Compensation

Total direct compensation is the sum of base salary, annual incentive bonus payouts and long-term incentive awards, but excludes performance-based contributions to our deferred compensation plan. For the table below, the actual total direct compensation represents the actual bonus earned in each fiscal year plus the grant date fair value of the long-term incentive awards provided in each year (where most realized long-term incentive values are subject to future performance conditions and share price movement). For fiscal year 2018, the actual total direct compensation for all NEOs is generally up over fiscal 2017. For the CEO, the fiscal year 2018 increase is 10.5%, primarily driven by an increase in the LTI grant that is required to be earned over a three-year time period. For Messrs. Collier, Barbier, and Humphries, the pay was up between 3.0% and 7.0%, generally driven by increases in year-over-year short-term incentive compensation earned throughout the year and in the LTI grant that is required to be earned over a three-year time period.  In light of overall Company performance and in accordance with the Company’s governance principles, the Board exercised its discretion to reduce to zero the fourth quarter fiscal 2018 incentive bonus payouts for our NEOs, with the exception of Mr. Humphries, resulting in annual incentive bonus payouts at 89.3% of target for the NEOs (except for Mr. Humphries, who earned 159.2% of target driven by exceptional results in the HRS business).  Additionally, PSU and service-based RSU awards granted to the NEOs on June 19, 2018 were reduced by 15%. Mr. Offer was excluded for this comparison as he was only an executive officer for a portion of fiscal year 2017. No increases were made to base salaries of the NEOs. The changes below reflect our alignment of pay and performance as the fiscal year 2018 financial performance was solid in the context of market conditions, though it fell short of internal expectations.

	Mr. McNamara	Mr. Collier	Mr. Barbier	Mr. Humphries
Actual Total Direct Compensation FY 2017	$13,704,137	$4,020,092	$3,981,047	$4,513,921
Actual Total Direct Compensation FY 2018	$15,140,256	$4,302,017	$4,101,349	$4,676,759
Percent change	10.5%	7.0%	3.0%	3.6%

Elements of Compensation

We allocate compensation among the following components for our NEOs:

•                  base salary;

•                  annual incentive bonus awards;

•                  long-term PSU and service-based RSU incentive awards;

•                  long-term performance-based cash incentive awards;

•                  performance-based and service-based deferred compensation; and

•                  other benefits.

As discussed above, a key element of our compensation philosophy is that a significant portion of executive compensation is performance-based and therefore at-risk. A second key element of our compensation philosophy is that a significant portion of executive compensation is comprised of long-term components in order to align executive compensation with sustained, long-term performance and share price appreciation. Annual incentive compensation, PSUs, performance-based cash incentives, and performance-funded contributions under our deferred compensation plan are compensation that is at-risk because their payouts depend entirely upon performance. Our performance-based compensation elements coupled with service-based RSUs and our service-based deferred compensation plan contributions are designed to provide significant retention and alignment with long-term shareholder value enhancement, as our long-term incentive awards fully vest after periods of three or four years.

The following charts illustrate the mix of our compensation and show that for our Chief Executive Officer, 92% of total target direct compensation is either at-risk or long-term(1), and, overall for our other NEOs, 84% of total target direct compensation is either at-risk or long-term(1):

2018 Target Total Direct Compensation
CEO Pay Mix

2018 Target Total Direct Compensation
Average NEO Pay Mix (non-CEO)

(1) Performance-based LTI evaluated using Monte Carlo methodology

Base Salary Levels

The following table sets forth the base salaries of our NEOs in fiscal years 2017 and 2018, as well as the percentage increase (if any) from the prior year:

Name and Title	Base Salary for Fiscal Year 2017	Base Salary for Fiscal Year 2018	Percentage Increase	Peer Group Percentile Approximation
Michael M. McNamara Chief Executive Officer	$1,250,000	$1,250,000	0%	60th
Christopher Collier Chief Financial Officer	$700,000	$700,000	0%	25th – 50th
Francois P. Barbier President, Global Operations and Components	$710,000	$710,000	0%	25th – 50th
Paul Humphries Group President (HRS, DE&I)	$710,000	$710,000	0%	60th
Scott Offer Executive Vice President and General Counsel	$550,000	$550,000	0%	50th

For fiscal year 2018, we maintained our executives’ base salaries at levels which are competitive with our peer companies.  Our executives’ base salaries are based on each individual executive’s role and the scope of his responsibilities, also taking into account the executive’s experience and the base salary levels of other executives within the Company.  No adjustments were made to these base salaries in fiscal year 2018, reflecting the fact that no individual changed roles significantly or was fundamentally misaligned with market. The Compensation Committee typically reviews base salaries every fiscal year and adjusts base salaries to take into account competitive market data, individual performance and promotions or changes in responsibilities. Overall salaries for our NEOs in fiscal year 2018 positioned our aggregate base salaries at approximately the median of our peer companies.

Incentive Bonus Plan

Our quarterly and annual incentive payouts are based entirely on achievement of financial performance objectives and are linked to achievements of the following performance metrics:

•                  revenue growth targets;

•                  adjusted operating profit targets;

•                  return on invested capital targets; and

•                  adjusted earnings per share targets.

For fiscal year 2018, the Company’s performance levels with respect to the above performance metrics exceeded targeted amounts for some metrics and fell below targeted amounts against others (see table below). The overall corporate business results ended up below our performance objectives for the year, so payouts were also below target. For Mr. Humphries, performance results included outcomes from the HRS business which he manages, where performance levels exceeded targeted amounts for all metrics and achieved above-target payout levels. The payout levels are as follows:

Name	Fiscal Year 2018 Annual Incentive Bonus as a Percentage of Target Bonus	Fiscal Year 2018 Annual Incentive Bonus Target (Potential Bonus as a percentage of Base Salary)	Fiscal Year 2018 Annual Incentive Actual Bonus
Mr. McNamara	89.3%	200%	$2,232,217
Mr. Collier	89.3%	110%	$687,523
Mr. Barbier	89.3%	110%	$697,345
Mr. Humphries	159.2%	110%	$1,243,727
Mr. Offer	89.3%	90%	$441,979

Through our incentive bonus plan, we seek to provide pay for performance by linking incentive awards to Company and business unit performance. In designing the incentive bonus plan, our Chief Executive Officer and management team develop and recommend performance metrics and targets, which are reviewed and are subject to adjustment by the Compensation Committee and our Board. Performance metrics and payout levels are determined based on management’s business forecast both at the Company and business unit levels, as reviewed and approved by the Board. In fiscal year 2018, target levels for performance were set at approximately the levels included in our business forecast. Maximum payout levels were tied to “stretch” levels of performance. As part of the process of setting performance targets, the Compensation Committee reviewed analyst consensus estimates for fiscal year 2018 and confirmed that target performance measures were appropriately aligned with such estimates. Performance measures were based on quarterly and annual targets.

The following table summarizes the key features of our fiscal year 2018 incentive bonus plan:

Feature	Component	Objectives
Performance Targets	• Based on key Company and business unit financial metrics	• Aligns executive incentives with Company and business unit performance

	• Measured on annual and quarterly basis — 50% based on achievement of quarterly objectives — 50% based on achievement of annual objectives	• Rewards achievement of objectives over course of the year by splitting incentives over quarterly and annual performance objectives

Performance Measures	• Revenue growth at the Company and business unit level	• Takes into account executive’s responsibility, experience, and expected contributions

•      Adjusted operating profit at the Company and business unit level

•      Return on invested capital and adjusted earnings per share targets at the Company level

•      Measurement level is based on each executive’s respective responsibilities, with substantial weighting on business unit financial metrics for business unit executives

•      Focused on achievement of business performance metrics that directly correlate to business and shareholder value creation

•      Emphasizes pay for performance by linking individual compensation to Company and/or business unit performance

•      Promotes accountability by tying payout to achievement of minimum performance threshold

Bonus Payments

•      Based entirely on achievement of financial performance objectives

•      No individual performance component

•      Target bonus opportunities set at percentage of base salary, based on executive’s level of responsibility:

—    Mr. McNamara’s target bonus set at 200% of base salary

—    Mr. Collier’s target bonus set at 110% of base salary

—    Target bonus for other NEOs set at a range between 90% and 110% of base salary

•      Reflects the Company’s emphasis on pay-for-performance by linking individual compensation to financial performance

•      Similar to other components of the Company’s incentive program, by conditioning bonus payments to the achievement of minimum performance threshold, encourages accountability

• Quarterly bonuses range from 0% of target to maximum of 200% of target

• Annual bonuses range from 0% of target to maximum of 300% of target

• No payout awarded for any measure where Company or business unit failed to achieve threshold level for such measure

Feature	Component	Objectives
• The Board, or the Compensation Committee if so delegated by the Board, maintains the authority to reduce bonus payouts upon evaluation in the context of the Company’s overall performance

The Compensation Committee recommended and our Board approved different performance metrics for our Chief Executive Officer, Chief Financial Officer and corporate officers as compared with business unit executives.

The incentive bonus plan award opportunities for each NEO are shown in the Grants of Plan-Based Awards in Fiscal Year 2018 table in “Executive Compensation.” In fiscal year 2018, the target incentive bonus awards were set at approximately the 75th percentile of our peer group for Mr. McNamara; and between the 50th and 70th percentiles for the remainder of our NEOs.

Non-GAAP Adjustments

We used adjusted non-GAAP performance measures for our incentive bonus plan in fiscal year 2018. We used adjusted measures to eliminate the distorting effect of certain unusual income or expense items. The adjustments were intended to:

•      align award payout opportunities with the underlying growth of our business; and

•      avoid outcomes based on unusual items.

In calculating non-GAAP financial measures, we excluded certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in the Compensation Committee’s view, related to the Company’s ongoing operational performance. The non-GAAP measures are used to evaluate more accurately the Company’s operating performance, for calculating return on investment, and for benchmarking performance against competitors. For fiscal year 2018, non-GAAP adjustments consisted of excluding after-tax stock-based compensation expense, intangible amortization, the deconsolidation of Elementum, distressed customer asset impairments, gains from the sale of our Wink business, loss contingencies, the recognition of a valuation allowance against deferred tax assets offset by the recognition of an associated income tax receivable, and restructuring charges. All adjustments are subject to approval by the Compensation Committee to ensure that payout levels are consistent with performance.

Incentive Awards for the CEO and CFO

Messrs. McNamara and Collier were each eligible for a bonus award based on achievement of quarterly and annual revenue growth, adjusted operating profit, ROIC and adjusted EPS targets. We refer to these performance measures as the “Company performance metrics.” The weightings for each of these performance measures were 25%. Mr. McNamara’s annual target bonus was 200% of base salary. Mr. McNamara’s target percentage of base salary represented no change relative to fiscal year 2017.  The bonus target provides total target cash at approximately the 65th percentile of our peer companies. Mr. Collier’s bonus target as a percentage of base salary was set at 110% and resulted in total target cash at approximately the median of our peer group.

The following table sets forth the payout level opportunities that were available for Messrs. McNamara and Collier as a percentage of the target award for each performance measure based on different levels of performance. Revenue targets represented year-over-year annual growth targets of -1.8% at the 50% payout level, 2.6% at the 100% payout level, 5.8% at the 200% payout level, and 9.0% at the 300% payout level.

No payout is made if the threshold performance level is not achieved. Targets at the 300% level with respect to the annual bonus reflect sustained performance over the year that are considered to provide stretch targets. For performance levels between 50% and 200% for quarterly bonuses and between 50% and 300% for the annual bonus presented in the table below, straight line interpolation is used to arrive at the payout level:

	Payout (% Target)
	50%	100%	200%	300%(1)
Q1 Revenue (in millions)	$5,655.8	$5,907.9	$6,095.2	$6,276.2
Q1 Adjusted OP (in millions)	$173.6	$186.7	$193.6	$197.4
Q1 ROIC	17.0%	19.0%	20.0%	21.0%
Q1 Adjusted EPS	$.24	$.26	$.27	$.28

Q2 Revenue (in millions)	$5,680.8	$5,933.9	$6,122.0	$6,303.9
Q2 Adjusted OP (in millions)	$173.5	$183.5	$190.4	$197.3
Q2 ROIC	17.0%	19.0%	20.0%	21.0%
Q2 Adjusted EPS	$.23	$.26	$.27	$.28

Q3 Revenue (in millions)	$6,190.2	$6,466.1	$6,671.1	$6,869.2
Q3 Adjusted OP (in millions)	$216.0	$225.5	$234.1	$245.6
Q3 ROIC	17.0%	19.0%	20.0%	21.0%
Q3 Adjusted EPS	$.31	$.32	$.34	$.36

Q4 Revenue (in millions)	$5,903.2	$6,166.3	$6,361.7	$6,550.7
Q4 Adjusted OP (in millions)	$202.2	$213.8	$221.9	$229.9
Q4 ROIC	17.0%	19.0%	20.0%	21.0%
Q4 Adjusted EPS	$.29	$.30	$.32	$.33

FY’18 Revenue (in millions)	$23,429.9	$24,474.1	$25,250.0	$26,000.0
FY’18 Adjusted OP (in millions)	$765.3	$809.5	$840.0	$870.2
FY’18 ROIC	17.0%	19.0%	20.0%	21.0%
FY’18 Adjusted EPS	$1.07	$1.14	$1.20	$1.25

(1)           The values shown at the 300% level in the above table on a quarterly basis are for illustrative purposes only; the 300% level only applies to the annual component. The actual quarterly component only scales from 0% to 200%.

The following table sets forth the actual quarterly and annual performance and the payout levels (as a percentage of the target award for the quarterly and annual periods) and payout amounts (as a percentage of base salary for the quarterly and annual periods) for Messrs. McNamara and Collier.

Period	Revenue (in millions)	Payout Level %	Adjusted OP (in millions)	Payout Level %	ROIC	Payout Level %	Adjusted EPS	Payout Level %	Total Payout Level %	CEO Actual Payout % (as a % of Base Salary)	CFO Actual Payout % (as a % of Base Salary)
Q1	$6,008	153.6%	$178	66.4%	19.1%	110.0%	$.24	50.0%	95.0%	190.0%	104.5%
Q2	$6,270	200.0%	$188	169.6%	18.2%	79.8%	$.27	200.0%	162.3%	324.7%	178.6%
Q3	$6,752	200.0%	$220	69.7%	17.1%	53.3%	$.31	50.0%	93.2%	186.5%	102.6%
Q4	$6,411	200.0%	$200	0.0%	16.3%	0.0%	$.28	0.0%	50.0%	0.0%	0.0%
FY’18 Annual Component	$25,441	225.5%	$786	74.0%	16.3%	0.0%	$1.09	64.3%	90.9%	181.9%	100.0%
FY’18 Total Payout	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	89.3%	178.6%	98.2%

Consistent with the Company’s pay-for-performance approach, the Company recognized the performance against its operating plan in fiscal year 2018 and consequently the short-term incentive compensation total payout levels of our executives increased this year over the prior year.

Payout levels (as a percentage of target) were in line with operational performance at 95.0% for the first quarter, 162.3% for the second quarter, 93.2% for the third quarter and 50% for the fourth quarter. In light of overall Company performance and in accordance with the Company’s governance principles, the Board exercised its discretion to reduce to zero the fourth quarter fiscal 2018 incentive bonus payouts for our NEOs, with the exception of Mr. Humphries, due to the exceptional results in the HRS business). For the annual component, the payout level (as a percentage of target) was 90.9%. The total annual bonus payout for our CEO and CFO was 89.3% as a percentage of target, which represents 178.6% for Mr. McNamara and 98.2% for Mr. Collier as a percentage of base salary. Comparatively, in fiscal year 2017, incentive award payouts as a percentage of target were 78.8% of target for Messrs. McNamara and Collier.

Incentive Awards for NEOs other than the CEO and CFO

Mr. Barbier was eligible for a bonus award based on achievement of the quarterly and annual Company performance metrics, with the same weightings as Messrs. McNamara and Collier. Mr. Barbier’s annual target bonus was 110% of base salary (inclusive of contributions mandated by French law) and resulted in total target cash at approximately the median of our peer group.

Mr. Offer was eligible for a bonus award based on achievement of the quarterly and annual Company performance metrics, with the same weightings as Messrs. McNamara and Collier. The annual target bonus was 90% of base salary and resulted in total target cash at approximately the median of our peer group.

Mr. Humphries was eligible for a bonus based on achievement of the quarterly and annual Company performance metrics (i.e., the performance measures that applied to Messrs. McNamara and Collier), as well as the business unit performance metrics of total sales, operating profit, and new business wins for our HRS business group. Mr. Humphries’ annual target bonus was 110% of base salary and resulted in total target cash at the 61st percentile of our peer group. Actual payout level opportunities ranged from 50% to 200% of target with respect to quarterly metrics and 50% to 300% of target for annual metrics. The weightings of the performance metrics for Mr. Humphries were 20% for the Company performance metrics and 80% for the business unit metrics. Certain business unit metrics were calculated on an adjusted non-GAAP basis consistent with the Company performance metrics. We treat the business unit performance measures as confidential. We set these measures at levels designed to motivate Mr. Humphries to achieve operating results at his business unit in alignment with our business strategy with payout opportunities at levels of difficulty consistent with our Company performance metrics.

The following table sets forth the actual quarterly, annual and total payout levels, both as a percentage of target and of eligible base salary, for Messrs. Barbier, Humphries and Offer:

	F. Barbier	F. Barbier	P. Humphries	P. Humphries	S. Offer	S. Offer
Period	Payout (% of Target)	Actual Payout % (as a % of Base Salary)	Payout (% of Target)	Actual Payout % (as a % of Base Salary)	Payout (% of Target)	Actual Payout % (as a % of Base Salary)
Q1	95.0%	104.5%	134.0%	147.4%	95.0%	85.5%
Q2	162.3%	178.6%	137.4%	151.2%	162.3%	146.1%
Q3	93.2%	102.6%	185.1%	203.6%	93.2%	83.9%
Q4	0.0%	0.0%	118.9%	130.7%	0.0%	0.0%
FY’18 Annual Component	90.9%	100.0%	174.7%	192.1%	90.9%	81.8%
FY’18 Total Payout	89.3%	98.2%	159.2%	175.2%	89.3%	80.4%

Bonuses under our annual incentive bonus plan are based upon the achievement of Company and business unit (in the cases of business unit executives) performance goals. In light of overall Company performance and in accordance with the Company’s governance principles, the Board exercised its discretion to reduce to zero the fourth quarter fiscal 2018 incentive bonus payouts for our NEOs, with the exception of Mr. Humphries, resulting in annual incentive bonus payouts at 89.3% of target for the NEOs (except for Mr. Humphries, who earned 159.2% of target driven by exceptional results in the HRS business). Comparatively, in fiscal year 2017, bonus payouts as a percentage of target were 78.8% of target for Mr. Offer (assuming a full year of employment), 78.8% of target for Mr. Barbier, and 144.7% of target for Mr. Humphries.

The Compensation Committee believes that bonuses awarded under our incentive bonus plan appropriately reflected the achievement in the Company’s performance targets and appropriately rewarded the performance of the named executive officers.

Long-Term Share- and Cash-Based Incentive Compensation

Restricted Share Unit Awards

The Compensation Committee grants share- and cash-based long-term incentives to our senior executives as an incentive to maximize the Company’s long-term performance and shareholder value creation. These long-term incentives are designed to align the interests of the named executive officers with those of our shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner, with a direct stake in the business. These awards are also intended to promote executive retention, as unvested long-term share and cash incentives are generally forfeited if the executive voluntarily leaves the Company. Restricted share unit awards are structured as either PSUs, which vest only if pre-established performance measures are achieved, or service-based RSUs, which vest if the executive remains employed through the vesting period. Before the restricted share unit award vests, the executive has no ownership rights in our ordinary shares. The payouts are made in shares, so the value of the award goes up or down based on share price performance from the beginning of the grant, further aligning the interests of the executive with long-term shareholder value creation.

Performance-Based Long-Term Incentive Plans

In fiscal year 2018, the Compensation Committee determined that long-term incentive awards for executives and other senior officers generally would be allocated 50% to service-based RSUs, 25% to PSUs that are earned based upon relative TSR performance versus the S&P 500, and 25% to a long-term incentive plan that measures Flex’s cumulative free cash flow (FCF LTIP) over a three-year period from fiscal year 2018 through fiscal year 2020. The actual grant value mix may deviate somewhat from this due to fluctuations in the Monte Carlo valuations for the TSR-based PSUs. For the FCF LTIP, the awards are payable in shares for the CEO, so 50% of his long-term compensation is in the form of PSUs. For the other NEOs, the FCF LTIP is payable in cash. The Compensation Committee believes that this allocation promotes retention, serves to link long-term compensation to the Company’s long-term performance and limits the dilutive effect of equity awards. In addition, the Compensation Committee believes that the balance of two different metrics in its long-term incentive plan, coupled with four different metrics within the annual incentive plan provides a beneficial balance of a focus on multiple metrics which contribute to shareholder value creation, and over different time periods. Beginning with fiscal 2019, the Compensation Committee determined to replace the FCF portion of the LTIP with PSU awards based on relative TSR performance to provide enhanced alignment with shareholder outcomes.

Key features of our long-term incentive awards are as follows:

•      PSUs:  The awards granted in fiscal year 2018 are earned based upon Flex’s percentile rank of TSR over a 3-year period against the S&P 500 constituents. The Compensation Committee believes that the relative total shareholder return metric used in the PSUs is a widely accepted investor benchmark that appropriately aligns compensation with performance. The Compensation Committee’s expectation is also that if Flex demonstrates strong performance in the four metrics measured in the short-term incentive plan plus the FCF metric in the long-term plan, then TSR results should also be strong (and vice versa). The number of shares earned is dependent on the percentile rank achieved based on the table below:

S&P 500 TSR Percentile Rank	Shares Earned
>75th Percentile	200% of target
50th – 75th Percentile	Interpolate
50th Percentile	100% of target
30th – 50th Percentile	Interpolate
30th Percentile	25% of target
<30th Percentile	0% of target

•      Free Cash Flow LTIP:  The 2018 grants are earned based on Flex’s performance against pre-established cumulative Free Cash Flow goals over the period from fiscal year 2018 through fiscal year 2020. The Compensation Committee believed the three-year Free Cash Flow target was an important liquidity metric because it measures the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions, repurchase Company shares and to use for certain other activities. The Compensation Committee will assess goal achievement for the 2018 grant cycle and approve awards for the NEOs at the end of the performance cycle following the close of fiscal year 2020. As previously mentioned, the Compensation Committee determined to replace the FCF portion of the LTIP with PSU awards based on relative TSR performance, starting in fiscal year 2019, to provide enhanced alignment with shareholder outcomes. Awards will be measured on a straight line sliding scale as follows:

% of Goal Achieved	<77%	77%	100%	157% and above
% of Target Paid	0%	50%	100%	200%

•      Service-based RSUs:  Awards granted in fiscal year 2018 vest in four installments of 25% on each of the first through fourth anniversary of the grant date.

The PSUs provide that in the event of a qualifying retirement, a pro-rata number of vested shares shall be issued upon the vesting of the PSU pursuant to the performance criteria, with the number of shares that vest determined by multiplying the full number of shares subject to the award by a fraction equal to (x) the number of complete months of continuous service as an employee from the grant date of the award to the date of retirement, divided by (y) the number of months from the grant date to the vesting/release date; provided, further, that if within twelve months of retirement, the executive officer violates the terms of a non-disclosure agreement with, or other confidentiality obligation owed to, the Company or any subsidiary or affiliate, then the award and all of the Company’s obligations and the executive officer’s rights under the award terminate. For purposes of the awards, “Retirement” means the executive officer’s voluntary termination of service after the executive officer has attained age sixty (60) and completed at least ten (10) years of service as an employee of the Company or any subsidiary or affiliate. At the current time, Messrs. McNamara and Humphries are the only NEOs that satisfy the retirement criteria.

The size of the total long-term equity incentive award to each executive officer generally is set at a level that is intended to create a meaningful opportunity for share ownership based upon the individual’s current position with the Company, but the Compensation Committee and Board also take into account (i) the individual’s potential for future responsibility and promotion over the term of the award, (ii) the individual’s performance in recent periods, and (iii) the number of restricted share unit awards and options held by the individual at the time of grant. In addition, the Compensation Committee and Board consider competitive equity award data, and determine award size consistent with the Compensation Committee’s and our Board’s objective of setting long-term incentive compensation at a competitive level in relation to our peer companies, subject to individual variances. The Compensation Committee and Board also consider annual share usage and overall shareholder dilution when determining the size of equity awards.

Elementum Profits Interests Units

We own substantially all of the equity in Elementum Holding Ltd (“Holdco”), which in turn is a significant shareholder of Elementum SCM (Cayman) Ltd (“Elementum”), along with other investors not affiliated with us. Elementum is a privately-held software development company founded in 2012 by Flex and some of our former employees to address the challenges facing global supply chains. At its founding, we reserved 3.8% of Flex’s interest in Holdco as “profits interests,” which are rights to receive a specified percentage of the appreciation that Flex realizes from its holdings in Holdco.  In prior years, certain NEOs were awarded profits interests in Elementum.  However, in fiscal year 2018, no profits interests were awarded to our NEOs.

Grants During Fiscal Year 2018

The number of TSR-based PSUs and service-based RSUs as well as, in the case of Mr. McNamara, the FCF-based PSUs granted to him in fiscal year 2018, the grant-date fair value of these equity awards, and the threshold, target and maximum FCF Cash LTIP opportunities for the NEOs (other than Mr. McNamara) are shown in the Grants of Plan-Based Awards in Fiscal Year 2018 table.

As part of the annual compensation review process, the Compensation Committee recommended and the Board approved the following PSUs, service-based RSUs and FCF Cash LTIP awards to our named executive officers in fiscal year 2018. The award is an intended 50-50 split between PSUs (at target) and service-based RSUs for Mr. McNamara, who received 336,597 time-vested RSUs and 336,597 PSUs. As explained above under “—Performance-Based Long-Term Incentive Plans,” the share-based awards for Messrs. Collier, Barbier, Humphries and Offer are split 33-67 between PSUs and service-based RSUs, with 25% of the total target award in the form of FCF Cash LTIP awards. Mr. Collier received 126,223 RSUs and a target FCF LTIP award of $687,500; Mr. Barbier received 116,674 RSUs and a target FCF LTIP award of $635,488, Mr. Humphries received 117,931 RSUs and a target FCF LTIP award of $642,338, and Mr. Offer received 80,323 RSUs and a target FCF LTIP award of $437,500.

Long-Term Incentive Awards

Executive Officer	TSR-Based PSUs (Shares)	FCF-Based PSUs (Shares)	FCF Cash LTIP (Target Value)	Service-based RSUs (Shares)
Michael M. McNamara	168,299	168,298	$—	336,597
Christopher Collier	42,074	—	$687,500	84,149
Francois P. Barbier	38,891	—	$635,488	77,783
Paul Humphries	39,310	—	$642,338	78,621
Scott Offer	26,774	—	$437,500	53,549

Taking these programs into account, Mr. McNamara’s intended total target direct compensation for fiscal year 2018 was set at approximately the 60th percentile of our peer companies, and the aggregate total target direct compensation for our remaining NEOs was set at approximately the 55th percentile of our peer companies. The actual disclosed value of the TSR-based equity awards in the Summary Compensation Table (SCT) was somewhat above the intended value due to fluctuations in the Monte Carlo valuation. The intended grant date value was calculated as the target number of shares multiplied by the share price at grant. The SCT disclosed value was above this level due primarily to the fact that our TSR performance was above that of most of the S&P 500 comparator firms at the time of the valuation, thereby causing a higher Monte Carlo valuation for the awards. The actual value to be earned will be dependent on Flex’s multi-year TSR performance versus the S&P 500.  The following table reconciles the intended versus the SCT disclosed values.

	Reconciliation of Intended versus Disclosed Summary Compensation Table Value
	TSR-Based PSUs Grant Value		Total Long-term Incentives		Total Direct Compensation
Executive Officer	Intended	SCT Disclosed	Intended	SCT Disclosed	Intended	SCT Disclosed
Michael M. McNamara	$2,750,006	$3,408,055	$10,999,990	$11,658,039	$14,749,990	$15,140,256
Christopher Collier	$687,489	$851,999	$2,749,984	$2,914,494	$4,219,984	$4,302,017
Francois P. Barbier	$635,479	$787,543	$2,541,941	$2,694,005	$4,032,941	$4,101,349
Paul Humphries	$642,325	$796,028	$2,569,330	$2,723,033	$4,060,330	$4,676,759
Scott Offer	$437,487	$542,174	$1,749,978	$1,854,665	$2,794,978	$2,846,644

Payouts of Prior PSUs and FCF LTIP

During fiscal year 2018, the fiscal year 2015 TSR-based PSU completed its applicable performance cycle and was eligible for payouts. The fiscal year 2015 relative TSR PSU grants measured our TSR versus the S&P 500 from June 26, 2014 (the grant date of the fiscal year 2015 awards) through June 26, 2017 (the performance period end).  The performance and payout scale for these awards is as follows:

S&P 500 TSR Percentile Rank	Shares Earned
>75th Percentile	200% of target
50th – 75th Percentile	Interpolate
50th Percentile	100% of target
30th – 50th Percentile	Interpolate
30th Percentile	25% of target
<30th Percentile	0% of target

Our TSR performance of 81% as compared to the S&P 500 through the performance period equates to a maximum payout of 200% of target based on the performance scale.

Additionally, Flex’s fiscal year 2016 FCF PSU and long-term cash incentive awards, whose performance cycle ran from April 1, 2015 through March 31, 2018 was earned based on performance ending in fiscal year 2018.  Flex’s cumulative FCF over the performance period was $1.5 billion, which translates to a payment of 73.9% of target, reflecting Flex’s aggressive operating targets and the fact that Flex elected to pursue a more aggressive CAPEX strategy in fiscal year 2018 which depressed the results generated from the FCF program.

Fiscal Year 2016 — 2018 FCF Performance Scale	Shares Earned
>= $2.745 billion	200% of target
$1.745 billion - $2.745 billion	Interpolate
$1.745 billion	100% of target
$1.345 billion - $1.745 billion	Interpolate
$1.345 billion	50% of target
< $1.345 billion	0% of target

Responsible Share Granting Approach

Flex is committed to maintaining a responsible share burn rate. From our direct conversations with shareholders, we know that this is a critical factor for them and has a direct impact on the value creation that they can participate in. From a talent perspective, Flex is a technology-driven firm that needs employees that can meet the complex and rapidly evolving demands of its customers. As such, Flex needs to provide equity awards that are competitive in the market for talent that is capable of delivering innovative technology solutions with world class manufacturing and supply chain expertise. In order to ensure responsible equity usage, we:

•      Target a broad-based equity strategy that generally aligns with the median of market.

•      Conduct regular market analyses, including a detailed all-employee analysis for fiscal year 2018 grant strategy, to ensure alignment with market participation and award opportunity values.

•      Use an equity grant strategy that ensures that awards are focused on high performers and those that make a meaningful impact on Flex’s business results.

•      Provide equity grants only in geographies and at employee levels in which it is a common market practice.

•      Include direct performance metrics on more senior level participants, and provide longer-term shareholder alignment for all equity participants with multi-year vesting schedules on restricted stock unit grants.

•      Analyze overall equity spend levels relative to peers and the broader market to ensure that total Company grant levels are appropriate from a market perspective.

Through these mechanisms, we continually balance the need to provide competitive equity awards with a strong commitment to limit dilution to shareholders. During fiscal year 2018, we granted non-adjusted share-based awards of 1.0% of our average common shares outstanding. Details of Flex’s grant history are outlined in more detail below:

	Service-Based RSU Summary for Fiscal Year Ended March 31,
	2018		2017		2016
	Shares	Price	Shares	Price	Shares	Price
Unvested service-based RSUs outstanding, beginning of fiscal year	12,822,943	$11.84	13,167,776	$10.41	14,108,169	$8.74
Granted	4,511,910	16.56	5,666,020	12.92	6,495,706	11.89
Vested	(4,247,681)	11.18	(5,097,196)	9.45	(6,522,628)	7.99
Forfeited	(1,015,563)	13.01	(913,657)	11.00	(913,471)	9.42
Unvested service-based RSUs outstanding, end of fiscal year	12,071,609	$14.04	12,822,943	$11.84	13,167,776	$10.41

	PSU Summary for Fiscal Year Ended March 31,
	2018		2017		2016
	Shares	Price	Shares	Price	Shares	Price
Unvested PSUs outstanding, beginning of fiscal year	2,875,639	$15.05	3,832,300	$11.99	4,885,083	$9.76
Granted	816,397	19.43	912,346	16.60	1,124,016	13.97
Vested / Earned	(1,549,225)	15.30	(1,825,750)	9.39	(2,006,750)	7.77
Forfeited	(322,378)	15.68	(43,257)	15.38	(170,049)	11.01
Unvested PSUs outstanding, end of fiscal year	1,820,433	$16.74	2,875,639	$15.05	3,832,300	$11.99
Weighted-average ordinary shares outstanding	529,782,000		540,503,000		557,667,000
Gross Shares Granted	5,328,307		6,578,366		7,619,722
Gross Burn Rate (1)	1.01%		1.22%		1.37%

(1)     For fiscal years 2017 and 2016, the fungible ratio was 1.71.

The “Gross Shares Granted” noted above reflect the number of awards intended to be granted as long-term incentives to be earned over future service and performance periods. Our discussions with shareholders also indicate that some may include the impact of shares released from actual awards earned from prior PSUs. If this perspective is to be considered, our point of view is that it is also relevant to consider the impact of shares that have been forfeited over time in order to provide a more complete view of overall shareholder dilution rates (e.g., shares granted plus/minus actual PSUs earned minus equity awards forfeited). The table below has been furnished to provide a more complete view of net shares granted/earned in recent years:

	Service-Based RSU Summary for Fiscal Year Ended March 31,
	2018		2017		2016
	Shares	Price	Shares	Price	Shares	Price
Granted	4,511,910	$16.56	5,666,020	$12.92	6,495,706	$11.89
Forfeited	(1,015,563)	13.01	(913,657)	11.00	(913,471)	9.42
Net Change in Service-based RSUs	3,496,347	$14.04	4,752,363	$11.84	5,582,235	$10.41

	PSU Summary for Fiscal Year Ended March 31,
	2018		2017		2016
	Shares	Price	Shares	Price	Shares	Price
Actual Vested / Earned PSUs	1,549,225	$15.30	1,825,750	$9.39	2,006,750	$7.77

	Net Service-based RSU and PSU Burn Summary for Fiscal Year Ended March 31,
	2018		2017		2016
	Shares	Price	Shares	Price	Shares	Price
Total Net Shares Granted or Released	5,045,572		6,578,113		7,588,985
Weighted-average ordinary shares outstanding	529,782,000		540,503,000		557,667,000
Total Net Shares Granted or Released Burn Rate(1)	0.95%		1.22%		1.36%

(1)     For fiscal years 2017 and 2016, the fungible ratio was 1.71.

We believe that the equity grant philosophies and governance mechanisms in place allow us to balance the need to be competitive for overall talent while ensuring that shareholders experience a responsible level of dilution.

Administration of Equity Award Grants

Equity awards are not timed in relation to the release of material information. Our current policy provides that equity grants to non-executive new hires and follow on equity grants to non-executives are made on pre-determined dates five times a year.

Hedging and Pledging Policy

Under our insider trading policy, short-selling, trading in options or other derivatives on our shares or engaging in hedging transactions are prohibited. Our insider trading policy also prohibits using our shares as collateral for margin accounts.

Long-Term Deferred Compensation Awards

Each of the NEOs participates in a deferred compensation plan or arrangement. These plans and arrangements are intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The Compensation Committee’s general policy is to target long-term incentive compensation (which is deemed to include share-and cash-based compensation and target annual performance-based contributions to the deferred compensation plan, discussed below) at between the 60th and 65th percentiles of our peer companies, subject to individual variances. Our competitive positioning for long-term incentive compensation is determined in the context of historical performance and our overall compensation programs, including prior incentive awards. For fiscal year 2018, Mr. McNamara’s long-term incentive award was targeted at approximately the 60th percentile of our peer companies, and the other named executive officers’ long-term incentive awards generally were targeted to be within a range around the 60th percentile of our peer companies as well.

Under the Company’s 2010 Deferred Compensation Plan, which replaced both the prior long-term cash incentive awards program and our Senior Executive and Senior Management Deferred Compensation Plans, the Company in its discretion may make annual contributions in targeted amounts of up to an aggregate of 37.5% of each participant’s base salary

(subject to offsets for non-U.S. executives’ pension and other benefits) to a non-qualified deferred compensation account, subject to approval by the Compensation Committee. The contributions are funded 50% based on a percent of base salary and 50% based on performance, using the same performance measures used under the incentive bonus plan. For performance below the threshold payout level under the incentive bonus plan, there will be no performance-based contribution; for performance between the threshold and target payout levels, the Compensation Committee may award a contribution ranging from 50% to 100% of the target performance-based contribution; and for performance above the target payout level, the Compensation Committee may award a contribution of up to 150% for the performance-based portion of the award. Initial contributions and any annual contributions, together with earnings, will cliff vest after four years provided that the participant remains employed by the Company. For purposes of benchmarking compensation, the Compensation Committee treats target cash awards as long-term incentive compensation. Deferred balances under the plan are deemed to be invested in hypothetical investments selected by the participant or the participant’s investment manager. Participants may elect to receive their vested compensation balances upon termination of employment either through a lump sum payment or in installments over a period of up to ten years. Participants also may elect in-service distributions through a lump sum payment or in installments over a period of up to five years. The deferred account balances are unfunded and unsecured obligations of the Company, receive no preferential standing, and are subject to the same risks as any of the Company’s other general obligations. We do not pay or guarantee above-market returns. The appreciation, if any, in the account balances of plan participants is due solely to the performance of the underlying investments selected by participants.

In addition, initial Company contributions under the 2010 Deferred Compensation Plan for new senior executive participants who did not participate in the prior plans are 50% of base salary and are not tied to Company performance. Thereafter, Company contributions are limited to 37.5%, as described above, of each participant’s base salary (subject to offsets for non-U.S. executives’ pension and other benefits).

For fiscal year 2018, Messrs. Collier, Humphries, McNamara and Offer each received deferred cash awards with a value that averaged about 26.3% of their 2017 respective base salaries and Mr. Barbier received no deferred cash award.

Voluntary Contributions

Under the 2010 Deferred Compensation Plan, participating officers may defer up to 70% of their base salary and bonus, net of certain statutory and benefit deductions.

Additional Company Contributions

The Company may make a discretionary matching contribution in connection with voluntary deferrals to reflect limitations on our matching contributions under our 401(k) plan.

Additional Information

For additional information about (i) executive contributions to the NEOs’ deferral accounts, (ii) Company contributions to the deferral accounts, (iii) earnings on the deferral accounts, (iv) withdrawals under the deferral accounts, and (v) deferral account balances as of the end of fiscal year 2018, see the section entitled “Executive Compensation—Nonqualified Deferred Compensation in Fiscal Year 2018.”

Benefits

Executive Perquisites

Perquisites represent a small part of the overall compensation program for the named executive officers. In fiscal year 2018, we paid the premiums on long-term disability insurance for our named executive officers. We also reimbursed Mr. Barbier for costs associated with his international assignment, which are discussed below. In addition, we reimbursed Mr. Barbier for FICA and Medicare taxes due upon the partial vesting of his deferred bonuses during fiscal year 2018. These and certain other benefits are quantified under the “All Other Compensation” column in the Summary Compensation Table.

As discussed above, we currently maintain only the 2010 Deferred Compensation Plan. For amounts vesting under this plan, the executives will be responsible for FICA taxes and the Company will not reimburse the executives for any taxes due upon vesting.

While Company aircraft are generally used for Company business only, our Chief Executive Officer and Chief Financial Officer and their spouses and guests may be permitted to use Company aircraft for personal travel, provided that

Company aircraft are not needed for business purposes at such time. We calculate the incremental cost to the Company for use of the Company aircraft by using an hourly rate for each flight hour. The hourly rate is based on the variable operational costs of each flight, including but not necessarily limited to the following: fuel, maintenance, flight crew travel expense, catering, communications, and fees which include flight planning, ground handling and landing permits. No gross-ups are provided. These benefits are quantified under the “All Other Compensation” column in the Summary Compensation Table.

Relocation Assignments

In connection with Mr. Barbier’s relocation assignment to the Company’s San Jose facility, originally effective August 30, 2010 and amended to provide a continuation of certain benefits as of July 1, 2016, we agreed to reimburse Mr. Barbier for certain relocation expenses incurred by Mr. Barbier, including a housing allowance of $6,600 per month and an auto allowance of up to $1,200 per month until June 30, 2019. These benefits are quantified under the “All Other Compensation” column in the Summary Compensation Table. For Mr. Barbier, the amount includes reimbursement of $213,495 for the incremental taxes due as a result of his relocation to the Company’s San Jose facility.

401(k) Plan; French Defined Contribution Pension Plan

Under our 401(k) Plan, all of our employees are eligible to receive matching contributions. Effective fiscal year 2011, we also instituted a new annual discretionary matching contribution. The amount of any discretionary annual contribution will be based on Company performance and other economic factors as determined at the end of the fiscal year. For fiscal year 2018, we elected not to make a discretionary contribution. We do not provide an excess 401(k) plan for our executive officers.

Mr. Barbier participates in defined contribution pension schemes mandated under French law. For fiscal year 2018, the Company made required contributions aggregating approximately $79,063 (this amount been converted into dollars from Euros based on the average exchange rate for the 2018 fiscal year).

Other Benefits

Executive officers are eligible to participate in all of the Company’s employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law.

Termination and Change of Control Arrangements

The named executive officers are entitled to certain termination and change of control benefits under their deferred compensation plans and under certain of their equity awards. These benefits are described and quantified under the section entitled “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Under our 2010 Deferred Compensation Plan, vesting of initial and annual awards will accelerate in cases of a change in control only if employment is terminated without cause or by the executive for good reason within two years of the change in control, i.e., “double trigger” accelerated vesting. Under the terms of our 2010 and 2017 equity incentive plans, in the event of a change of control, each unvested restricted share unit award will automatically accelerate, unless and to the extent such award is either to be assumed or replaced. Under the terms of these equity plans, the Compensation Committee has the discretion to provide that certain awards may automatically accelerate upon an involuntary termination of service within a designated time period (not to exceed eighteen months) following a change of control, even if such awards are assumed or replaced. The Compensation Committee believes that these provisions provide our Board with appropriate flexibility to address the treatment of options and restricted share unit awards in a merger or similar transaction that is approved by our Board, while providing appropriate protections to our executives and other employees in transactions which are not approved by our Board.

Executive Share Ownership Guidelines

In fiscal year 2011, to more closely align the interests of our management with those of our shareholders, our Board of Directors, upon the recommendation of the Compensation Committee, adopted share ownership guidelines for all of our executive officers and direct reports of the chief executive officer. The ownership guidelines provide for our NEOs to own a minimum number of our ordinary shares, as set forth below:

Title	Expected to hold a number of shares having a value equal to at least:
CEO:	4 times annual base salary Mr. McNamara currently holds nearly 25 times his base salary

CFO:	2 1/2 times annual base salary

All other NEOs:	1 1/2 times annual base salary

All ordinary shares and vested restricted share units held by our executives, as well as the value of fully-vested stock options (net of the value of taxes), count toward these goals. The guidelines provide for our executives to reach these goals within five years of the date that the Board approved the guidelines or the date they joined the Company, whichever is later, and to hold such a minimum number of shares for as long as he or she remains an officer. The Company has determined that the named executive officers either are in compliance or are on target to be in compliance with the requirements under the guidelines by the applicable deadline.

Executive Incentive Compensation Recoupment Policy

In May 2010, the Compensation Committee recommended and our Board adopted an Executive Incentive Compensation Recoupment Policy. The policy covers our executive officers and direct reports of our Chief Executive Officer, and applies to bonuses or awards under the Company’s short and long-term incentive bonus plans, awards under our equity incentive plans, and contributions under our deferred compensation plans where the contributions are based on the achievement of financial results. In the event of a material restatement of financial results where a covered officer engaged in fraud or misconduct that caused the need for the restatement, the Board will have discretion to recoup incentive compensation of any covered officer if and to the extent the amount of compensation which was paid or which vested would have been lower if the financial results had been properly reported. In the case of equity awards that vested based on the achievement of financial results that were subsequently reduced, the Board also may seek to recover gains from the sale or disposition of vested shares (including shares purchased upon the exercise of options that vested based on the achievement of financial results). In addition, the Board will have discretion to cancel outstanding equity awards where the financial results which were later restated were considered in granting such awards. The Board only may seek recoupment in cases where the restatement occurs within 36 months of the publication of the audited financial statements that are restated.

Part III — Additional Information

Compensation Risk Assessment

COMPENSATION RISK ASSESSMENT

With the assistance of Mercer, the Compensation Committee reviewed our compensation policies and practices during fiscal year 2018 and determined that our compensation programs do not encourage excessive or inappropriate risk-taking. The Compensation Committee believes that the design and mix of our compensation programs appropriately encourage our executive and senior officers to focus on the creation of long-term shareholder value. In its review, the Compensation Committee noted the following features:

•      The Company’s pay levels are generally aligned with market pay levels (i.e., not so low that management would pursue extreme risk to achieve significantly higher pay, nor too high to have excessive incentives to meet or exceed target payouts).

•      The Company’s compensation programs utilize best practices designed to mitigate risk, including, but not limited to:

•      a balanced mix of short-term cash and long-term equity pay;

•      an incentive programs fund based on a mix of performance metrics and over varying time frames (not just short-term revenue or net income);

•      a long-term incentive program that includes service-based RSUs and PSUs, where the performance awards require favorable long-term shareholder results to deliver value;

•      incentive programs that have payout caps and reasonable leverage;

•      share ownership guidelines and anti-hedging/pledging policies that encourage long-term equity ownership;

•      our Committee having the ability to exercise discretion over goals; and

•      a Board-adopted, incentive compensation recoupment policy.

Part III—Additional Information

Executive Compensation

EXECUTIVE COMPENSATION

The following table sets forth the fiscal year 2016, 2017 and 2018 compensation for:

•      Michael M. McNamara, our chief executive officer;

•      Christopher Collier, our chief financial officer; and

•      Francois P. Barbier, Paul Humphries and Scott Offer.

The executive officers included in the Summary Compensation Table are referred to in this proxy statement as our named executive officers or NEOs. A detailed description of the plans and programs under which our named executive officers received the following compensation can be found in the section entitled “Compensation Discussion and Analysis” of this proxy statement. Additional information about these plans and programs is included in the additional tables and discussions which follow the Summary Compensation Table.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Share Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Michael M. McNamara	2018	$1,250,000	$—	$11,658,039	$2,232,217	$981,288	$48,688	$16,170,232
Chief Executive Officer	2017	$1,250,000	$—	$10,484,437	$1,969,700	$1,045,591	$43,877	$14,793,605
	2016	$1,250,000	$481,055	$9,432,393	$1,524,874	$—	$55,782	$12,744,104
Christopher Collier	2018	$700,000	$—	$2,226,994	$1,149,454	$215,588	$55,083	$4,347,119
Chief Financial Officer	2017	$700,000	$—	$2,092,574	$1,228,901	$147,039	$44,683	$4,213,196
	2016	$675,000	$126,690	$2,039,304	$603,850	$—	$46,115	$3,490,959
Francois P. Barbier	2018	$710,000	$—	$2,058,517	$1,149,483	$26,032	$451,681	$4,395,713
President, Global	2017	$710,000	$—	$2,054,338	$1,185,715	$46,979	$470,267	$4,467,298
Operations and Components	2016	$695,000	$64,242	$2,020,574	$621,742	$—	$350,526	$3,752,084
Paul Humphries	2018	$710,000	$—	$2,080,695	$1,695,865	$170,307	$21,583	$4,678,450
President, High	2017	$710,000	$—	$2,061,907	$1,700,645	$128,118	$22,351	$4,623,021
Reliability Solutions	2016	$695,000	$167,550	$1,979,824	$925,868	$—	$23,636	$3,791,878
Scott Offer(1)	2018	$550,000	$—	$1,417,165	$441,979	$—	$12,215	$2,421,359
Executive Vice President and	2017	$316,955	$625,000	$3,275,200	$244,077	$—	$6,193	$4,467,424
General Counsel	2016	$—	$—	$—	$—	$—	$—	$—

(1)  Mr. Offer was appointed Executive Vice President and General Counsel effective September 6, 2016.

(2)  Each of the above mentioned named executive officers, except Mr. Barbier, contributed a portion of his fiscal year 2018 salary to his 401(k) savings plan account. All amounts contributed are included under this column.

(3)  This column shows (except with respect to Mr. Offer) the unvested portion of deferred compensation accounts that vested during these respective fiscal years. No deferred compensation amounts vested during fiscal years 2017 or 2018. For additional information about the Company’s deferred compensation arrangements, see the section entitled “Compensation Discussion and Analysis—Long-Term Deferred Compensation Awards” of this proxy statement and the discussion under the section entitled “Nonqualified Deferred Compensation in Fiscal

Year 2018” of this proxy statement. The amount shown for Mr. Offer for fiscal 2017 is for a sign-on bonus upon commencement of employment with Flex.

(4)  Share awards consist of service-based RSUs, PSUs and, for fiscal year 2017 and 2016, Elementum profits interests unit awards. The amounts in this column do not reflect compensation actually received by the named executive officers, nor do they reflect the actual value that will be recognized by the named executive officers. Instead, the amounts reflect the grant date fair value for grants made by us in fiscal years 2016, 2017 and 2018, calculated in accordance with FASB ASC Topic 718. The PSUs included in this column are at the target number of shares as follows for fiscal year 2018: 336,597 PSUs, or $6,158,044 for Mr. McNamara; 42,074 PSUs, or $851,999 for Mr. Collier; 38,891 PSUs, or $787,543 for Mr. Barbier; 39,310 PSUs, or $796,028 for Mr. Humphries; and 26,774 PSUs, or $542,174 for Mr. Offer. If the maximum payout of 200% is earned for Mr. McNamara’s FCF based PSUs, the value would be $5,499,978.

For additional information regarding the assumptions made in calculating the amounts reflected in this column, see Note 4 to our audited consolidated financial statements, “Share-Based Compensation,” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018.

(5)  The amounts in this column represent incentive cash bonuses earned in fiscal year 2018, including the following amounts paid out under the FCF LTIP: $461,931 for Mr. Collier; $452,138 for Mr. Barbier; $452,138 for Mr. Humphries; and $0 for Mr. Offer. For additional information, see the section entitled “Compensation Discussion and Analysis—Fiscal Year 2018 Executive Compensation—Incentive Bonus Plan” of this proxy statement.

(6)  The amount in this column for fiscal year 2018 represents the above-market earnings on the vested portions of the nonqualified deferred compensation accounts of Messrs. McNamara, Collier, Barbier and Humphries in fiscal year 2018. None of our NEOs participated in any defined benefit or actuarial pension plans in fiscal year 2018. Above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and earnings credited to the vested portion of the named executive officers’ deferred compensation accounts. See the Nonqualified Deferred Compensation in Fiscal Year 2018 table of this proxy statement for additional information.

(7)  The following table provides a breakdown of compensation included in the “All Other Compensation” column for fiscal year 2018:

Name	Pension/ Savings Plan Company Match Expenses/ Social Security ($)(1)	Medical/ Enhanced Long-Term Disability ($)(2)	Personal Aircraft Usage ($)(3)	Relocation/ Expatriate Assignment Expenses ($)(4)	Tax Reimbursements ($)(5)	Total ($)
Michael M. McNamara	$10,600	$20,204	$17,884	$—	$—	$48,688
Christopher Collier	$10,600	$3,556	$40,927	$—	$—	$55,083
Francois P. Barbier	$79,063	$41,359	$—	$103,909	$227,350	$451,681
Paul Humphries	$10,600	$10,983	$—	$—	$—	$21,583
Scott Offer	$12,215	$—	$—	$—	$—	$12,215

(1)  The amounts in this column represent the Company’s regular employer matching contributions to the 401(k) saving plan accounts for Messrs. McNamara, Collier, Humphries and Offer. In the case of Mr. Barbier, it represents Company contributions to the mandatory social security programs under applicable French law. Amounts for Mr. Barbier have been converted into dollars from Euros based on the average exchange rate for the 2018 fiscal year.

(2)  The amounts in this column represent the Company’s contribution to the executive long-term disability program which provides additional benefits beyond the basic employee long-term disability program. An amount equal to $33,344 paid to Mr. Barbier was converted into dollars from Euros based on the average exchange rate for the 2018 fiscal year.

(3)  The amounts in this column represent the aggregate incremental costs resulting from the personal use of the Company aircraft. Costs include a portion of ongoing maintenance and repairs, aircraft fuel, satellite communications and travel expenses for the flight crew. It excludes non-variable costs which would have been incurred regardless of whether there was any personal use of aircraft.

(4)  These amounts represent the costs associated with Mr. Barbier’s relocation to the Company’s San Jose facility for housing allowances of $79,200, vehicle allowances of $14,400, relocation fees of $1,000 and Home Leave Airfare of $9,309.

(5)  For Mr. Barbier, the amount includes reimbursement of $213,495 for the incremental taxes due as a result of his relocation to the Company’s San Jose facility and $13,855 for the payment of Basic Social Security (which amount was converted into dollars from Euros based on the average exchange rate for the 2018 fiscal year). See the section entitled “Compensation Discussion and Analysis—Benefits—Executive Perquisites” of this proxy statement.

Grants of Plan-Based Awards in Fiscal Year 2018

The following table presents information about non-equity incentive plan awards and restricted share unit awards that we granted in our 2018 fiscal year to our named executive officers. We did not grant any stock options to our named executive officers during our 2018 fiscal year.

								All Other
								Share	Grant
								Awards:	Date
								Number of	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Of
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Stock or	Share
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($)(4)
Michael M. McNamara	6/29/2017				42,074	168,299	336,598		$3,408,055
	6/29/2017				84,149	168,298	336,596		$2,749,989
	6/29/2017							336,597	$5,499,995

		$1,250,000	$2,500,000	$6,250,000
Christopher Collier	6/29/2017				10,518	42,074	84,148		$851,999
	6/29/2017							84,149	$1,374,995

		$385,000	$770,000	$1,925,000
		$343,750	$687,500	$1,375,000
Francois P. Barbier	6/29/2017				9,722	38,891	77,782		$787,543
	6/29/2017							77,783	$1,270,974

		$390,500	$781,000	$1,952,500
		$317,744	$635,488	$1,270,975
Paul Humphries	6/29/2017				9,827	39,310	78,620		$796,028
	6/29/2017							78,621	$1,284,667

		$390,500	$781,000	$1,952,500
		$321,169	$642,338	$1,284,675
Scott Offer	6/29/2017				6,693	26,774	53,548		$542,174
	6/29/2017							53,549	$874,991

		$247,500	$495,000	$1,237,500
		$218,750	$437,500	$875,000

(1)

These amounts show the range of possible payouts under our cash incentive programs for fiscal year 2018. For Mr. McNamara, the amounts correspond to the range of possible payouts under the incentive bonus plan. The maximum payment represents 250% of the target payment. The threshold payment represents 50% of target payout levels. For Messrs. Collier, Barbier, Humphries and Offer, the amounts reflect the range of payouts possible under the incentive bonus plan and the Free Cash Flow LTIP awarded on April 1, 2017 for the 3-year performance period beginning that date. The maximum payment represents 250% and 200% of the target payment for our incentive cash bonus program and FCF LTIP, respectively. The threshold payment represents 50% of target payout levels. For the annual incentive bonus plan, the amounts actually earned for fiscal year 2018 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. For additional information, see the section entitled “Compensation Discussion and Analysis—Fiscal Year 2018 Executive Compensation—Incentive Bonus Plan” and “Compensation Discussion and Analysis—Fiscal Year 2018 Executive Compensation—Long-Term Share- and Cash-Based Incentive Compensation” of this proxy statement.

(2)

These columns show the range of estimated future vesting of PSUs granted in fiscal year 2018 under our 2010 Equity Incentive Plan. The PSUs cliff vest after three years, with vesting based on the percentile rank of the Company’s TSR in the constituents of the S&P 500 Index. The maximum payout for each executive officer represents 200% of the target payout. The threshold payout for each named executive officer represents 25% of target payout levels. In addition, under our FCF LTIP, Mr. McNamara was granted a target award of 168,298 PSUs, which cliff vest after three years, with vesting based on the cumulative three-year free cash flow from operations of the Company. The maximum payout for Mr. McNamara represents 200% of the target amount. The threshold payout for Mr. McNamara represents 50% of the target amount. For additional information, see the section entitled “Compensation Discussion and Analysis—Fiscal Year 2018 Executive Compensation—Long-Term Share- and Cash-Based Incentive Compensation” of this proxy statement.

(3)

These amounts show the number of service-based RSUs granted in fiscal year 2018 under our 2010 Equity Incentive Plan. For each named executive officer, the restricted share units vest in four annual installments at a rate of 25% per year, provided that the executive continues to remain employed on the vesting dates. For additional information, see the section entitled “Compensation Discussion and Analysis—Long-Term Share-and-Cash Based Incentive Compensation—Grants During Fiscal Year 2018” of this proxy statement.

(4)

This column shows the grant date fair value of service-based RSUs and PSUs, at the target level, under FASB ASC Topic 718 granted to our named executive officers in fiscal year 2018. The grant date fair value is the amount that we will expense in our financial statements over the awards’ vesting schedule. Expense will be reversed for awards that do not vest as a result of the named executive officers not meeting the requisite service requirement; however expense will not be reversed for awards that do not vest as a result of not achieving the performance requirement. For service-based RSUs and FCF-based PSUs, the grant date fair value is the closing price of our ordinary shares on the grant date. For restricted share unit awards where vesting is contingent on meeting a market condition, the grant date fair value was calculated using a Monte Carlo simulation. Additional information on the valuation assumptions is included in Note 4 of our audited consolidated financial statements, “Share-Based Compensation,” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018. These amounts reflect our accounting expense, and do not correspond to the actual compensation that will be received by the named executive officers.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table presents information about outstanding share awards (including Elementum profits interests) held by our named executive officers as of March 31, 2018. The table shows information about: (i) service-based RSUs; (ii) PSUs; and (iii) Elementum profits interests.

The market value of the share awards, other than Elementum profits interests, is based on the closing price of our ordinary shares as of March 29, 2018, which was $16.33. For PSUs, the number of unearned shares and the market values shown assume all performance criteria are met at the maximum payout level. For additional information on our equity incentive programs, see the section entitled “Compensation Discussion and Analysis—Long-Term Share- and Cash-Based Incentive Compensation” of this proxy statement.

	Share Awards
	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)		($)	(#)(1)		($)
Michael M. McNamara	2,137,285	(2)	$34,901,856	2,125,432	(3)	$34,708,305
Christopher Collier	288,479	(4)	$4,710,862	284,308	(5)	$4,642,750
Francois P. Barbier	426,237	(6)	$6,960,450	272,714	(7)	$4,453,420
Paul Humphries	228,289	(8)	$3,727,959	275,170	(9)	$4,493,526
Scott Offer	238,549	(10)	$3,895,505	53,548	(11)	$874,439

(1)    This column includes PSUs granted in fiscal years 2016, 2017 and 2018 under our 2010 Equity Incentive Plan (the 2010 Plan) based on a 200% payout. For grants made in fiscal year 2016, 2017 and 2018, 100% of the restricted share unit awards vest after three years, if the performance criteria are met. Vesting of the PSUs for 2016, 2017 and 2018 will depend on the Company’s total shareholder return versus total shareholder return of the constituents of the S&P 500 or, in the case of FCF PSUs, based on cumulative free cash flow.

(2)    91,325 shares vest on June 26, 2018; 179,752 shares vest at a rate of 89,876 shares per year for two years, with the first vesting date on June 10, 2018; 669,649 Elementum profit interest shares vest at a rate of 334,824 shares per year for two years, with the first vesting date on October 15, 2018; 274,962 shares vest at a rate of 91,654 shares per year for three years, with the first vesting date on June 14, 2018;  585,000 Elementum profit interest shares vest at a rate of 195,000 shares per year for three years, with the first vesting date on March 23, 2019; and 336,597 shares vest at a rate of 84,149 shares per year for four years with the first vesting date of June 29, 2018.

(3)    719,008 shares vest on June 10, 2018 assuming a maximum payout of 200%; 733,230 shares vest on June 14, 2019 assuming a maximum payout of 200%; and 673,194 shares vest on June 29, 2020 assuming a maximum pay out of 200%.

(4)    30,035 shares vest on June 26, 2018; 51,653 shares vest at a rate of 25,826 shares per year for two years, with the first vesting date on June 10, 2018; 50,000 Elementum profit interest shares vest at a rate of 25,000 shares per year for two years, with the first vesting date on October 15, 2018;  72,642 shares vest at a rate of 24,214 shares per year for three years, with the first vesting date on June 14, 2018; and 84,149 shares vest at a rate of 21,037 shares per year over four years, with the first vesting date on June 29, 2018.

(5)    103,304 shares vest on June 10, 2018 assuming a maximum payout of 200%; 96,856 shares vest on June 14, 2019 assuming a maximum payout of 200% and 84,148 shares vest on June 29, 2020, assuming a maximum payout of 200%.

(6)    27,532 shares vest on June 26, 2018; 50,558  shares vest at a rate of 25,279 shares per year for two years, with the first vesting date on June 10, 2018; 125,000 Elementum profit interest shares vest at a rate of 62,500 shares per year for two years with the first vesting date on October 15, 2018; 70,364  shares vest at a rate of 23,455 shares per year for three years, with the first vesting date on June 14, 2018; 75,000 Elementum profit interest shares vest at a rate of 25,000 shares per year for three years, with the first vesting date on March 23, 2019; and 77,783 shares vesting at a rate of 19,446 per year over four years with the first vesting date on June 29, 2018.

(7)    101,114 shares vest on June 10, 2018 assuming a maximum payout of 200%; 93,818 shares vest on June 14, 2019 assuming a maximum payout of 200%; and 77,782 shares vest on June 29, 2020 assuming a maximum payout of 200%.

(8)    27,532 shares vest on June 26, 2018; 50,558 shares vest at a rate of 25,279 shares per year for two years, with the first vesting date on June 10, 2018; 71,578 shares vest at a rate of 23,859 shares per year for three years, with the first vesting date on June 14, 2018; and 78,621 shares vest at a rate of 19,655 shares per year for four years, with the first vesting date on June 29, 2018.

(9)    101,114 shares vest on June 10, 2018 assuming a maximum payout of 200%; 95,436 shares vest on June 14, 2019 assuming a maximum payout of 200%; 78,620 shares vest on June 29, 2020 assuming a maximum payout of 200%.

(10)  135,000 shares vest at a rate of 45,000 shares per year for three years, with the first vesting date on November 30, 2018; 50,000 shares vest on November 30, 2019 and 53,549 shares vest at a rate of 13,387 shares per year for four years with the first vesting on June 29, 2018.

(11)  53,548 shares vest on June 29, 2020 assuming a maximum payout of 200%.

Option Exercises and Shares Vested in Fiscal Year 2018

The following table presents information for each of our named executive officers regarding the number of shares acquired upon the vesting of share awards in the form of restricted share units during fiscal year 2018 and the value realized, in each case before payment of any applicable withholding tax and broker commissions.  There were no option exercises by our NEOs in 2018 and the NEOs do not hold any unexercised options.

	Share Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael M. McNamara	923,434	$15,330,539
Christopher Collier	227,710	$3,785,399
Francois P. Barbier	230,140	$3,829,831
Paul Humphries	230,545	$3,836,582
Scott Offer	45,000	$813,150

(1)  The amounts in this column reflect the aggregate dollar amount realized upon the vesting of restricted share unit awards determined by multiplying the number of ordinary shares underlying such awards by the market value of the underlying shares on the vesting date.

Pension Benefits in Fiscal Year 2018

Our named executive officers do not receive any compensation in the form of pension benefits.

Nonqualified Deferred Compensation in Fiscal Year 2018

Each of our named executive officers participates in our 2010 Deferred Compensation Plan, except for Mr. Barbier, who no longer participates in this plan. Our deferred compensation program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. Beginning in fiscal year 2011, we replaced our existing deferred compensation plans with the 2010 Deferred Compensation Plan. Under the 2010 plan, participating officers may defer up to 70% of their base salary and bonus, net of certain statutory and benefit deductions. The Company may make a discretionary matching contribution for these deferrals to reflect limitations on our matching contribution under our 401(k) plan. During fiscal year 2015, the Compensation Committee approved a change to the funding of the deferred compensation program whereby 50% of the funding would be paid as a percent of base salary and 50% would be performance-based. This aligns to the distribution of performance and time-based elements in our other long-term compensation programs. Under this plan, we may make annual contributions, in amounts up to 37.5% of each participant’s base salary (subject to offsets for non-U.S. executives’ pension and other benefits), which will cliff vest after four years. Amounts credited to the deferral accounts are deemed to be invested in hypothetical investments selected by a participant or an investment manager on behalf of each participant. Participants in the 2010 Deferred Compensation Plan may receive their vested deferred compensation balances upon termination of employment at such time as is specified in their deferral agreements, which may include a lump sum payment or installment payments made over a period of years. Participants also may elect in-service distributions through a lump sum payment or in installments over a period of up to five years.

Prior to fiscal year 2011, Mr. McNamara participated in our senior executive deferred compensation plan, which we refer to as the senior executive plan. Participants in the senior executive plan received long-term deferred bonuses, which were subject to vesting requirements. In addition, a participant was able to defer up to 80% of his salary and up to 100% of his cash bonuses. The deferred compensation was credited to a deferral account established under the senior executive plan for recordkeeping purposes. Amounts credited to the deferral accounts are deemed to be invested in hypothetical investments selected by an investment manager on behalf of each participant. Participants in the senior executive plan may receive their vested deferred compensation balances upon termination of employment either through a lump sum payment or in installments over a period of up to 10 years.

Prior to fiscal year 2011, Messrs. Barbier, Collier and Humphries participated in the Company’s senior management deferred compensation plan (referred to as the senior management plan). Under the senior management plan, participants received deferred discretionary contributions, which were subject to vesting requirements. Deferred balances under the senior management plan are deemed to be invested in hypothetical investments selected by the participant or the participant’s investment manager. Participants in the senior management plan will receive their vested deferred compensation balances upon termination of employment through a lump sum payment on the later of January 15th of the year following termination and six months following termination. In addition, any unvested portions of the deferral accounts will become 100% vested if the executive’s employment is terminated as a result of his or her death.

Under each of the deferred compensation plans, we entered into trust agreements providing for the establishment of irrevocable trusts into which we are required to deposit cash or other assets as specified in the applicable deferral agreement, equal to the aggregate amount required to be credited to the participant’s deferral account, less any applicable taxes to be withheld. The deferred account balances of the participants in deferred compensation plans are unfunded and unsecured obligations of the Company, receive no preferential standing, and are subject to the same risks as any of our other general obligations.

For a discussion of the contributions granted to each of the named executive officers and their vesting terms, including vesting upon the executive’s termination or a change in control of the Company, see the sections entitled “Compensation Discussion and Analysis—Fiscal Year 2018 Executive Compensation — Long-Term Deferred Compensation Awards” of this proxy statement and “Executive Compensation—Potential Payments Upon Termination or Change of Control” below.

The following table presents information for fiscal year 2018 about: (i) contributions to the named executive officers’ deferred compensation plan accounts by the executive; (ii) contributions to the NEOs’ deferred compensation plan accounts by the Company; (iii) aggregate earnings (or losses) on the deferred compensation plan accounts; (iv) aggregate withdrawals and distributions from the deferred compensation plan accounts; and (v) the deferred compensation plan account balances as of the end of the fiscal year. For fiscal year 2018, Messrs. McNamara, Collier, Humphries and Offer each received deferred compensation awards that averaged approximately 26.3% of their 2017 respective base salaries.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Fiscal Year-End ($)(4)
Michael M. McNamara	$—	$329,156	$1,755,344	$—	$20,537,242
Christopher Collier	$260,666	$184,328	$405,165	$—	$3,551,580
Francois P. Barbier (5)	$—	$—	$57,559	$—	$969,793
Paul Humphries	$1,004,419	$186,961	$341,986	$—	$3,896,054
Scott Offer	$12,375	$144,829	$(1,339)	$—	$155,865

(1)  Reflects the salary payments deferred by our named executive officers during the fiscal year and, for Mr. Humphries, deferred salary and bonus payments. These amounts are included in the Summary Compensation Table under the “Salary” and “Bonus” columns, as applicable.

(2)  These amounts represent contributions under the 2010 deferred compensation plan. These awards cliff vest after four years. None of these awards have vested under this plan as of March 31, 2018. These amounts, including any earnings or losses thereon, will be reported under the “Bonus” column of the Summary Compensation Table upon vesting in future years if the executive continues to be a named executive officer. For additional information on these contributions and their vesting terms, including vesting upon the executive’s termination or change in control of the Company, see the sections entitled “Compensation Discussion and Analysis — Fiscal Year 2018 Executive Compensation — Long-Term Deferred Compensation Awards” of this proxy statement and “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

(3)  Reflects earnings (or losses) for each named executive officer on both the vested and unvested portions of the executive’s deferred compensation account(s). The above-market portion of the earnings on the vested portion of the executive’s deferred compensation account(s) is included under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table. Any earnings that vest in a given year are reported in the “Bonus” column in the Summary Compensation Table.

(4)  The amounts in this column have previously been reported in the Summary Compensation Table for this and prior fiscal years as follows: Michael M. McNamara—$20,537,242; Christopher Collier—$1,962,478; Francois P. Barbier—$1,066,441; Paul Humphries—$1,185,539. The amounts in this column include the following unvested balances related to the respective 2010 deferred compensation plan account of the named executive officers: Michael M. McNamara—$2,325,323; Christopher Collier—$1,017,756; Paul Humphries—$701,416; and Scott Offer—$143,490.

(5)  Mr. Barbier no longer participates in the 2010 Deferred Compensation Plan.  The information in the table reflects earnings on the account balance of his senior management plan account.

Potential Payments Upon Termination or Change in Control

As described in the section entitled “Compensation Discussion and Analysis” of this proxy statement, our named executive officers do not have employment or severance agreements with us. However, our named executive officers are entitled to certain termination and change in control benefits under each executive’s deferred compensation plan and under certain equity awards.

Acceleration of Vesting of Deferred Compensation

If the employment of any participant in the 2010 Deferred Compensation Plan is involuntarily terminated by the Company without cause or is terminated by the executive with good reason within two years following a change in control (as defined in the 2010 Deferred Compensation Plan), the entire unvested portion of the deferred compensation account of the named executive officer will vest.

Acceleration of Vesting of Equity Awards

The number of unvested equity awards held by each named executive officer as of March 31, 2018 is listed above in the Outstanding Equity Awards at 2018 Fiscal Year-End table. All unvested outstanding equity awards held by our named executive officers at the end of fiscal year 2018 were granted under the 2010 Plan, which provides certain benefits to plan participants in the event of the termination of such participant’s employment or a change in control of the Company. The terms of these benefits are described below.

Treatment of Certain Awards Upon Retirement

Subject to any waiver by the Compensation Committee, all unvested restricted share unit awards and unvested stock options held by a plan participant will be forfeited if the participant ceases to provide services to the Company for any reason. However, certain award agreements for PSUs granted under our 2017 Plan provide that if a plan participant ceases to provide services to the Company due to a qualifying retirement (meaning a voluntary termination of service after the participant has attained the age of sixty (60) years and completed at least ten (10) years of service as an employee of the Company), then the award will not terminate and a pro-rata number of shares subject to the award shall be issued to the participant upon the vesting of the award agreement pursuant to the original performance criteria. At the current time, Messrs. McNamara and Humphries are the only NEOs that satisfy the retirement criteria.

Acceleration of Vesting Upon a Change in Control

Our equity incentive plans are “double trigger” plans, meaning that unvested restricted share unit awards vest immediately only if (i) there is a change in control of the Company and (ii)(x) such awards are not converted, assumed or replaced by the successor or survivor corporation or (y) if provided by the Compensation Committee as described below, the service of the award recipient is involuntarily terminated within a designated period following the effective date of such change in control.

Under the terms of our 2010 Plan (and the 2017 Plan that has subsequently been adopted, together with the 2010 Plan, the Plans), unless otherwise provided in the applicable award agreement or other agreement between the Company and the participant, in the event of a change of control of the Company (as defined in the Plans) in which the participant’s awards are not converted, assumed, or replaced by a successor or survivor corporation, or a parent or subsidiary thereof, then all forfeiture restrictions on such awards will lapse immediately prior to the change of control and, following the consummation of such a change of control, all such awards will terminate and cease to be outstanding.

Where awards under the Plans are assumed or continued after a change in control, the Compensation Committee may provide that one or more awards will automatically accelerate upon an involuntary termination of service within a designated period (not to exceed eighteen (18) months) following the effective date of such change in control. If the Compensation Committee so determines, immediately upon an involuntary termination of service following a change of control all forfeiture restrictions on such award will lapse.

Among our named executive officers, 1,945,352 of Mr. McNamara’s unvested restricted share unit awards, 380,633 of Mr. Collier’s unvested restricted share unit awards, 362,594 of Mr. Barbier’s unvested restricted share unit awards, 365,874 of Mr. Humphries’ unvested restricted share unit awards, and 265,323 of Mr. Offer’s unvested restricted share unit awards are subject to the above-described change in control provision.

Potential Payments Upon Termination or Change in Control

as of March 31, 2018

The following table and accompanying notes show the estimated payments and benefits that would have been provided to each named executive officer as a result of (i) the accelerated vesting of deferred compensation in the case of a change of control with a termination of employment and (ii) the accelerated vesting of restricted share unit awards in the event of a change of control if such awards are not assumed by the successor company in connection with the change of control, or (iii) retirement.

Calculations for this table assume that the triggering event took place on March 29, 2018, the last business day of our 2018 fiscal year, and are based on the price per share of our ordinary shares on such date, which was $16.33. The following table does not include potential payouts under our named executive officers’ nonqualified deferred compensation plans relating to vested benefits.

Name	Change in Control with Termination: Accelerated Vesting of Deferred Compensation (1)	Change in Control and No Assumption of Award: Accelerated Vesting of Service-based RSUs (2)	Total in Event of Change in Control	Retirement Eligible: Pro Rata Vesting of PSUs (3)
Michael M. McNamara	$2,325,323	$31,767,598	$34,092,921	$10,441,141
Christopher Collier	$1,017,756	$6,215,737	$7,233,493	$—
Francois P. Barbier	$—	$5,921,160	$5,921,160	$—
Paul Humphries	$701,416	$4,690,841	$5,392,257	$1,397,995
Scott Offer	$—	$4,332,725	$4,332,725	$—

(1)  The amount shown for each executive represents the portion of the unvested balance of the executive’s deferred compensation account that would vest in the event the executive is terminated by the Company without cause or resigns with good reason following a change in control of the Company (as defined in the 2010 deferred compensation plan). No executive’s deferred compensation account will vest upon a change of control (without any termination following such change in control) or upon the executive’s death.

(2)  The amounts shown represent the estimated value of the accelerated vesting of restricted share unit awards following a change of control under the terms of our equity incentive plans, which assumes that such restricted share unit awards are not assumed or replaced by the successor corporation or its parent. If such awards are assumed or replaced in a change of control transaction, the vesting of such awards will not accelerate; provided, that the Compensation Committee may determine that awards under the Plans may be accelerated if the executive is terminated within a certain period (not to exceed 18 months) following a change of control. PSUs may be accelerated on a pro-rata basis following a change of control. All amounts shown in this column represent the intrinsic value of the awards based on the closing price of our ordinary shares on March 29, 2018, the assumed date of the triggering event.

(3)  For termination of service due to retirement, then (i) the PSUs will not terminate and (ii) a pro-rata number of vested shares shall be issued to the executive upon the vesting of the award pursuant to achieving the performance criteria.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following disclosure about the median annual total compensation of our employees in relation to the annual total compensation of our Chief Executive Officer.

We are a globally-recognized provider of Sketch-to-Scale® services — innovative design, engineering, manufacturing, and supply chain services and solutions — from conceptual sketch to full-scale production. We have established this extensive network of design and manufacturing facilities in the world’s major consumer electronics and enterprise products markets (Asia, the Americas, and Europe) in order to serve the outsourcing needs of both multinational and regional companies. Our global services provide our customers with a competitive advantage by delivering improved product quality, increased flexibility, leading-edge manufacturability, improved performance, faster time-to-market, and competitive costs. We have manufacturing operations situated in low-cost regions of the world to provide our customers with a wide array of manufacturing solutions and low manufacturing costs.  As of March 31, 2018, approximately 80% of our manufacturing capacity was located in low-cost locations, such as Brazil, China, Hungary, India, Indonesia, Malaysia, Mexico, Poland, Romania, and the Ukraine.   For the fiscal year ended March 31, 2018, we had revenues of $25.4 billion. Approximately 89% of our revenues are generated outside of the U.S. With this large scale, global manufacturing-intensive business model, we have approximately 200,000 employees globally, including temporary workforce, of whom approximately 95% are outside of the U.S. and approximately 89% are located in emerging markets. To better understand the following pay ratio disclosure, it is important to recognize that our compensation programs are designed to reflect local market practices across our global operations.  We offer market-based competitive wages and benefits in all geographies in which we operate. Our CEO’s compensation is structured to align pay with performance, with pay levels set in line with our peers which are companies of similar size, scale, and complexity.

Fiscal Year 2018 Pay Ratio

•                  The annual total compensation of our median employee (among all employees excluding the CEO) was $7,489.

•                  Our CEO’s annual total compensation, as reported in the Summary Compensation Table, was $16,170,232.

Based on this information, the ratio of the annual total compensation of our CEO relative to the annual total compensation of our median employee was 2,159 to 1.

The pay ratio disclosed above is a reasonable estimate, calculated in a manner consistent with the SEC rules based on our payroll and employment records and the methodologies described below.  The SEC rules for identifying the median compensated employee and calculating the pay ratio allow companies to use different methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices.  As such, the pay ratio disclosed by other companies may not be comparable to the pay ratio disclosed above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.  Moreover, there are a number of factors which make a meaningful comparison of pay ratios difficult, such as industry-specific pay differentials, the geographic location of employee populations, and the nature of a company’s manufacturing operations.

Identification of the Median Employee

For purposes of identifying our median employee, we considered target total annual cash compensation multiplied by the FTE % factor as reflected in our global human resources information system, such that those that only work part-time were included at the part-time pay rate and not converted to a full-time equivalent pay level. We selected this compensation approach because it captures both base salary as well as bonuses and other cash payments that may be provided to employees in our varying work geographies. We measured compensation for purposes of measuring the median employee using the 12-month period ending March 31, 2018. No cost-of-living adjustments were made.

We selected March 31, 2018 as the date on which to determine our median employee.  As of that date, we had 168,582 employees, 161,677 of whom were located outside of the United States and approximately 151,500 of whom were located in emerging markets. This employee count excludes approximately 31,000 individuals who are technically classified as contractors for this analysis and therefore not included in the CEO pay ratio calculations. Additionally, this employee count reflects our utilization of the de minimis exemption to eliminate countries representing no more than 5% of our global population in the aggregate. The countries excluded were Ukraine and Indonesia, with 3,835 and 2,210 employees, respectively, in the aggregate representing approximately 3.6% of our global population. With these countries excluded, we had 162,537 employees with 155,632 located outside of the United States.

Using this methodology, we determined that our median employee was a full-time, salaried employee working in India, with annual total cash compensation of approximately $7,489. For purposes of this disclosure, we converted the employee’s total cash compensation from Indian Rupees to U.S. dollars using the exchange rate (65.2 INR to 1 USD) as of March 1, 2018.

Calculation of Median Employee’s Compensation

In determining the annual total compensation of approximately $7,489 for our median employee, as required by SEC rules, we calculated the employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K, consistent with how we determine our CEO’s total compensation for fiscal year 2018 in the Summary Compensation Table.

Part III — Additional Information

Equity Compensation Plan Information

EQUITY COMPENSATION PLAN INFORMATION

As of March 31, 2018, we maintained our 2010 Plan and our 2017 Plan, which replaced our 2010 Plan with respect to further grants of equity awards. In addition, we maintained the NEXTracker, Inc. 2014 Equity Incentive Plan and the BrightBox Technologies, Inc. 2013 Stock Incentive Plan (as amended), which we assumed as part of acquisitions during fiscal years 2016 and 2017, respectively. The following table provides information about equity awards outstanding under these plans as of March 31, 2018. The below does not reflect the effect of our fiscal 2019 grants under the 2017 Plan and the vesting of awards in fiscal 2019.

Plan Category	Number of Ordinary Shares to be Issued Upon Exercise of Outstanding Options and Vesting of Restricted Share Unit Awards (a)		Weighted-Average Exercise Price of Outstanding Options(1) (b)	Number of Ordinary Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Ordinary Shares Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders(2)	13,898,920		$9.78	22,231,092	(2)
Equity compensation plans not approved by shareholders(4)(5)	1,910,322	(5)	$3.24	—
Total	15,809,242	(6)	$3.28	22,231,092	(2)

(1)      The weighted-average exercise price does not take into account ordinary shares issuable upon the vesting of outstanding restricted share unit awards, which have no exercise price.

(2)      Consists of ordinary shares available for grant under the 2017 Plan. The 2017 Plan provides for grants of up to 22.0 million ordinary shares, plus ordinary shares available for grant as a result of the forfeiture, expiration or termination of options and restricted share unit awards granted under the 2010 Plan (if such ordinary shares are issued under such other stock options or restricted share unit awards, they will not become available under the 2017 Plan).

(3)      In connection with the acquisition of NEXTracker, Inc. on September 28, 2015, we assumed the NEXTracker, Inc. 2014 Equity Incentive Plan, including all outstanding options to purchase NEXTracker, Inc. common stock with exercise prices equal to, or less than, $7.34 per share. Each assumed option was converted into an option to acquire our ordinary shares at the applicable exchange rate of 1.4033. As a result, we assumed approximately 5.6 million unvested restricted stock units and unvested options with exercise prices ranging from between $0.08 and $10.65 per ordinary share. Options granted under this plan generally have an exercise price not less than the fair value of the underlying ordinary shares on the date of grant. The awards generally vest over four years, and options generally expire ten years from the date of grant. Unvested awards are forfeited upon termination of employment.

(4)      In connection with the acquisition of BrightBox Technologies, Inc. on May 16, 2016, we assumed the BrightBox Technologies, Inc. 2013 Stock Incentive Plan (as amended), including all outstanding options to purchase BrightBox Technologies, Inc.’ common stock with exercise prices equal to, or less than, $0.08 per share. Each assumed option was converted into an option to acquire our ordinary shares at the applicable exchange rate of 6.4959. As a result, we assumed approximately 0.2 million unvested options with exercise prices ranging from between $0.45 and $0.52 per ordinary share. Options granted under this plan generally have an exercise price not less than the fair value of the underlying ordinary shares on the date of grant. The options generally vest over four years, and options generally expire ten years from the date of grant. Unvested options are forfeited upon termination of employment.

(5)      Consists of ordinary shares issuable upon the exercise of outstanding stock options.

(6)      Includes 14,619,692 ordinary shares issuable upon the vesting of restricted share unit awards. The remaining balance consists of ordinary shares issuable upon the exercise of outstanding stock options. For awards subject to market performance criteria, the amount reported reflects the number of shares to be issued if the target level is achieved. An additional 2,497,089 shares would be issued if the maximum market performance level is achieved.

Part III — Additional Information

Security Ownership of Certain Beneficial Owners and Management

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 16, 2018, except as otherwise indicated, regarding the beneficial ownership of our ordinary shares by:

•                  each shareholder known to us to be the beneficial owner of more than 5% of our outstanding ordinary shares;

•                  each of our named executive officers;

•                  each director; and

•                  all executive officers and directors as a group.

Unless otherwise indicated, the address of each of the individuals named below is: c/o Flex Ltd., No. 2 Changi South Lane, Singapore 486123.

Information in this table as to our directors, named executive officers and all directors and executive officers as a group is based upon information supplied by these individuals and Forms 3, 4, and 5 filed with the SEC. Information in this table as to our greater than 5% shareholders is based solely upon the Schedules 13G filed by these shareholders with the SEC. Where information regarding shareholders is based on Schedules 13G, the number of shares owned is as of the date for which information was provided in such schedules.

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Ordinary shares subject to options that are currently exercisable or are exercisable within 60 days of June 16, 2018, and ordinary shares subject to restricted share unit awards that vest within 60 days of June 16, 2018 are deemed to be outstanding and to be beneficially owned by the person holding such awards for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all the shares beneficially owned, subject to community property laws where applicable.

For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 530,336,306 ordinary shares outstanding on June 16, 2018 plus the number of ordinary shares that such person or group had the right to acquire on or within 60 days after June 16, 2018.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent
5% Shareholders:
PRIMECAP Management Company (1) 177 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105	53,620,836	10.11%
Boston Partners (2) One Beacon Street, 30th Floor, Boston, MA 02108	50,405,216	9.50%
Wellington Management Group LLP (3) 280 Congress Street, Boston, MA 02210	41,369,433	7.80%
Glenview Capital Management, LLC (4) 767 Fifth Avenue, 44th Floor, New York, NY 10153	39,432,751	7.44%
Janus Henderson Group PLC (5) 201 Bishopsgate, EC2M 3AE, United Kingdom	34,458,386	6.50%
Capital Research Global Investors (6) 333 South Hope Street, Los Angeles, CA 90071	29,053,643	5.48%

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent
Named Executive Officers and Directors:
Michael McNamara (7)	2,656,944	*
Christopher Collier (8)	634,771	*
Paul Humphries (9)	361,670	*
Francois Barbier (10)	223,404	*
Scott Offer (11)	13,387	*
Willy Shih (12)	179,802	*
Daniel Schulman (13)	166,775	*
Lay Koon Tan (12)	127,175	*
Lawrence Zimmerman (12)	91,476	*
Michael Capellas (14)	92,160	*
Marc Onetto (15)	65,429	*
William Watkins (12)	32,730	*
Jennifer Li (11)	6,921	*
All executive officers and directors as a group (14 persons) (16)	4,677,984	0.88%

*  Less than 1%.

(1)            Based on information supplied by PRIMECAP Management Company in an amended Schedule 13G filed with the SEC on March 7, 2018. PRIMECAP Management Company has sole voting power over 23,755,843 of these shares and sole dispositive power over all of these shares.

(2)            Based on information supplied by Boston Partners in an amended Schedule 13G filed with the SEC on February 12, 2018. Boston Partners is deemed to have sole voting power over 39,827,113 of these shares, shared voting power over 55,325 of these shares and sole dispositive power for all of these shares.

(3)            Based on information supplied by Wellington Management Group LLP in a Schedule 13G filed with the SEC on February 8, 2018. Wellington Management Group LLP has shared voting power over 30,486,913 of these shares and shared dispositive power over all of these shares.

(4)            Based on information supplied by Glenview Capital Management, LLC (or Glenview) in an amended Schedule 13G filed with the SEC on February 14, 2018. As a result of Glenview serving as an investment manager to various investment companies, and Mr. Lawrence M. Robbins serving as the Chief Executive Officer of Glenview, Glenview and Mr. Robbins may be deemed to share voting and dispositive power over all of these shares.

(5)            Based on information supplied by Janus Henderson Group in a Schedule 13G filed with the SEC on February 13, 2018. Janus Henderson Group has shared voting power and dispositive power over all of these shares.

(6)            Based on information supplied by Capital Research Global Investors in an amended Schedule 13G filed with the SEC on February 14, 2018. Capital Research Global Investors has sole voting power and dispositive power over all of these shares.

(7)            Includes 175,474 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 16, 2018.

(8)            Includes 51,072 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 16, 2018.

(9)            Includes 47,187 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 16, 2018.

(10)     Includes 46,977 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 16, 2018.

(11)     All shares are issuable upon settlement of restricted share unit awards that vest within 60 days of June 16, 2018.

(12)     Includes 11,504 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 16, 2018.

(13)     Includes 11,504 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 16, 2018.  Also includes 141,674 shares held indirectly by a grantor retained annuity trust, of which Mr. Schulman is the trustee.

(14)     Includes 14,613 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 16, 2018.

(15)     Includes 11,504 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 16, 2018. Also includes 53,925 shares held indirectly by a living trust, of which Mr. Onetto is a trustee.

(16)     Includes 434,729 shares issuable upon settlement of restricted share unit awards that vest within 60 days of June 16, 2018.

Part III — Additional Information

Certain Relationships and Related Person Transactions

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

Our Code of Business Conduct and Ethics provides guidance for addressing actual or potential conflicts of interests, including those that may arise from transactions and relationships between us and our executive officers or directors. In addition, in order to formalize our policies and procedures for the review, approval or ratification, and disclosure of related person transactions, our Board of Directors adopted a Statement of Policy with Respect to Related Person Transactions. The policy generally provides that the Nominating and Corporate Governance Committee (or another committee comprised solely of independent directors) will review, approve in advance or ratify, all related person transactions between us and any director, any nominee for director, any executive officer, any beneficial owners of more than 5% of our ordinary shares or any immediate family member of any of the foregoing individuals. Under the policy, some ordinary course transactions or relationships are not required to be reviewed, approved or ratified by the applicable Board committee, including, among other things, the following transactions:

•                transactions involving less than $25,000 for any individual related person;

•                compensation arrangements with directors and executive officers resulting solely from their service on the Board or as executive officers, so long as such arrangements are disclosed in our filings with the SEC or, if not required to be disclosed, are approved by our Compensation Committee; and

•                indirect interests arising solely from a related person’s service as a director and/or owning, together with all other related persons, directly or indirectly, less than a 10% beneficial ownership interest in a third party (other than a partnership) which has entered into or proposes to enter into a transaction with us.

We have various procedures in place to identify potential related person transactions, and the Nominating and Corporate Governance Committee works with our management and our Office of General Counsel in reviewing and considering whether any identified transactions or relationships are covered by the policy. Our Statement of Policy with Respect to Related Person Transactions is included in our Guidelines with Regard to Certain Governance Matters, a copy of which is available along with a copy of the Company’s Code of Business Conduct and Ethics on the Corporate Governance page of the Investor Relations section of our website at www.flex.com.

Transactions with Related Persons

Mr. McNamara, the Company’s CEO and a director, has a daughter-in-law, Lacey Ellis, who was employed by the Company in fiscal year 2018 (and presently). Ms. Ellis was employed as an attorney and earned approximately $260,566 in salary, bonus, share awards, and benefits during fiscal year 2018. The employment and compensation of this family member was approved and established by the Company in accordance the Statement of Policy with Respect to Related Person Transactions as described above and this family member’s employment and compensation is in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

Other than the foregoing and the compensation agreements and other arrangements described under the sections entitled “Executive Compensation” of this proxy statement and “Non-Management Directors’ Compensation for Fiscal Year 2018” of this proxy statement, during fiscal year 2018, there was not, nor is there currently proposed, any transaction or series of similar transactions to which we are or will be a party:

•                 in which the amount involved exceeded or will exceed $120,000; and

•                 in which any director, nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

Part III — Additional Information

Section 16(a) Beneficial Ownership Reporting Compliance &

Shareholder Proposals for the 2019 Annual General Meeting

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our ordinary shares to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements for the fiscal year ended March 31, 2018 were met.

SHAREHOLDER PROPOSALS FOR THE 2019 ANNUAL GENERAL MEETING

Shareholder proposals submitted under SEC Rule 14a-8 and intended for inclusion in the proxy statement for our 2019 annual general meeting of shareholders must be received by us no later than March 7, 2019. Any such shareholder proposals must be mailed to us at 6201 America Center Drive, San Jose, California, 95002, U.S.A., Attention: Chief Executive Officer. Any such shareholder proposals may be included in our proxy statement for the 2019 annual general meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable rules and regulations promulgated by the SEC. Shareholder proposals submitted outside the processes of SEC Rule 14a-8 are subject to the requirements of the Companies Act, as described in the following paragraph, and applicable rules and regulations promulgated by the SEC. The proxy designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2019 annual general meeting of shareholders unless notice of such proposal is received by the applicable deadlines prescribed by the Singapore Companies Act.

Under Section 183 of the Companies Act, registered shareholders representing (i) at least 5% of the total voting rights of all registered shareholders having at the date of the requisition, the right to vote at the meeting to which the requisition relates, or (ii) not fewer than 100 registered shareholders holding shares in the Company on which there has been paid up an average sum of at least $500 per shareholder may, at their expense (unless the Company resolves otherwise), requisition that we include and give notice of their proposal for the 2019 annual general meeting. Any such requisition must satisfy the requirements of Section 183 of the Singapore Companies Act, and must be signed by all the requisitionists and be deposited at our registered office in Singapore, No. 2 Changi South Lane, Singapore 486123, at least six weeks prior to the date of the 2019 annual general meeting in the case of a requisition requiring notice of a resolution, or at least one week prior to the date of the 2019 annual general meeting in the case of any other requisition.

Part III — Additional Information

Incorporation of Certain Documents by Reference &

Singapore Statutory Financial Statements

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Flex incorporates by reference the following sections of our Annual Report on Form 10-K for the fiscal year ended March 31, 2018:

•                 Item 8, “Financial Statements and Supplementary Data;”

•                 Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and

•                 Item 7A, “Quantitative and Qualitative Disclosures About Market Risk.”

SINGAPORE STATUTORY FINANCIAL STATEMENTS

Our Annual Report on Form 10-K for the fiscal year ended March 31, 2018, which was filed with the SEC on June 14, 2018, includes our audited consolidated financial statements, prepared in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP, together with the Independent Registered Public Accounting Firm’s Report of Deloitte & Touche LLP, our independent auditors for the fiscal year ended March 31, 2018. We publish our U.S. GAAP financial statements in U.S. dollars, which is the principal currency in which we conduct our business.

Our Singapore statutory financial statements, prepared in conformity with the provisions of the Companies Act will be made available to our shareholders on our website at https://investors.flex.com/financials prior to the date of the 2018 annual general meeting, as required under Singapore law.

Our Singapore statutory financial statements include:

•                 our consolidated financial statements (which are identical to those included in the Annual Report on Form 10-K, described above);

•                 supplementary financial statements (which reflect solely the Company’s standalone financial results, with our subsidiaries accounted for under the equity method rather than consolidated);

•                 a Directors’ Statement; and

•                 the Independent Auditors’ Report of Deloitte & Touche LLP, our Singapore statutory auditors for the fiscal year ended March 31, 2018.

Part III — Additional Information

Other Matters

OTHER MATTERS

Our management does not know of any matters to be presented at the 2018 annual general meeting other than those set forth herein and in the notice accompanying this proxy statement. If any other matters are properly presented for a vote at the 2018 annual general meeting, the enclosed proxy confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy, as to those matters.

It is important that your shares be represented at the 2018 annual general meeting, regardless of the number of shares which you hold. We urge you to promptly execute and return the accompanying proxy card in the envelope which has been enclosed for your convenience, or to vote or give voting instructions in accordance with the proxy card or Notice.

Shareholders who are present at the 2018 annual general meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports for our beneficial shareholders. This means that only one copy of our proxy materials and our Annual Report on Form 10-K may have been sent to multiple shareholders in your household, unless your bank, broker or nominee received contrary instructions from one or more shareholders in your household. If you want to receive separate copies of our proxy materials or annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.  We will promptly deliver a separate copy of either document to you if you request one by writing or calling us at the contact information listed later on this page.

We incorporate by reference information from Note 4 to our audited consolidated financial statements for the fiscal year ended March 31, 2018, “Share-Based Compensation,” included in our Annual Report on Form 10-K and the sections entitled “Financial Statements and Supplementary Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk.” Upon request, we will furnish without charge by first class mail or other equally prompt means within one business day of receipt of such request, to each person to whom a proxy statement is delivered a copy of our Annual Report on Form 10-K (not including exhibits). You may request a copy of such information, at no cost, by writing or telephoning us at:

Flex Ltd.

6201 America Center Drive

San Jose, California 95002 U.S.A.

Telephone: (408) 576-7985

Cautionary Note Regarding Forward-Looking Statements: This document contains forward-looking statements within the meaning of U.S. securities law. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. These risks include: that future revenues and earnings may not be achieved as expected; the challenges of effectively managing our operations, including our ability to control costs and manage changes in our operations; litigation and regulatory investigations and proceedings relating to our Audit Committee’s independent investigation; our identification of material weaknesses in our internal control over financial reporting, which could, if not remediated result in a material misstatement in our financial statements; compliance with legal and regulatory requirements; the possibility that benefits of the Company’s restructuring actions may not materialize as expected; that the expected revenue and margins from recently launched programs may not be realized; our dependence on a small number of customers; geopolitical risk, including the termination and renegotiation of international trade agreements; that recently proposed changes or future changes in tax laws in certain jurisdictions where we operate could materially impact our tax expense; and the effects that the current macroeconomic environment could have on our business and demand for our products as well as the effects that current credit and market conditions could have on the liquidity and financial condition of our customers and suppliers, including any impact on their ability to meet their contractual obligations. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Forms 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this document are based on current expectations and Flex assumes no obligation to update these forward-looking statements.

By order of the Board of Directors,

Tay Hong Chin Regina
Company Secretary
July 5, 2018
Singapore

Upon request, we will furnish without charge to each person to whom this proxy statement is delivered a copy of any exhibit listed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018. You may request a copy of this information at no cost, by writing or telephoning us at:

Flex Ltd.

6201 America Center Drive

San Jose, California 95002 U.S.A.

Telephone: (408) 576-7985

ANNEX A

FLEX LTD.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

	Twelve-Month Periods Ended
	March 31, 2018	March 31, 2017

Net sales	$25,441,131	$23,862,934

GAAP gross profit	$1,595,882	$1,520,945
Stock-based compensation expense	19,102	10,023
Distressed customers asset impairments (1)	—	92,915
Restructuring charges	66,845	38,758
Contingencies and other (2)	26,631	14,769
Non-GAAP gross profit	$1,708,460	$1,677,410
Adjusted gross margin	6.7%	7.0%

GAAP income before income taxes	$520,893	$370,848
Intangible amortization	78,640	81,396
Stock-based compensation expense	85,244	82,266
Distressed customers asset impairments (1)	6,251	92,915
Restructuring charges	90,691	49,395
Contingencies and other (2)	51,631	17,704
Other charges (income), net (3)(4)	(169,719)	21,193
Interest and other, net	122,823	99,532
Non-GAAP operating income	$786,454	$815,249

GAAP net income	$428,534	$319,564
Intangible amortization	78,640	81,396
Stock-based compensation expense	85,244	82,266
Restructuring charges	90,691	49,395
Distressed customers asset impairments (1)	6,251	92,915
Contingencies and other (2)	51,631	17,704
Elementum Deconsolidation (3)	(151,574)	—
Investment and other, net (4)	(14,783)	7,388
Adjustments for taxes (5)	10,217	(10,826)
Non-GAAP net income	$584,851	$639,802

Weighted-average shares used in computing per share amounts (Diluted):	536,598	546,220

GAAP Earnings per share (Diluted)	$0.80	$0.59
Non-GAAP (adjusted earnings per share)	$1.09	$1.17

Net cash provided by operating activities	$753,598	$1,149,909
Purchases of property and equipment	(561,997)	(525,111)
Proceeds from the disposition of property and equipment	44,780	35,606
Free cash flow	$236,381	$660,404

A-1

(1) Distressed customers asset impairments for fiscal year 2018 relate to additional provision for doubtful accounts receivable for certain customers experiencing significant financial difficulties or contract disengagements. During the second quarter of fiscal year 2017, prices for solar panel modules declined significantly. The Company determined that certain solar panel inventory on hand as of September 30, 2016, was not fully recoverable and recorded a charge of $60 million to reduce the carrying costs to market in the twelve-month period ended March 31, 2017. The Company also recognized a $16 million impairment charge for solar module equipment and $16.9 million primarily related to negative margin sales and other associated solar panel direct costs. The total charge of $92.9 million is included in cost of sales for the twelve-month period ended March 31, 2017.

(2) Contingencies and other during fiscal year 2018 consists of charges in connection with certain legal matters of which loss contingencies are believed to be probable and estimable. The Company incurred various other charges predominantly related to damages incurred from a typhoon that impacted one of its China facilities. Additionally, certain asset impairments were recorded during both fiscal year 2017 and 2018.

(3) During the second quarter of fiscal year 2018, the Company and other minority shareholders of Elementum amended certain agreements and as a result, the Company concluded it no longer had majority control and accordingly, deconsolidated the entity. As part of the deconsolidation, the Company recognized a gain of approximately $151.6 million with no related tax impact, which is included in other charges (income), net for fiscal year 2018.

(4) The company sold its Wink business during first quarter of fiscal year 2018 to an unrelated third-party venture backed company in exchange for contingent consideration fair valued at $59 million and recognized a gain on sale of $38.7 million, which is recorded in other charges (income), net for fiscal year 2018. In addition, the Company recorded $4.1 million and $21.9 million in the three-month and twelve-month periods ended March 31, 2018, respectively, for impairment of certain non-core investments. The twelve-month period ended March 31, 2017 includes a $7.4 million loss attributable to a non-strategic facility sold during the second quarter of fiscal year 2017.

(5) Recognition of a non-recurring, non-cash, valuation allowance against deferred tax assets in a foreign operating subsidiary offset by the recognition of an associated income tax receivable for prior years.

A-2

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. FLEX LTD. ATTN: INVESTOR RELATIONS DEPT. 6201 AMERICA CENTER DRIVE SAN JOSE, CA 95002 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR proposals 1. through 6. For 0 0 0 0 0 Against 0 0 0 0 0 Abstain 0 0 0 0 0 1. Re-election of Mr. Lay Koon Tan as a director of Flex. 2. Re-election of Ms. Jennifer Li as a director of Flex. 3. To approve the re-appointment of Deloitte & Touche LLP as Flex's independent auditors for the 2019 fiscal year and to authorize the Board of Directors to fix its remuneration. To approve a general authorization for the directors of Flex to allot and issue ordinary shares. 4. 5. NON-BINDING, ADVISORY RESOLUTION. To approve the compensation of Flex's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, set forth in "Compensation Discussion and Analysis" and in the compensation tables and the accompanying narrative disclosure under"Executive Compensation" in Flex's proxy statement relating to its 2018 annual general meeting. 0 0 0 6. To approve the renewal of the Share Purchase Mandate relating to acquisitions by Flex of its own issued ordinary shares. NOTE: In their discretion, the Proxies are authorized to vote upon such other matters as may properly be put before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000385330_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined AR and Proxy Statement is available at www.proxyvote.com FLEX LTD. (Incorporated in the Republic of Singapore) (Company Registration Number 199002645H) This Proxy is Solicited on behalf of the Board of Directors 2018 Annual General Meeting The undersigned being a member of Flex Ltd. ("Flex") hereby appoints Christopher Collier or failing whom the Chairman of the annual general meeting as Proxy of the undersigned and hereby authorizes the Proxy to represent and to vote, as designated on the reverse side, all of the ordinary shares of Flex Ltd. owned by the undersigned, at the 2018 annual general meeting of Flex to be held on August 16, 2018, at 9:00 a.m. Pacific time, or at any adjournment thereof. This Proxy Card, when properly executed and returned in a timely manner, will be voted at the annual general meeting and any adjournments thereof in the manner described herein. If no contrary indication is made, this Proxy Card will be voted "FOR" the Board of Director nominees (Proposal Nos. 1 and 2), "FOR" Proposal Nos. 3 and 4, "FOR" non-binding, advisory Proposal No. 5, and "FOR" Proposal No. 6, and in accordance with the judgment of the persons named as Proxies herein on any other matters that may properly be put before the 2018 annual general meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT NOT LESS THAN 48 HOURS PRIOR TO THE TIME APPOINTED FOR THE MEETING IN THE ENCLOSED ENVELOPE. Continued and to be signed on reverse side 0000385330_2 R1.0.1.17